EXHIBIT 4.1

SCHEDULE K TO
OLEODUCTO CENTRAL AGREEMENT

TRANSPORTATION AGREEMENT

dated as of March 31, 1995

between

OLEODUCTO CENTRAL S.A.

and

[NAME OF INITIAL SHIPPER]

TRANSPORTATION AGREEMENT

     AGREEMENT, dated as of March 31, 1995, by and between [name of Initial Shipper – Ecopetrol, BPEC, TOTAL Exploratie, and Triton Colombia] a _____________ existing under the laws of __________ (herein, together with its successors and permitted assigns, called “Initial Shipper”), and OLEODUCTO CENTRAL S.A., a sociedad anónima existing under the laws of Colombia (herein, together with its successors and permitted assigns, called “Carrier”).

RECITALS

     WHEREAS:

     A.    Initial Shipper has rights to dispose of its share of production from the Cusiana Area (as hereinafter defined) and its share of production from other fields in which it owns an interest in the vicinity of the Oleoducto Central (as hereinafter defined);

     B.    Carrier wishes to grant to Initial Shipper transportation rights to ship Petroleum (as hereinafter defined) through the Oleoducto Central, subject to the terms and conditions of this Agreement;

     C.    The Parties wish to specify the terms and conditions upon which Carrier shall receive, transport, and redeliver such Petroleum through the Oleoducto Central;

     D.    Carrier and Initial Shipper are concurrently entering into an Advance Tariff Agreement (as hereinafter defined); and

     E.    Pursuant to the terms of the Oleoducto Central Agreement (as hereinafter defined), Carrier agreed to enter into this Agreement with Initial Shipper.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Initial Shipper and Carrier agree as follows:

TABLE OF CONTENTS

Page

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions	2
Section 1.2. Interpretation	2

ARTICLE TWO

TRANSPORTATION

Section 2.1. Dedication	2
Section 2.2. Release	2
Section 2.3. Performance	3

ARTICLE THREE

RIGHTS TO OLEODUCTO CENTRAL CAPACITY

Section 3.1. Entitlement to Capacity	3
Section 3.2. Other Agreements	3
Section 3.3. El Porvenir-Vasconia Segment	3
Section 3.4. Sole Risk Facilities; Entitlement to Sole Risk Capacity	4

ARTICLE FOUR

PAYMENT OF TARIFFS AND OTHER CHARGES

Section 4.1. Payment of Tariffs	4
Section 4.2. Interim Statements	4
Section 4.3. Payment In Kind	5
Section 4.4. Quarterly Reconciliation	6
Section 4.5. Disputed Bills	6
Section 4.6. Remedies of Carrier	6
Section 4.7. Taxes	8
Section 4.8. Modification of Tariff Regulations	8
Section 4.9. Right of Set Off	8

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ARTICLE FIVE

TARIFF ADVANCES AND TRANSPORTATION NOTES

Section 5.1. Commitment to Provide Tariff Advances or to Purchase Transportation Notes	8
Section 5.2. Terms of Tariff Advances and Transportation Notes	9

ARTICLE SIX

TERM

Section 6.1. Term	10
Section 6.2. Partial Termination	10
Section 6.3. Recommissioning	11

ARTICLE SEVEN

CAPACITY RELEASES; ASSIGNMENT

Section 7.1. Capacity Releases	12
Section 7.2. Conditions to Capacity Release	13
Section 7.3. Assignment by Carrier	14
Section 7.4. Assignment by Initial Shipper	14
Section 7.5. Production from Cusiana Area in Excess of Proportionate Share of Available
Capacity	17
Section 7.6. No Assignment	17

ARTICLE EIGHT

EXCUSABLE EVENT

Section 8.1. Excusable Event Defined	17
Section 8.2. Notice	18
Section 8.3. Suspension of Obligations	18
Section 8.4. Strikes	18
Section 8.5. Lack of Finances	18
Section 8.6. Obligation of Carrier	18

ARTICLE NINE

GENERAL

Section 9.1. Notices	19
Section 9.2. Entire Agreement	19
Section 9.3. Governing Law	20
Section 9.4. Commercial Obligations	20

Section 9.5. Nature of Obligations	20
Section 9.6. Waiver of Immunity	20
Section 9.7. Amendment of General Terms and Conditions	20
Section 9.8. JOA and Association Contracts	20
Section 9.9. Severability	20
Section 9.10. Further Assurances	21
Section 9.11. Headings	21
Section 9.12. Remedies	21
Section 9.13. Waiver	21
Section 9.14. Approvals	21
Section 9.15. Acknowledgement	21
Section 9.16. Counterparts	21
Section 9.17. Language of Agreement	21

Schedule A — Definitions

Schedule B — Oleoducto Central Description

Schedule C — Tariff Regulations

Schedule D — Initial Shippers General Terms and Conditions

Schedule E — Form of Transportation Note

Schedule F — Form of Designation Notice

Schedule G — Form of Disputed Invoice Notice

Schedule H — Central Llanos Contracts

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

          Section 1.1. Definitions. Unless the context otherwise requires, defined terms in this Agreement and the Schedules to this Agreement, which are identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Schedule A hereto.

          Section 1.2. Interpretation. For all purposes of this Agreement and in the Schedules to this Agreement, except as otherwise expressly provided or to the extent that the context otherwise requires:

          (a)   the terms defined herein include the plural as well as the singular and vice versa;

          (b)   words importing gender include all genders;

          (c)   any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Agreement;

          (d)   all references to this Agreement mean this Agreement, including all Schedules hereto, and the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement, as a whole and not to any particular Article, Schedule, Section or other subdivision; and

          (e)   all references herein to “generally accepted accounting principles” shall mean Accounting Principles Generally Accepted in Colombia, as in effect from time to time, all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation.

ARTICLE TWO

TRANSPORTATION

          Section 2.1. Dedication. Except as provided in Section 2.2 below and subject to the terms and conditions of this Agreement, all Petroleum lifted from the Dedicated Area by Initial Shipper or for Initial Shipper’s account shall be subject to Tariffs in accordance with the terms hereof and all of such Petroleum not consumed in operations at the Dedicated Area shall be delivered at the Cusiana Receipt Point of the Oleoducto Central.

          Section 2.2. Release. The provisions of Section 2.1 above shall not apply to quantities produced from the Dedicated Area (not exceeding the quantities that lawfully can be

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produced) for the account of Initial Shipper in excess of Initial Shipper’s Allocated Capacity in a Schedule Month for the Segment containing the Receipt Point for such production:

          (a)   if and only if (i) the Aggregate Scheduled Capacity of such Segment equals or exceeds Available Capacity of such Segment, and (ii) the Available Capacity of such Segment in the most current Schedule was less than 75% of the Throughput Capacity of such Segment; and

          (b)   if and only if (i) the Advance Tariff Agreement is no longer in full force and effect, or if the Advance Tariff Agreement is in effect, Carrier has given its prior consent, and (ii) to the extent that the daily average quantities produced in any month from the Dedicated Area exceed by 10 % or more the annual average daily throughput necessary from the Dedicated Area to satisfy the Equity Amortization Deferral Test for an Equity Amortization Period commencing during the later of (x) the then current year or (y) the year 2003, and ending as contemplated in Section 5.5 of the Oleoducto Central Agreement.

          Section 2.3. Performance. Initial Shipper shall nominate Petroleum quantities, and deliver such nominated quantities to the Receipt Points, in accordance with the provisions of the General Terms and Conditions. Carrier shall receive Initial Shipper’s Petroleum at the Receipt Points and redeliver a quantity of Petroleum at the Delivery Points corresponding to such delivered quantities in accordance with the General Terms and Conditions.

ARTICLE THREE

RIGHTS TO OLEODUCTO CENTRAL CAPACITY

          Section 3.1. Entitlement to Capacity. Initial Shipper shall, for each Segment, have the right to fully use its Proportionate Share of Available Capacity in accordance with the General Terms and Conditions.

          Section 3.2. Other Agreements. Initial Shipper acknowledges that Carrier has entered into Transportation Agreements with each of the other Initial Shippers on terms substantially the same as this Agreement except as to Proportionate Share and may in the future enter into Third Party Transportation Agreements for transportation services on the Oleoducto Central. Except as otherwise provided herein, such agreements with Third Party Shippers shall not materially alter the rights or obligations of the Parties hereunder. Carrier agrees that it shall enforce and procure that its permitted assigns with respect thereto shall enforce its rights to receive payments under such other Transportation Agreements and Third Party Transportation Agreements.

          Section 3.3. El Porvenir-Vasconia Segment. The Carrier shall transport up to 100,000 Standard Barrels of Petroleum per day pursuant to the contracts listed, and the fields referred to, in Appendix H (the “Existing Fields”) as of the effective date of this Agreement through the El Porvenir-Vasconia Segment, and, until the earlier of Completion and December 31, 1997, the transportation of such Petroleum, notwithstanding any provision to the contrary herein, shall have priority in respect of the transportation of Cusiana Petroleum as follows:

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          (a)   Normal Operations. At such times as the capacity of the El Porvenir-Vasconia Segment exceeds 150,000 Standard Barrels per day, the Existing Fields shall have priority up to the first 100,000 Standard Barrels per day and Cusiana Petroleum shall have priority in filling the capacity within the 100,000 Standard Barrels per day not used by the Existing Fields. Cusiana Petroleum shall have priority in respect of any capacity exceeding 100,000 Standard Barrels per day.

          (b)   Curtailment. If Available Capacity in the El Porvenir-Vasconia Segment is less than 150,000 Standard Barrels per day, of if transportation capacity in the El Porvenir-Vasconia Segment is reduced in a Schedule Month to less than 150,000 Standard Barrels per day, then the allocation of capacity between Petroleum produced from Existing Fields and Cusiana Petroleum shall be made under the following rules:

               (i)   the first 50,000 Standard Barrels per day shall be allocated to Petroleum from the Existing Fields; and

               (ii)   the next 100,000 Standard Barrels per day shall be allocated equally between Petroleum produced from the Existing Fields and Cusiana Petroleum.

          Section 3.4. Sole Risk Facilities; Entitlement to Sole Risk Capacity. Initial Shipper shall have the same right to make, and shall be subject to the same obligations in respect of making, a Capital Investment Proposal or a Sole Risk Proposal to Carrier as a Shareholder under the Oleoducto Central Agreement, and Article Six thereof shall apply mutatis mutandis to any such proposal. Initial Shipper shall have the right to use, and shall have all obligations in respect of the use of, any Sole Risk Facilities owned in whole or in part by Initial Shipper or any Affiliate of such Initial Shipper in accordance with the terms of the Oleoducto Central Agreement.

ARTICLE FOUR

PAYMENT OF TARIFFS AND OTHER CHARGES

          Section 4.1. Payment of Tariffs. Initial Shipper shall pay to Carrier the Tariffs in accordance with this Agreement, the Tariff Regulations and the General Terms and Conditions. Tariff payments shall be due and owing in arrears, and payable in cash or in kind as provided in Section 4.3 of this Agreement. All Tariffs shall be calculated in dollars and payable in dollars outside Columbia [for Ecopetrol – or, at the election of, and up to an amount mutually determined by, Ecopetrol and Carrier in pesos inside Colombia provided that such amount shall not exceed the amount of Carrier’s peso obligations due within one month of such Tariff payment and shall be calculated at the peso/dollar exchange rate in effect on the date of such Tariff payment] to the account or accounts maintained by Carrier at the financial institution or institutions designated by Carrier in writing to Initial Shipper.

          Section 4.2. Interim Statements. Carrier shall send to Initial Shipper on or before the twentieth day of each month an interim statement setting forth the amount payable by Initial Shipper for the current month based on its Nominated Capacity and aggregate Net Deliveries for such month.

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           Section 4.3. Payment In Kind. (a) Subject to the provisions of Section 4.3(b) below, Initial Shipper irrevocably authorizes Carrier to withdraw and dispose of Petroleum [in case of Ecopetrol (except with regard to Royalty Oil)] delivered to Carrier by Initial Shipper in a month in an amount sufficient to pay the amount of Tariffs, Surcharges, tariff increases referred to in Section 4.2 of the Tariff Regulations, Tariff Advances and Transportation Notes due and owing hereunder with respect to the transportation of such Petroleum [in case of Ecopetrol (including Royalty Oil)] in any prior month and not for any other purpose. Carrier shall so withdraw and dispose of such Petroleum in accordance with the procedures of this Section 4.3.

           (b)   Carrier shall not withdraw and dispose of Initial Shipper’s Petroleum (and the authorization under Section 4.3(a) above shall be suspended) if (i) on or before the later of 15 days after delivery of the interim statement provided for in Section 4.2 of this Agreement or the fifth day of the month next succeeding the month in which such interim statement is delivered, Initial Shipper pays to Carrier by wire or other electronic funds transfer (in accordance with reasonable procedures and instructions provided by Carrier) the amount specified in such interim statement or (ii) there is a Disputed Invoice Notice and there is no Related Senior Debt outstanding under the Related Senior Debt Tranche, Initial Shipper complies with Section 4.5(b) of this Agreement.

           (c)   Unless the authorization to do so is suspended in accordance with Section 4.3(b) above, Carrier shall sell Initial Shipper’s Petroleum under any commercially reasonable terms available to Carrier in dollars, provided that the terms of such sale shall provide for payment outside Colombia unless [in Carrier’s sole judgment materially superior commercial terms are available for payment inside Colombia] [in the case of TOTAL — otherwise required by applicable Colombian law] and such payment inside Colombia would not adversely affect Carrier’s ability to meet any of its payment obligations denominated in Dollars and payable outside Colombia. From such proceeds Carrier shall be entitled to deduct, cause payment to it and retain the amount due and owing hereunder in respect of Tariffs, Charges, Surcharges, tariff increases referred to in Section 4.2 of the Tariff Regulations, Tariff Advances and payments for Transportation Notes and the following charges (collectively, “Charges”):

                 (i)   all reasonable costs and expenses (including, without limitation, marketing and insurance expenses) incurred by, and any taxes imposed upon, Carrier in storing, removing and selling such Petroleum (collectively, “Handling Costs”);

                 (ii)   interest on all Handling Costs, calculated at the Applicable Rate, from the date Carrier incurs such expenses to the date Carrier is reimbursed such expenses from sale proceeds; and

                 (iii)   interest on all overdue Tariffs, Tariff Advances and payments for Transportation Notes calculated at the Applicable Rate, from the later of 15 days after delivery of the interim statement or the fifth day of the month net succeeding the month in which such interim statement was delivered until the date Carrier is paid such Tariff charges from such sale proceeds.

          (d) On or before the fifth day following Carrier’s withdrawal and sale of Initial Shipper’s Petroleum under Section 4.3(c) above, Carrier shall deliver to Initial Shipper a

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statement showing in reasonable detail the amount of sale proceeds to be realized and itemizing all Charges to be deducted from such proceeds. Carrier shall then promptly cause the purchaser in such sale to pay to Carrier an amount of such sale proceeds equal to such Charges and to then pay to Initial Shipper (or its designee as instructed by Initial Shipper substantially in the form of Schedule F) any remaining proceeds after deduction for all Charges paid to Carrier. Such payment shall be made in dollars into an account outside [for Ecopetrol — or in pesos inside] Colombia [as set forth in paragraph (c) above,] to the account or accounts maintained by Initial Shipper at the financial institution or institutions designated in writing by Initial Shipper to Carrier.

          Section 4.4. Quarterly Reconciliation. Within thirty days after each calendar quarter, Carrier shall provide each Initial Shipper with a statement (a “Reconciliation Statement”) reconciling all interim statements sent during the preceding calendar quarter, showing for such period: (i) Nominated Capacity, (ii) actual measured Receipts, and (iii) the amounts paid and payable (including the penalty amounts, if any, under Section 4.6 of this Agreement). Carrier shall credit to Initial Shipper the amount of any surplus, or Initial Shipper shall owe to Carrier any deficiency, arising from the sum of the difference between amounts shown on interim statements for such period and amounts actually owed by Initial Shipper based on its Nominated Capacity and measured Receipts for the same period. Carrier shall make the appropriate adjustments in the payment amounts in the interim statement next following the delivery of the Reconciliation Statement to reflect the surplus or deficiency specified in the Reconciliation Statement.

           Section 4.5. Disputed Bills. (a) If Initial Shipper disputes any part of any interim statement, it shall so advise Carrier by prompt written notice (a “Disputed Invoice Notice”) substantially in the form attached as Schedule G hereto. For so long as any Related Senior Debt is outstanding, absent manifest error, Initial Shipper shall pay to Carrier the full amount of the interim statement when due despite the Disputed Invoice Notice. Upon receipt of a Disputed Invoice Notice, Carrier shall act promptly and cooperate fully with Initial Shipper for the conduct of a joint audit to determine the correctness of the amount in dispute. If it is determined that such amount, or any portion thereof, was incorrectly paid by Initial Shipper, then Carrier shall immediately refund to Initial Shipper the amount of any such overpayment, with interest, calculated at the Applicable Rate, from and including the date 10 Business Days after delivery of Initial Shipper’s Disputed Invoice Notice until but excluding the date such overpayment is refunded.

           (b)   If there is no Senior Debt outstanding under the Related Senior Debt Tranche, absent manifest error, at Carrier’s request, Initial Shipper shall pay to Carrier the full amount of the interim statement when due despite the Disputed Invoice Notice. If it is determined that such amount, or any portion thereof, was incorrectly paid by Initial Shipper, then Carrier shall immediately refund to Initial Shipper the amount of any overpayment, with interest, calculated at the Applicable Rate, from and including the date of delivery of Initial Shipper’s Disputed Invoice Notice until but excluding the date such overpayment is refunded.

           Section 4.6. Remedies of Carrier. (a) If Initial Shipper has not paid any Tariffs, Charges, Surcharges, Tariff Advances or Transportation Notes due to Carrier hereunder, and such failure to pay has continued for 30 days after notice from Carrier to Initial Shipper, Carrier

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may charge Initial Shipper a tariff surcharge equal to 50% of the Tariff otherwise applicable to Initial Shipper for the transportation of Petroleum hereunder for a period beginning on the thirty-first day after such notice and continuing until the expiration of 180 days after the date on which Initial Shipper has paid in full all Tariffs, Charges, Surcharges, Tariff Advances and Transportation Notes due hereunder.

           (b)   If Carrier has unrecovered Tariffs, Charges, Surcharges, Tariff Advances or Transportation Notes outstanding for a period of 60 days, and Carrier reasonably believes that it cannot sell Initial Shipper’s Petroleum on commercially reasonable terms sufficient to recover all Tariffs, Charges, Surcharges, Tariff Advances or Transportation Notes in the next 30 days, then Carrier may suspend receipt of Petroleum from Initial Shipper until:

                 (i)   all Tariffs, Charges, Surcharges, tariff increases referred to in Section 4.2 of the Tariff Regulations, Tariff Advances and payments for Transportation Notes due and owing hereunder have been paid to Carrier in full; and

                 (ii)   there is in effect in each Schedule Month a letter of credit, or similar credit guaranty, from a financial institution reasonably acceptable to Carrier, for the benefit of Carrier, securing the payment of all Tariffs, Charges, Tariff Advances and Transportation Notes applicable to Petroleum volumes nominated by such Initial Shipper in the relevant Nomination Month;

provided that such suspension shall not relieve Initial Shipper from any obligation to pay any amounts due and owing hereunder, and provided further that under no circumstances shall Carrier have the right to suspend receipt of Cusiana Petroleum from Initial Shipper.

           To the extent that Carrier has suspended receipt of Petroleum from Initial Shipper under this Agreement and any of the Initial Shipper’s Proportionate Share of Available Capacity is not nominated by other Initial Shippers for shipment of Cusiana Petroleum, Carrier agrees, so long as such suspension shall continue, to use its Reasonable Efforts to market Petroleum transportation services to third parties in respect of such unused Proportionate Share, at Tariffs at least equal to the Third Party Tariff and with other terms at least as favorable to Carrier as those provided for in this Agreement. If such Tariffs or other terms cannot be obtained by Carrier, Carrier agrees to use its Reasonable Efforts to market Petroleum transportation services to third parties on terms no more favorable than the terms of any existing Transportation Agreement and on terms and conditions no more favorable to the prospective shipper than those applicable to the Initial Shipper. The rights of any such other Third Party Shipper or Initial Shipper with respect to such Available Capacity shall terminate upon the reinstatement of the right of Initial Shipper to use such capacity and shall always be subject to the terms and conditions of, the priorities set forth in, and the rights of the Initial Shipper under, this Agreement (including its rights to ship Petroleum and to receive its share of Overutilizer Premiums and Established Third Party Premiums paid by others), as such rights have been or may be modified by agreement or waiver of Initial Shipper. For the avoidance of doubt, the transportation rights of such shipper would be interruptible in favor of the transportation rights of the Initial Shipper and, with respect to Cusiana Petroleum, the other Initial Shippers under their respective Transportation Agreements. Notwithstanding the foregoing, Carrier shall in no event enter into any such transportation agreement with any party if the transportation of Petroleum pursuant thereto would disrupt the

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construction or operation of the Oleoducto Central or prejudice the transportation of Cusiana Petroleum as reasonably determined by Carrier and Initial Shippers. The provisions of Sections 7.1 and 7.2 of this Agreement shall not be applicable with respect to unused Available Capacity resulting from suspension pursuant to this paragraph, and any Tariffs received by Carrier with respect to the use thereof shall be deposited in the Related Account or any other account designated pursuant to an agreement for the deposit of Tariffs paid by Initial Shipper for the benefit of the holders of Senior Debt as provided therein, and shall otherwise be treated for all purposes of this Agreement as a payment by Initial Shipper of Tariffs hereunder.

           (c)   In addition to the remedies provided herein, Carrier may enforce any remedies available to it under Colombian law with respect to any breach by Initial Shipper of its obligations hereunder, provided that this Section 4.6(c) shall not entitle Carrier to suspend receipt of Cusiana Petroleum from Initial Shipper or the transportation thereof through the Oleoducto Central.

          Section 4.7. Taxes. Each Party shall bear all taxes imposed on or assessed against such Party with respect to the transportation of Petroleum hereunder.

          Section 4.8. Modification of Tariff Regulations. The Parties agree that if (i) the tariff applicable to Third Party Shippers in any Segment is less than the sum of the Initial Shipper Tariff plus the Third Party Premium allocated to such Segment divided by the Aggregate Scheduled Capacity for such Segment and under applicable Colombian law tariffs equal to or higher than such sum cannot be levied by Carrier, or (ii) as a result of any change in Colombian laws generally, Carrier has insufficient earnings to provide the returns to Shareholders provided for in Section 5.4(b) of the Oleoducto Central Agreement, Carrier and such Initial Shipper, together with the other Initial Shippers, shall take all reasonable commercial measures available under Colombian law to effect changes to the Tariff Regulations or make any other economic changes necessary (including the imposition of other charges or fees for the use of the Oleoducto Central) to obtain a premium to the Initial Shipper Tariff in the tariff applicable to Third Party Shippers at least equal to the Third Party Premium and to achieve the returns to Shareholders provided for in Section 5.4(b) of the Oleoducto Central Agreement without in any respect prejudicing the economic interest of the Initial Shippers and Shareholders as contemplated in the Tariff Regulations and the Oleoducto Central Agreement, respectively.

           Section 4.9. Right of Set Off. The Parties agree that Carrier shall have the right, in its sole discretion, to set off against sums due by it under any loan, note or credit held by Initial Shipper or, with respect to Transportation Notes issued pursuant hereto, its designee the unpaid amount of any Equity Contributions with respect to which the Shareholder that is a Person in Initial Shipper’s Initial Shipper Group is in default. Initial Shipper shall procure that holders of such Transportation Notes agree to such right of set off.

ARTICLE FIVE

TARIFF ADVANCES AND TRANSPORTATION NOTES

          Section 5.1. Commitment to Provide Tariff Advances or to Purchase Transportation Notes. If in the six month period ending on any Semi-annual Payment Date

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Non-Cash Items paid or required to have been paid into the Related Account during such period are less than the amount of Carrier’s scheduled repayment of principal of Related Senior Debt due on such Semi-annual Payment Date, Initial Shipper shall, on the date specified in the written notice from Carrier referred to below, at Initial Shipper’s election (a) provide Carrier with such amount in tariff advances (“Tariff Advances”) payable in cash and/or (b) purchase, in accordance with applicable law, or procure a financial institution duly authorized to provide foreign indebtedness according to Colombian law (a “Financial Institution”) to purchase, Transportation Notes of Carrier for cash, in each case in an amount equal to such shortfall, provided that Initial Shipper shall not be obligated to provide Tariff Advances or purchase, in accordance with applicable law, or procure the purchase of Transportation Notes to the extent that such shortfall arises from (i) the failure by any other Shipper to pay when due any Tariffs under its Transportation Agreement or Third Party Transportation Agreement, as the case may be, or (ii) the failure by any other Initial Shipper to pay when due any amounts under its Advance Tariff Agreement of even date herewith with Carrier. By notice to Initial Shipper not less than 10 Business Days prior to the scheduled repayment date of such principal of Related Senior Debt, Carrier shall request such Tariff Advances to be made (or, at Initial Shipper’s election, Transportation Notes to be purchased). Such notice shall specify the date of payment, or purchase, as the case may be, of such Tariff Advance or Transportation Note, which in each case shall be a date not more than two Business Days prior to such Semi-annual Payment Date. No Tariff Advance will be credited nor Transportation Note issued prior to payment in full of such Tariff Advance or payment of the purchase price of such Transportation Note, as the case may be.

           Section 5.2. Terms of Tariff Advances and Transportation Notes. (a) Unless otherwise unanimously agreed by Carrier and all Initial Shippers, each Tariff Advance and Transportation Note shall bear interest accruing from the date of payment in full of such Tariff Advance or of the purchase price of such Transportation Note, payable semi-annually in arrears, at the Benchmark Interest Rate until all Senior Debt under the Related Senior Debt Tranche has been repaid in full and shall bear interest, payable monthly in arrears, thereafter at the Benchmark Interest Rate. All Tariff Advances shall be repayable and all Transportation Notes shall be repurchased in cash by Carrier in accordance with Section 5.2(b) below no later than the earlier of (i) January 1, 2013 and (ii) the date on which Carrier’s assets have been fully depreciated based on their capital cost at Completion and shall otherwise have any minimum maturity required by applicable law in order to avoid any minimum deposit requirements. Tariff Advances shall be evidenced by entries in the books and records of Carrier and outstanding amounts of Tariff Advances shall be reflected in each monthly statement delivered to Initial Shipper by Carrier hereunder. Transportation Notes shall be evidenced by notes substantially in the form of Schedule E attached hereto.

           (b)   Subject to Section 5.4(a) of the Oleoducto Central Agreement, the requirements of the other Financing Agreements related to the Related Senior Debt and any agreement entered into for the benefit of the holders of Related Senior Debt and Section 5.2(d) below, to the extent Carrier has Cash-on-Hand, Carrier shall repay an amount of Tariff Advances in cash or repurchase Transportation Notes, in each case in whole or in part, for cash from Initial Shipper or a Financial Institution on any Monthly Payment Date when Non-Cash Items paid into the Related Account in the immediately preceding month exceed any principal amount of Related Senior Debt due (whether at maturity or by redemption) on any such Monthly Payment

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Date at a price equal to 100% of the outstanding amount of Tariff Advances or principal amount of Transportation Notes, as the case may be.

           (c)   Initial Shipper shall not offer, sell, pledge or otherwise transfer any Tariff Advances or Transportation Notes held by it or a Financial Institution to a third party except in connection with the assignment of all of Initial Shipper’s rights and obligations hereunder in accordance with Section 7.4 of this Agreement, provided that at the direction of Initial Shipper, a Financial Institution may transfer Transportation Notes to other Financial Institutions. Initial Shipper shall cause any Financial Institution that purchases Transportation Notes to agree in writing for the benefit of Carrier in form and substance reasonably satisfactory to Carrier to comply with this Section 5.2(c) .

           (d)   Tariff Advances shall be subordinated in right of payment to Senior Debt under the Related Senior Debt Tranche to the same extent as Transportation Notes as set forth in Paragraph 8 thereof, shall be of limited recourse to the same extent as Transportation Notes as set forth in Paragraph 11 thereof and shall have all of the other terms and conditions of Transportation Notes, provided that they shall be evidenced by entries in the books and records of Carrier and not by any note. Such Tariff Advances shall rank pari passu with Transportation Notes issued pursuant to this Agreement.

ARTICLE SIX

TERM

           Section 6.1. Term. This Agreement shall become effective when executed and delivered by the Parties and shall continue in full force and effect through December 31, 2093 unless earlier terminated in part in accordance with the Section 6.2 below, provided, however, that any rights, including the right to receive (a) Overutilizer Premiums pursuant to Section 3.2(b), (b) Established Third Party Premiums pursuant to Section 3.3(b), (c) Surcharges pursuant to Section 3.8 of the Tariff Regulations or (d) excess credits pursuant to Section 3.9 of the Tariff Regulations, and obligations, in each case existing prior to termination, shall survive any termination of this Agreement.

          Section 6.2. Partial Termination. (a) Initial Shipper may terminate this Agreement in part as specified in Section 6.2(b) below by notice to Carrier in writing at any time after [for private Initial Shippers — the date on which Initial Shipper’s rights and benefits under the Association Contracts terminate] [for Ecopetrol — the date on which the earlier of the following occurs: (i) the completion of Equity Amortization and (ii) the sale by each of IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., or their successors, of their shares in Carrier to Initial Shipper, or its successor, in accordance with the provisions of the Share Transfer Agreement, [in case of Ecopetrol — provided that Initial Shipper may not terminate this Agreement so long as any other Initial Shipper’s rights and benefits under the Association Contracts have not terminated,] effective as of the date specified in such notice, which effective date shall not be earlier than 90 days after the date such notice is delivered to Carrier.

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          (b)   In the event of a termination in part pursuant to Section 6.2(a) above, Articles Three and Nine shall survive until termination of this Agreement pursuant to Section 6.1 above. In lieu of the provisions of this Agreement other than Articles Three and Nine and from the date of termination pursuant to Section 6.2(a) above, there shall be substituted either (i) such other provisions as may be agreed to by the Parties, or (ii) failing such agreement, provisions which provide all of the following:

               (A)   a tariff established in accordance with the Tariff Regulations that would, among other matters, yield an amount equal to the sum of such components of the Annual Revenue Requirement as are then applicable if charged as a uniform per Standard Barrel rate for all volumes of Petroleum transported through the Oleoducto Central for all Shippers and Surcharges established and collected in accordance with this Agreement;

               (B)   in the event of Nominations in excess of Available Capacity, a pro rata reduction in Initial Shipper’s service in parity with reductions for the most favored class of firm transportation service provided by Carrier;

               (C)   payment terms and other commercial terms at least as favorable as those applicable to any other Petroleum transportation services provided by Carrier;

               (D)   a prohibition on assignments by Initial Shipper, in whole or in part, of its rights without Carrier’s written consent, which shall not be unreasonably withheld;

               (E)   a right of first refusal and participation rights, consistent with the provisions of Section 7.1 of this Agreement, in favor of all other Initial Shippers if an Initial Shipper proposes to release any of its Proportionate Share of Available Capacity; and

               (F)   no charge or penalty to Initial Shipper for a failure to use its Allocated Capacity for any period or periods.

          (c)   Unless otherwise specified in any assignment agreement with an assign permitted under Section 7.4 of this Agreement, any rights hereunder that survive any partial termination of this Agreement pursuant to this Section 6.2 shall be vested in Initial Shipper and its successors but not any assign thereof.

           Section 6.3. Recommissioning. In the event of the implementation of or a proposal to implement a Recommissioning Proposal not adopted by a unanimous vote of the Board of Directors, Carrier and Initial Shipper shall negotiate in good faith the necessity of any amendment to the provisions hereof, including, without limitation, the provisions relating to Initial Shipper’s entitlement to capacity of the Oleoducto Central (including any additional capacity resulting from such implementation).

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ARTICLE SEVEN

CAPACITY RELEASES; ASSIGNMENT

           Section 7.1. Capacity Releases. (a) If an Initial Shipper (a “Release Shipper”) desires to release any of its Proportionate Share of Available Capacity (“Release Capacity”), either before or after receiving any offer from a third party, it shall so notify Carrier. If such Initial Shipper or Carrier receives a bona fide, firm offer from a third party (which may be another Initial Shipper) for an assignment of a uniform, undivided part of the rights and obligations of any Initial Shipper under its Transportation Agreement, it shall so notify Carrier or each other Initial Shipper, respectively. Such notice shall include (i) any consideration proposed to be paid, (ii) the portion of Proportionate Share of Available Capacity to be assigned (the “Release Percentage”), (iii) the proposed tariff in respect of the Release Capacity (which, in the case of a third party, shall be equal to or greater than the Third Party Tariff and, in the case of an Initial Shipper, at least equal to the Overutilizer Tariff), (iv) the effective period of such assignment (the “Release Term”) and (v) any other material terms.

          (b)   Carrier shall immediately notify each other Initial Shipper of the contents of any notice by any Release Shipper that it desires to Release Capacity or of any notice of a third party offer received under Section 7.1(a) above (each such notice by Carrier herein called a “Capacity Release Notice”). Within 30 days of receipt of a Capacity Release Notice, an Initial Shipper may by notice to Carrier elect (i) to receive, subject to (c) below, from Release Shipper an assignment of all of the Release Capacity and the corresponding obligations for the Release Term (but excluding any consideration to be paid to Release Shipper contained in any firm offer from a third party (which may be another Initial Shipper)), or, if less than all of such Release Capacity, an amount that, when added to the Release Capacity requested to be received by any other Initial Shipper, is equal to or greater than such Release Capacity, or (ii) to assign, on the same terms and conditions set forth in the Release Notice, subject to (c) below, all of the Release Capacity to the third party (which may be another Initial Shipper). If one or more Initial Shippers makes such a timely election to receive or to assign, as the case may be, Release Capacity, then each electing Initial Shipper (including Release Shipper) shall have the right to receive or assign, as the case may be, a percentage (a “Proportionate Percentage”) of the Release Capacity and the corresponding obligations in the proportion of its Proportionate Share to the aggregate of the Proportionate Shares of all Initial Shippers electing to so receive such an assignment or to so assign, as the case may be, provided that, unless otherwise agreed by each of the electing Initial Shippers, if any Initial Shipper making such an election assigns less than its Proportionate Percentage of Release Capacity, then the Release Shipper shall be entitled to assign any remaining portion of the Release Capacity in accordance with all of the terms of this Section 7.1 but excluding the last sentence of this Section 7.1(b) . If no timely election is so made, then the Release Shipper may assign the Release Capacity to the third party on the terms and conditions specified in the applicable Capacity Release Notice. Any change from the terms and conditions specified in the Capacity Release Notice shall constitute a new offer subject again to the provisions of this Section 7.1.

          (c)   If a Release Shipper or Shippers assign the Release Capacity to an Initial Shipper or Shippers and the tariff specified in the Capacity Release Notice is equal to or less than the Overutilizer Tariff, (i) the applicable tariff shall be the Overutilizer Tariff and (ii) the

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difference between such tariff and the Initial Shipper Tariff, shall be deemed to be an Overutilizer Premium and shall be allocated in whole to the Release Shipper or Shippers in proportion to the respective Release Percentages released. If the Release Shipper or Shippers assigns the Release Capacity to an Initial Shipper or Shippers and the tariff specified in the Capacity Release Notice is greater than the Overutilizer Tariff, (A) the applicable tariff shall be that specified in the Capacity Release Notice, (B) the amount by which such tariff exceeds the Overutilizer Tariff shall be deemed to be an Established Third Party Premium and allocated among Initial Shippers in accordance with the terms hereof, and (C) the portion of the applicable tariff equal to the amount by which the Overutilizer Tariff exceeds the Initial Shipper Tariff shall be allocated in whole to the Release Shipper or Shippers in proportion to the respective Release Percentages released. If the Release Shipper or Shippers assign the Release Capacity to a third party, (x) the tariff shall be the higher of the tariff specified in the Capacity Release Notice and the Third Party Tariff as then approved by the MME, (y) the amount by which such tariff exceeds the Overutilizer Tariff shall be deemed to be an Established Third Party Premium and allocated among Initial Shippers in accordance with the terms hereof, and (z) the portion of the applicable tariff equal to the amount by which the Overutilizer Tariff exceeds the Initial Shipper Tariff shall be deemed to be an Overutilizer Premium and shall be allocated in whole to the Release Shipper or Shippers in proportion to the respective Release Percentages released.

          (d)   If an Initial Shipper requests that each other Initial Shipper Release Capacity to such Initial Shipper under Section 7.1(a) on a ship or pay basis for a term of at least two years at a Tariff at least equal to the Overutilizer Tariff and the other Initial Shippers refuse to release to such requesting Initial Shipper an amount of Release Capacity that in the aggregate is at least equal to the Release Capacity requested, the requesting Initial Shipper shall be entitled to make a Sole Risk Proposal reasonably related, in Carrier’s sole judgment, to the Release Capacity sought to be released by such Initial Shipper less the aggregate amount of Release Capacity offered to be so released by the other Initial Shippers. Any Sole Risk Capacity resulting from such Sole Risk Proposal may be used by such requesting Initial Shipper if it is a Full Nominator with respect to any Segment to which such Sole Risk Capacity relates.

           Section 7.2. Conditions to Capacity Release. (a) As a condition to the assignments allowed under Section 7.1 above, either (i) the Release Shipper and its assignee shall execute and deliver, in form and substance reasonably acceptable to Carrier and its permitted assignee, an instrument of assignment, whereby the assignee unconditionally agrees to be bound by all the terms and conditions of the applicable Transportation Agreement, subject to Section 7.1(c) above, in each case to the extent of the Release Percentage of Allocated Capacity assigned (with copies thereof certified to be true by the Release Shipper or Shippers and its or their assignees to be delivered to Carrier), or (ii) each Release Shipper shall execute and deliver an amendment to its Transportation Agreement reducing or increasing its Proportionate Share by the assigned percentage, and the assignee shall execute and deliver a Transportation Agreement, specifying the assigned percentage as the assignee’s Proportionate Share, with terms and conditions substantially identical to the original Transportation Agreement, subject to Section 7.1(c) above, giving effect to the terms of Section 7.1 above, in form and substance reasonably satisfactory to Carrier. Any such assignment shall be effective upon such execution and delivery of such documents.

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          (b)   An Initial Shipper shall not be eligible to bid for and may not acquire Release Capacity unless it has paid all Tariffs, Charges, Surcharges, Tariff Advances and Transportation Notes due hereunder at the time of such bidding and of such acquisition.

          (c)   In the event of a release of Release Capacity pursuant to Section 7.1 above, the Release Shipper shall remain liable for any obligations or liabilities of the party or parties acquiring such Release Capacity unless such acquiring party is an Initial Shipper, in which case such Initial Shipper shall assume such obligations and liabilities for the term of such assignment and the Release Shipper shall be released from such obligations.

           Section 7.3. Assignment by Carrier. (a) Carrier may assign its rights and obligations hereunder to any Person concurrently with the acquisition by such party of all or substantially all of the Oleoducto Central facilities, provided that such assignee has assumed all Carrier’s obligations and liabilities under any Related Senior Debt.

          (b)    Except as provided in Section 7.3(a) above, Carrier may not otherwise assign this Agreement or any of its rights or proceeds hereunder, or create enforceable third party rights herein, to or in any Person not a party hereto (or an Affiliate of a party hereto) except that Carrier may assign to any Person, in each case with the prior written consent of Initial Shipper, all or any part of Carrier’s rights hereunder to any trustee for the benefit of providers of non-subordinated liabilities of Carrier secured by an interest in the Related Account. If Initial Shipper consents, Carrier agrees to execute and deliver all consents and documents reasonably necessary to effect such assignment and to create a valid and perfected security interest herein. The claims and rights of each such permitted assignee shall rank pari passu with the claims and rights of all permitted assignees irrespective of the time or times at which prior, concurrent or subsequent assignments under this paragraph (b) are made or perfected. Subject to compliance with the terms of any such assignment, any such permitted assignee shall have the benefit of the representations and warranties of Initial Shipper and may enforce the obligations of Initial Shipper as if such permitted assignee were a party hereto.

           Section 7.4. Assignment by Initial Shipper. (a) Subject to paragraph (d) below, Initial Shipper may assign its entitlement to Available Capacity hereunder and its other obligations and rights hereunder (“Assignable Rights”) only in the following circumstances:

               (i)    all or any part of the Assignable Rights to any Person in connection with the simultaneous transfer (A) to such Person of an undivided interest held by Initial Shipper or its Affiliates in the Association Contracts equal (after appropriate adjustments for Royalty Oil) to the Assigned Percentage times all such undivided interests in the Association Contracts, and (B) to such Person or an Affiliate thereof of that number of Shares of Carrier held by any Shareholder that is a Person in Initial Shipper’s Initial Shipper Group which is equal to the Assigned Percentage of all outstanding Shares of Carrier (but not more than the Shares so held) pursuant to and in accordance with the conditions set forth in Article Ten of the Oleoducto Central Agreement, provided this clause (B) shall not apply if no member of Initial Shipper’s Initial Shipper Group holds any Shares; “Assigned Percentage” means the entitlement to Available Capacity being assigned under clause (i) or (ii), as the case may be, of this

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Section 7.4(a) divided by the total Available Capacity under all Transportation Agreements expressed as a percentage;

               (ii)    all or any part of the Assignable Rights to any Person in connection with a transfer to such Person or its Affiliate of that number of Shares held by the Shareholder that is equal to the Assigned Percentage times all the Shares of Carrier outstanding, such transfer being made pursuant to and in accordance with the conditions set forth in Article Ten of the Oleoducto Central Agreement; provided that the transfer of such Assignable Rights shall not be permitted under this clause (ii) to the extent the number of Shares so held is less than that required to be transferred by this clause;

               (iii)   all or any part of the Assignable Rights hereunder to any Affiliate of Initial Shipper, provided that Initial Shipper remains liable hereunder; or

               (iv)   all of the Assignable Rights hereunder to any Person in connection with the assignment by Initial Shipper to such Person of all or substantially all of its assets (including all of its undivided interest in the Association Contracts) by acquisition, amalgamation, merger or other business combination.

           (b)   For purposes of determining the Tariffs applicable to Initial Shipper and any Person that is an assignee permitted by paragraph (a) above, the following rules shall apply:

               (i)   if such Person is an assignee pursuant to paragraph (a)(i), (iii) or (iv) above, such Person shall pay the Initial Shipper Tariff on its Proportionate Volumes and, subject to paragraph (d)(iii) below, the Overutilizer Tariff on its Overuse Volumes;

               (ii)   if such Person is an assignee pursuant to paragraph (a)(ii) above, (A) such Person shall pay the Initial Shipper Tariff on all shipments of its Proportionate Volumes of the sum of (1) Petroleum produced by such Person or any of its Affiliates by virtue of its or their interest under a contract, concession or other grant to produce such Petroleum and (2) Cusiana Petroleum produced by such Initial Shipper or any of its Affiliates, in each case by virtue of its or their respective interests under a contract, concession or other grant to produce such Cusiana Petroleum, and (B) subject to paragraph (d)(iii) below, such Person shall pay the Overutilizer Tariff on all shipments of its Overuse Volumes of Petroleum produced by such Person or any of its Affiliates by virtue of its or their interest under a contract, concession or other grant to produce such Petroleum; and

               (iii)   if, after giving effect to the provisions of clauses (i) and (ii) above and of paragraph (d)(iii) below, neither the Initial Shipper Tariff nor the Overutilizer Tariff is applicable to any volume of Petroleum shipped by such Initial Shipper or any Person that is an assignee pursuant to paragraph (a) above, the Third Party Tariff shall apply to such volume.

          (c)   In the event of an assignment by Initial Shipper pursuant to paragraph (a)(ii) above, such Initial Shipper agrees, and shall procure that the assignee pursuant to such paragraph shall agree for the benefit of Carrier, that all Cusiana Petroleum shipped by such Initial Shipper or its Affiliates or by such assignee or its Affiliates shall be nominated for

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shipment by such Initial Shipper up to its Proportionate Share of Available Capacity with the balance nominated for shipment by such assignee up to its Proportionate Share of Available Capacity. It is expressly understood that Carrier shall ship Cusiana Petroleum produced by such Initial Shipper on the terms and conditions contained herein.

           (d)   No assignment of any Assignable Rights to any Person may be made by Initial Shipper pursuant to paragraph (a) above unless each of the following conditions is met:

               (i)   so long as the Advance Tariff Agreement between Carrier and such Initial Shipper is in effect, such Person is the assignee pursuant to the terms of such Advance Tariff Agreement of the Assigned Percentage of the rights and obligations under all Advance Tariff Agreements; provided that no transfer of Assignable Rights shall be permitted under this clause to the extent the rights and obligations under the Advance Tariff Agreement held by the Initial Shipper are less than those required to be assigned by this clause;

               (ii)   to the extent such Initial Shipper or any of its Affiliates, successors and assigns under the Association Contracts hold any undivided interest in the Association Contracts, such Initial Shipper and its Affiliates, successors and assigns under the Association Contracts shall remain liable under Article Two and Section 4.3 of the Agreement and Article Four of the Tariff Regulations with respect to any Cusiana Petroleum shipped by it or them or on its or their behalf;

               (iii)   the right to ship Petroleum using Overuse Volumes and to pay Overutilizer Tariffs in respect thereof may only be assigned to such Person if such Person, after giving effect to the assignment, holds the largest undivided interest in the Association Contracts compared to any other assignee of part or all of such interest from such Initial Shipper, provided that in no event shall more than one party among such Initial Shipper and each of its assigns have such right to ship Overuse Volumes and pay the Overutilizer Tariff in respect thereof, provided further, that if such Person is not assigned the right to pay Overutilizer Tariffs on its Overuse Volumes, it shall pay the Third Party Tariff on such Overuse Volumes;

               (iv)   such Person executes and delivers to Carrier a written undertaking reasonably satisfactory to Carrier and its permitted assignee, whereby such Person agrees to be bound by all of the terms and conditions of this Agreement and, with respect to Article Four of the Tariff Regulations, shall be deemed for purposes thereof to be such Initial Shipper;

               (v)   such Initial Shipper executes and delivers to Carrier a written undertaking reasonably satisfactory to Carrier whereby such Initial Shipper agrees to be bound by, and to cause its Affiliates, successors and assigns under the Association Contracts holding undivided interests in the Association Contracts to be bound by, their remaining obligations hereunder as specified in clause (ii) above; and

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               (vi)   there is no default under any obligation of such Initial Shipper in this Agreement or of a Person in its Initial Shipper Group in its Advance Tariff Agreement.

          (e)   Following any assignment permitted by paragraph (a) above, (i) except as otherwise provided in paragraph (d) above, Initial Shipper shall be released from that portion its obligations assigned hereunder except for obligations incurred prior to the effective date such assignment and (ii) except as otherwise provided in paragraphs (b) and (c) above, Initial piper and its assignees and, to the extent Initial Shipper retains any rights and obligations hereunder, Initial Shipper and its assignees collectively, shall be considered to be the Initial Shipper hereunder.

          Section 7.5. Production from Cusiana Area in Excess of Proportionate Share of Available Capacity. If the Initial Shippers agree to any rules applicable to them with respect to (a) nominations, production and transportation of Cusiana Petroleum by any underlifting or overlifting party under the JOA or the Association Contracts, delivery of such Cusiana Petroleum at the Cusiana Receipt Point and delivery and receipt of Petroleum at Vasconia and at the Port of Coveñas and (b) the payment of Tariffs by overlifting Initial Shippers and underlifting Initial Shippers with respect thereto, Carrier shall comply with such rules upon being provided with a copy of them signed by each Initial Shipper and such rules shall automatically be deemed to be a part of this Agreement as of their date without any action whatsoever required to be taken by Carrier in connection therewith. Such rules may not provide for the payment of any Tariff that is less than the Initial Shipper Tariff, change any remedies available to Carrier for non-payment of any amounts due to it hereunder or amend any provision of Articles Two or Four of this Agreement.

          Section 7.6. No Assignment. Except as otherwise expressly provided herein, no Party may assign all or any portion of its rights or obligations hereunder.

ARTICLE EIGHT

EXCUSABLE EVENT

          Section 8.1. Excusable Event Defined. For the purposes of this Agreement, “Excusable Event” means an event or circumstance which is reasonably beyond the control of the Party affected by such event or circumstance (“Claiming Party”), which by the exercise of all Reasonable Efforts applied with all reasonable dispatch (or such greater standard of effort expressly identified below), the Claiming Party is unable to prevent or overcome, including:

     (a)   events constituting “force majeure” under applicable law;

     (b)   events constituting “force majeure” under applicable law; labor disputes and industrial action of any kind on the part of organized labor, a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, act of eminent domain, laws, rules, regulations or orders of governmental authority, explosion, breakage or accident to machinery or

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equipment or pipe or transmission line or other facility, embargo, inability to obtain or delay in obtaining equipment, materials, transport; or

     (c)   any event whether similar to the foregoing or not which is not within the reasonable control of a Party;

in each case which has a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

          Section 8.2. Notice. Subject to Section 8.3, a Claiming Party’s obligations under this Agreement shall be suspended insofar, and only insofar, as such obligations are affected by an Excusable Event; provided that, unless otherwise agreed with Carrier, Initial Shipper shall be obligated to pay Minimum Tariffs for a period of 180 days following delivery of a notice by Carrier or Initial Shipper of an Excusable Event the effect of which is to prevent transportation of Petroleum through all Segments. The Claiming Party shall provide prompt written notice to the other Party containing full particulars of the Excusable Event, including the day and if appropriate the time it commenced, together with the obligations affected thereby.

           Section 8.3. Suspension of Obligations. Any delay or failure by the Claiming Party in the performance of any of its obligations hereunder shall not constitute a default hereunder or give rise to any claim for damages against the Claiming Party during the period the Excusable Event is in effect and to the extent such delay or failure is caused by the Excusable Event, provided that the Claiming Party:

          (a)   uses all Reasonable Efforts and proceeds with all reasonable dispatch to mitigate the effect of such delay or failure;

          (b)   resumes performance of such obligations as soon as reasonably possible after the conclusion of the Excusable Event;

          (c)   gives prompt written notice to the other Party of all significant facts and events concerning the Claiming Party’s efforts to perform as specified in paragraphs (a) and (b) above, and of the conclusion of the Excusable Event, including the day and if appropriate the time of conclusion; and

          (d)   the Claiming Party uses all Reasonable Efforts and proceeds with all reasonable dispatch to remedy the Excusable Event.

          Section 8.4. Strikes. Notwithstanding any provision in this Agreement, Carrier and Initial Shipper agree that the settlement of strikes, lockouts, and other industrial disturbances of the Claiming Party’s employees shall be entirely within the discretion of the Claiming Party.

          Section 8.5. Lack of Finances. Carrier and Initial Shipper agree that a lack of funds or other financial circumstance shall not in any circumstance be considered an Excusable Event for the purposes of this Agreement.

          Section 8.6. Obligation of Carrier. If an Excusable Event has occurred with respect to an Initial Shipper due to Upstream Expropriatory Action, then Carrier shall use its

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Reasonable Efforts to charge the party that has acquired the expropriated rights of Initial Shipper pursuant to such Upstream Expropriatory Action a tariff equal to the Tariffs payable in cash or in kind hereunder and, to the extent Carrier receives tariffs, to apply the proceeds thereof in accordance with this Agreement and the terms of any assignment agreement with respect hereto in existence at the time of any such Upstream Expropriatory Action.

ARTICLE NINE

GENERAL

           Section 9.1. Notices. All notices, requests, demands, directions and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communications addressed to the recipient as follows:

Initial Shipper:	Carrier

[insert details]	OLEODUCTO CENTRAL S.A. World Trade Center Bogotá Torre C, Piso 10 Calle 100 N. 8A-55 Santafé de Bogotá, D.C. Colombia Telefax: 571-218-3933 Attention: President and Chief Operating Officer

or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the other. Any notice, demand, request, direction or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail, and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. The Party giving any notice, demand, request, direction or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

          Section 9.2. Entire Agreement. This Agreement, together with the Advance Tariff Agreement, constitutes the entire agreement of the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including, for the avoidance of doubt, the Tariff Principles attached as Schedule K to the Oleoducto Central Agreement dated as of December 14, 1994), and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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          Section 9.3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF COLOMBIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

           Section 9.4. Commercial Obligations. Each Party acknowledges and agrees that its rights and obligations hereunder are of a commercial and not governmental nature.

          Section 9.5. Nature of Obligations. Except as otherwise specifically provided in Article Seven, the obligations of Initial Shipper created by this Agreement, and in particular the obligation to pay Tariffs and Charges, to provide Tariff Advances and to purchase Transportation Notes, are several, not joint and several with any other party, Nothing herein shall be deemed or construed to make Initial Shipper a surety or guarantor of Carrier or of any other Initial Shipper or liable to meet any obligations of Carrier or any other Initial Shipper.

          Section 9.6. Waiver of Immunity. (a) Each Party irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions of the General Terms and Conditions, or any award thereunder brought in the courts specified, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in such courts.

          (b)   To the extent that a Party or any of its revenues, assets, or properties shall be entitled, with respect to any proceeding relating to enforcement of the arbitration provisions of the General Terms and Conditions, or any award thereunder at any time brought against such Party or any of its revenues, assets, or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act 1976 of the United States) [in the case of Ecopetrol—, except as provided under Article 177 of the Código Contencioso Administrativo and Article 684 of the Código de Procedimiento Civil of Colombia].

          Section 9.7. Amendment of General Terms and Conditions. The General Terms and Conditions may be amended or modified by Carrier (except as to definitions and other matters specified herein), provided that such amendment or modification (i) does not materially diminish the rights or materially increase the obligations of any Initial Shipper and (ii) applies equally to all Initial Shippers.

          Section 9.8. JOA and Association Contracts. Nothing contained in this Agreement shall constitute a derogation or waiver of any rights or obligations of the parties to the JOA or the Association Contracts.

          Section 9.9. Severability. If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect. Any

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provision of this Agreement that is unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 9.10. Further Assurances. The Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be necessary to fulfill their respective obligations under this Agreement as and when required.

          Section 9.11. Headings. Headings contained herein are for convenience of reference only and do not constitute a part of this Agreement.

          Section 9.12. Remedies. Each Party acknowledges and agrees that Carrier’s recourse for non-payment of Tariffs or other charges hereunder are of a commercial nature and have been negotiated at arms-length and in good faith. To the extent that Carrier shall be entitled to exercise any of the remedies available to it under this Agreement, Initial Shipper acknowledges and agrees that the exercise of any or all such remedies constitutes a reasonable recourse by Carrier in the event of a failure on the part of Initial Shipper to make timely payments of any amounts required to be paid by it hereunder.

          Section 9.13. Waiver. Initial Shipper irrevocably agrees not to claim and waives any objection which it may have now or hereafter to the exercise by Carrier of any or all of the remedies available to it under this Agreement to the fullest extent permitted by law, including without limitation, a defense on the grounds of forfeiture, unjust enrichment or other equitable defense.

          Section 9.14. Approvals. Each of the Parties agrees to use its reasonable commercial efforts to secure all governmental and related approvals necessary in order to give full effect to this Agreement and the transactions contemplated herein and in the Schedules hereto.

          Section 9.15. Acknowledgement. Nothing in this Agreement is intended to create or shall be construed as creating a partnership, joint venture, association or mist among the Parties.

          Section 9.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section 9.17. Language of Agreement. This Agreement may be executed in both the English language and the Spanish language. In the event of any dispute between the meaning of the Spanish language and English language versions, the Spanish language version shall prevail.

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     IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be executed and delivered by their respective proper officers thereunto duly authorized as of the date first written above.

OLEODUCTO CENTRAL S.A.

By:
Title:

[NAME OF INITIAL SHIPPER]

By:
Title:

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ATTACHMENT 1
to General Terms and Conditions

CHARACTERISTICS OF CUSIANA PETROLEUM

The characteristics of Cusiana Petroleum will vary from time to time.

A.	General Properties

	Characteristic		Measure			Unit
	Gravity		36.3*			API Degrees
	Density at 15 C		.843			kg/litre
	Sulphur		.25			%wt
	Viscosity at 20 C		7.26			cSt
	Viscosity at 30 C		4.73			cSt
	Viscosity at 40 C		3.31			cSt
	Pour Point		0			C
	Acidity		<0.05			mgKOH/g
	Carbon residue.		1.2 (C)			%wt
	Asphaltenes		0.09 (C)			%wt
	Vanadium		<2			ppm wt
	Nickel		<2			ppm wt
	Salt		<1			lb/1000bbl
	Water		<0.05			%vol

B.	Assay Summary

	Constituent			Weight			Volume
				(%)			(%)
	Light Hydrocarbon Analysis
	Methane			-
	Ethane			0.	05
	Propane			0.	43
	1-butane			0.	41
	n-butane			0.	96
	1-butane			1.	05
	n-butane			1.	09

	Assay/TBP Data
	Gas to C4 (corrected)*			1.	85		2.	2
	Light Distillates to 149C (API)			17.	9		20.	8
	Kerosene	149-232C		15.	15		15.	9
	Gas Oil	232-342C		24.	9		24.	3
	Residue above	342C		40.	2		36.	8

* Volume expansion of 0.60 percent volume on crude subtracted from the gas yield.

SCHEDULE A
To Transportation Agreement

DEFINITIONS

           In this Schedule, in the Agreement and the other Schedules thereto and in any other document that references this Schedule, the following terms shall have the meaning assigned below (the singular includes the plural and vice versa). Unless otherwise specified, Section references in this Schedule are to Sections of the Agreement.

           “Actual Project Cost” means the actual direct completion cost of the Oleoducto Central determined as of the date and on the basis set forth in the Oleoducto Central Agreement.

           “Advance Tariff Agreement” means the Advance Tariff Agreement, dated as of March 31, 1995, between Carrier and Initial Shipper, as the same may be amended from time to time in accordance with the terms thereof.

          “Advance Tariff Payment” has the meaning assigned to it in the Advance Tariff Agreement.

           “Affiliate” of a Person means a Person (a) which is a Subsidiary of that Person, (b) of which that Person is a Subsidiary, or (c) which is a Subsidiary of a Person of which that Person is a Subsidiary.

          “Aggregate Scheduled Capacity” means, with respect to any Segment, the aggregate of all Scheduled Capacities for all nominators.

           “Aggregate Unused Capacity” means, with respect to any Segment, the Available Capacity of such Segment less the Aggregate Scheduled Capacity of such Segment

           “Allocated Capacity” means, for each Initial Shipper and each Segment, the Proportionate Share of Available Capacity to which an Initial Shipper is entitled from time to time pursuant to the allocation rules of Article Two of the General Terms and Conditions.

           “Annual Operating Budget” means the operating budget (including the then required level of maintenance capital expenditures) and operating plan for a Fiscal Year identified as such and approved by the Board of Directors.

           “Annual Posting” has the meaning assigned to it in Section 2.1 of the Tariff Regulations.

          “Annual Revenue Requirement” means, for any Fiscal Year of Carrier, the sum of the following:

(i)   Fixed Costs;

(ii)   Non-Cash Items;

(iii)   Benchmark Interest Expense; and

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               (iv) the annual return to be accrued, compounded and paid to Shareholders by Carrier in accordance with Section 5.4(b) of the Oleoducto Central Agreement and the Subordinated Fee to be accrued, compounded and paid to CIT Colombiana S.A. designated under the Technical Services and Management Agreement.

          “Applicable Rate” means LIBOR plus 6%.

          “Association Contracts” means the two contratos de asociación between Ecopetrol and Triton Colombia, Inc. dated 11th June, 1982 (relating to Santiago de las Atalayas-1) and 5th May, 1988 (relating to Tauramena) and the contrato de asociación between Ecopetrol and TOTAL Exploratie en Produktie Maatschappij B.V. dated December 3, 1990 (relating to Rio Chitamena), in each case as the same have and may be amended from time to time in accordance with the terms thereof.

          “Audit Claims” has the meaning assigned to it in Section 5.2 of the General Terms and Conditions.

          “Available Capacity” means an estimate by Carrier of the “maximum daily average volume of Petroleum, in Standard Barrels, which a Segment is capable of transporting at uniform rates of flow in a given Schedule Month, without regard to Sole Risk Capacity, based on

               (i)   mechanical and physical systems availability;

               (ii)   availability of capacity on the Central Llanos Line prior to the Commencement Date of the Segment replacing the Central Lianas Line;

               (iii)   use of capacity or facilities by Downstream Users;

               (iv)   access to the ODC Pipeline and the Port of Coveñas tanker loading facilities, pursuant to the ODC Agreement;

               (v)   the availability of storage at Receipt and Delivery Points and scheduling of Receipts and Deliveries in accordance with the General Terms and Conditions; and

               (vi) any other factors reasonably foreseeable by Carrier affecting the throughput capacity of a Segment.

          “Available Cash” means, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held by Carrier outside the Related Accounts with respect to Initial Shipper and the other Initial Shippers under their respective Transportation Agreements or any common account maintained by Carrier funds in which are allocable to Related Accounts, less (a) funds withdrawn from any of such Related Accounts for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied, and (b) any funds held by Carrier outside such Related Accounts (or such common account) representing proceeds of Senior Debt and Equity Contributions, Net Proceeds,

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Insurance Proceeds and Expropriation Compensation of Carrier, in each case to the extent dedicated to fund Capital Expenditures or prepay Senior Debt.

          “Bankruptcy” of a Person means (a) entry by any competent governmental authority of any jurisdiction or a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or ordering the winding up or liquidation of the affairs of such Person; or

          (b)   commencement by a Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any applicable law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

          “Barrel” means the volume equal to 42 U.S. gallons or 158.987304 litres.

          “Base Revenue Requirement” means, at any due date, an amount equal to the aggregate of any of the following amounts which are payable (by reason of a date by which payment is required or in accordance with Carrier’s normal payment practices) on or before the next succeeding Due Date: (i) Operating and Maintenance Costs, provided that following the declaration of an Excusable Event by Initial Shipper, Operating and Maintenance Costs shall only be included in the Base Revenue Requirement for a period of 180 days following the date of such declaration if, at the end of such 180 day period, the transportation of Petroleum through each Segment of the Oleoducto Central has been suspended continuously for 180 days or for a total of 180 days during the 540 days immediately preceding such date unless Initial Shipper and Carrier otherwise agree and (ii) payments in respect of all other non-subordinated liabilities of Carrier for the benefit of the providers of which Carrier has assigned certain rights under Advance Tariff Agreements, Transportation Agreements and other agreements, including any penalties, premiums, interest, indemnities or accelerated amounts associated therewith.

          “Batch” means a nearly homogenous source or stream of Petroleum, the physical properties of which, as differentiated by Characteristics, are materially different from other sources and streams.

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          “Benchmark Interest Expense” has the meaning assigned to it in Section 2.6 of the Tariff Regulations.

          “Benchmark Interest Rate” has the meaning assigned to it in Section 2.6 of the Tariff Regulations.

          “Board of Directors” has the meaning assigned to it in the by-laws of Carrier.

          “Business Day” means a day in which commercial banks in Santafé de Bogotá and The City of New York, New York are permitted to be open for domestic and international business.

          “Canadian Group” means TCPL International Investments Inc. and IPL Enterprises (Colombia) Inc., their respective successors and permitted assigns as Shareholders and their respective Affiliates that are parties to Performance Guarantee Agreements and their respective successors and permitted assigns.

          “Capacity Release Notice” has the meaning assigned to it in Section 7.1(b) of the Agreement.

          “Capital Budget” means the budget for Capital Expenditures not included in the Annual Operating Budget for a Fiscal Year identified as such and approved from time to time by the Board of Directors.

          “Capital Cost” means the aggregate of all direct and indirect expenditures (including capitalized interest) made by Carrier which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment and leasehold improvements, on the consolidated balance sheet of Carrier prepared in accordance with generally accepted accounting principles.

          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all direct and indirect expenditures (including capitalized interest) of such Person during such period which are required to be included in property, plant or equipment, good will, rights of way and other long-term intangible assets or a similar tangible or intangible property account, including, without limitation, additions to equipment and leasehold improvements, on a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles.

          “Capital Investment Proposal” has the meaning assigned to it under the Oleoducto Central Agreement.

          “Carrier” means Oleoducto Central S.A., a sociedad anónima existing under the laws of Colombia, and its successors and permitted assigns.

          “Cash-on-Hand” means, with respect to Initial Shipper, on any date, all cash (including short-term marketable securities maturing on or before such date or that can be sold on or before such date without material economic penalty) then held by Carrier in the Related

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Account, plus (a) funds withdrawn from the Related Account for the payment of Operating and Maintenance Costs and pre-Completion Capital Expenditures, but which have not yet been applied, (b) funds held in any common proceeds account maintained by Carrier which are allocable to the Related Account, and (c) Initial Shipper’s Proportionate Share of any Available Cash.

          “Cash-Trap Interest” has the meaning assigned to it in the Oleoducto Central Agreement.

          “Central Llanos Fields” means the Central Llanas oil fields to which the contracts listed in Schedule H attached hereto relate.

          “Central Llanos Line” means the existing pipeline and related facilities from El Porvenir to Vasconia.

          “Central Llanos Petroleum” means Petroleum nominated for transportation of production from the Central Llanos Fields, up to an average of 56,000 Standard Barrels per day during any one-year period (65,900 peak), on the El Porvenir-Vasconia Segment, with respect to Ecopetrol, pursuant to the Transportation Agreement with Ecopetrol, and with respect to third parties, pursuant to Third Party Transportation Agreements with such third parties.

          “Characteristics” means the physical characteristics of Petroleum, as measured in accordance with the procedures of Article Six of the General Terms and Conditions, specified on Attachment 1 to the General Terms and Conditions.

          “Charges” has the meaning assigned to it in Section 4.3(c) of the Agreement.

          “Claiming Party” has the meaning assigned to it in Section 8.1 of the Agreement

          “Collateral” has the meaning assigned to it in the Common Security Trust Agreement.

          “Colombian Taxes” means the sum of all taxes, including, without limitation, all charges, levies, imposts, income taxes, withholding taxes, remittance taxes, excise taxes or other levies on Distributions by Carrier in or from Colombia imposed by any taxation or similar regulatory authority in Colombia on the recipient of any such Distributions except to the extent that the amount of any such taxes is included in the Benchmark Interest Rate.

          “Commencement Date” means the first date that any Segment is placed in service for continuous transportation of Petroleum as certified by Carrier.

          “Common Security Trust Agreement” means the common security trust agreement or common security trust agreements to be entered into by Carrier, the providers of Senior Debt named therein and a trustee or trustees or security agent or agents acting on behalf of such providers, substantially in the form attached to the Oleoducto Central Agreement with such changes thereto as may be agreed by the parties thereto, setting forth the obligations of Carrier to such providers, in each case as the same may be amended from time to time in accordance with the terms thereof.

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          “Completion” means the date after all four Segments of the Oleoducto Central have been commissioned for purposes of transporting shipments of Petroleum and on which the five millionth barrel of Petroleum is shipped through the Oleoducto Central from the Cusiana Receipt Point to the Port of Coveñas Delivery Point, all as certified in a resolution adopted by the Board of Directors.

          “Confidential Information” has the meaning assigned to it in Section 10.1(a) of the General Terms and Conditions.

          “Controversy” has the meaning assigned to it in Section 11.1 of the General Terms and Conditions.

          “Corresponding Percentage” of a Shareholder with respect to which Expropriatory Action has occurred means the product, expressed as a percentage, of the percentage reduction in such Shareholder’s equity interest in, and/or loans to and/or debt securities issued by, Carrier and the percentage difference represented by the Fair Market Value of such equity interest, loans and debt securities, and the value received by such Shareholder in connection with such Expropriatory Action.

          “Corresponding Portion” of the undivided interest in the Association Contracts or of Shares, as the case may be, means the portion, expressed as a percentage, equal to the portion of Initial Shipper’s Proportionate Share being transferred divided by the Proportionate Share held by the Initial Shipper immediately prior to such transfer.

          “Coveñas Delivery Point” means (i) before the commencement of operations for the ODC Loop, the Interconnection Point, and (ii) after the commencement of operations for the ODC Loop, any Delivery Point made available by Carrier for loading tankers in the Port of Coveñas.

          “Cusiana Area” means the Cusiana and Cupiagua oil fields located within the jurisdiction of the Department of Casanare, Colombia to which the Association Contracts relate.

          “Cusiana Petroleum” means Petroleum produced and available from the Cusiana Area for disposition by an Initial Shipper as measured from time to time by the operator under the JOA or any party designated by such operator and agreed by Carrier.

          “Cusiana Receipt Point” means the point at which Petroleum from the Cusiana Area is delivered into the Oleoducto Central, which point is indicated in Schedule B hereto.

          “Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion or none of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), and (v) every obligation

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of the type referred to in clauses (i) through (iv) of another Person and all dividends declared or to be declared by another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

          “Decommissioning” shall occur if Ocensa voluntarily ceases all or substantially all construction or transportation activities of any Segment of the Oleoducto Central as evidenced by a resolution of the Board of Directors or if the Trustee, acting in accordance with the terms and conditions of the Common Security Trust Agreement, declares that Decommissioning has occurred.

          “Dedicated Area” means the Cusiana Area to the extent the Initial Shipper owns interests in the Association Contracts relating to the Cusiana Area plus such additional areas as may be designated by Initial Shipper from time to time.

          “Deliveries” means the nominated or actual volumes of Petroleum, as the context requires, withdrawn from the Oleoducto Central at the Delivery Points.

          “Delivery Points” means the points indicated on Schedule B attached hereto where Petroleum is redelivered to Initial Shippers by Carrier, plus any additional points for redelivery made available to Initial Shippers by Carrier.

          “$” or “dollars” means United States dollars.

          “Disputed Invoice Notice” has the meaning assigned to it in Section 4.5(a) of the Agreement.

          “Distribution” means any distribution by Carrier by means of any dividend payment, whether in cash, shares, other equity interests or otherwise, any payment or application of any of its assets to purchase, redeem or otherwise retire Shares or equity interests held by a Shareholder, any distribution by way of reduction of capital, split-up (escición) and liquidation or otherwise in respect of any of the Shares or equity interests held by such Shareholder or any interest or other payment in respect of, or any repayment, repurchase or redemption of, Subordinated Notes held by or on behalf of a Shareholder.

          “Dividend Trust Agreement” means the Dividend Trust Agreement among Carrier, each of the Shareholders and the trustee named therein, substantially in the form attached to the Oleoducto Central Agreement with such changes thereto as the parties may agree, as the same may be amended from time to time in accordance with the terms thereof.

          “Downstream Nomination” means a nomination containing a Receipt Point downstream of the first Segment of the Oleoducto Central made by a Full Nominator that elects to pay the Underutilizer Tariff with respect to the Net Deliveries associated with such nomination.

          “Downstream Users” means those third parties owning assets, or rights to use assets, not owned by Carrier and forming part of a Segment by virtue of access and use agreements between Carrier and such third parties.

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          “Downstream Volume” means the volume of Standard Barrels nominated in a Downstream Nomination.

          “Due Date” has the meaning assigned to it in the Advance Tariff Agreement.

          “Equity Amortization” has the meaning assigned to it in the Oleoducto Central Agreement.

          “Equity Contribution” has the meaning assigned to it in the Common Security Trust Agreement.

          “Established Third Party Premium” has the meaning assigned to it in Section 3.3(a) of the Tariff Regulations.

          “Excess Amount” has the meaning assigned to it in Section 2.6(a) of the Tariff Regulations.

          “Excess Capacity” means, for any Schedule Month, the excess, if any, of Available Capacity (as notified by Carrier in accordance with the procedures of Section 3.4(a) of the General Terms and Conditions) over the aggregate of Scheduled Capacity for all Initial Shippers (as assigned by Carrier in accordance with the procedures of Section 3.4(c) of the General Terms and Conditions), arising before or during such Schedule Month for any reason, whether by revisions to prior estimates or nominations, or by temporary or permanent increases in the Throughput Capacity of any Segment, or otherwise. For the avoidance of doubt, reductions to Scheduled Capacity assigned to Long-term Hauls shall create Excess Capacity only with respect to the Schedule Month in which the notice of reduction is delivered, or the following Schedule Month if such notice is delivered after the thirteenth day of a month.

          “Excusable Event” has the meaning assigned to it in Section 8.1 of the Agreement.

          “Existing Fields” has the meaning assigned to it in Section 3.3 of the Agreement.

          “Expropriation Compensation” means all value (whether in the form of money, securities, property or otherwise) paid or payable by Colombia or its agencies or instrumentalities, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable within or outside Colombia, as compensation for or in respect of Expropriatory Action.

          “Expropriatory Action” means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of ownership or control of the Oleoducto Central, or any substantial portion thereof, held by Carrier.

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          “Fair Market Value” of any Shares or any other asset valued pursuant to any provision of this Agreement means the fair market value of such Shares or asset as agreed to by the Shareholders or, in the event that the Shareholders are unable to agree, as determined by a Valuation Expert.

          “Financial Institution” has the meaning assigned to it in Section 5.1 of the Agreement.

          “Financing Agreements” means the Agreement, the Advance Tariff Agreement, the Subscription Agreement and, if applicable, the Performance Guarantee Agreement between Carrier and Persons in an Initial Shipper Group and, in the case of Ecopetrol, the Canadian Group, rights under which have been assigned to the trustee named in the Common Security Trust Agreement for purposes of the exercise of such rights and the application of any proceeds thereof in accordance with the terms of the Common Security Trust Agreement, in each case as such agreements may be amended from time to time in accordance with the terms thereof.

          “Financing Plan” means the plan for the sources and amounts of financing for the acquisition, construction and development of the Oleoducto Central, including capitalized interest.

          “Fiscal Year” shall mean the fiscal year of Carrier beginning on January 1 and ending on December 31 or such other fiscal year as may from time to time be determined by Carrier in accordance with applicable law.

          “Fixed Charge” has the meaning assigned to it in Section 3.1 of the Tariff Regulations.

          “Fixed Costs” means the amount of all Operating and Maintenance Costs less the amount of all Variable Operating Costs.

          “Full Nominator” means any Initial Shipper that delivers a notice of Nominated Capacity equal to or greater than its Proportionate Share of Available Capacity for a Segment, all in accordance with the procedures and rules of Sections 3.4 and 3.5 of the General Terms and Conditions.

          “General Terms and Conditions” means Initial Shippers General Terms and Conditions, as the same may be amended from time to time in accordance with the terms of the Agreement, attached as Schedule D to the Agreement.

          “Handling Costs” has the meaning assigned to it in Section 4.3(c)(i) of the Agreement.

          “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles in Colombia or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred”, “Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change

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in such generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

          “Initial Shipper” has the meaning assigned to it in the first paragraph of the Agreement.

          “Initial Shipper Bridge Loan” means a bridge loan to Carrier from an Initial Shipper or an Affiliate of such Initial Shipper or a financial institution on its behalf to fund the amount of Senior Debt under the Senior Debt Tranche Related to its Initial Shipper Group which Carrier, despite its best efforts, has been unable to obtain in accordance with its then current financing plan.

          “Initial Shipper Group” means an Initial Shipper and its Affiliates that are (a) a Shareholder, (b) a party to a Transportation Agreement, (c) a party to the Advance Tariff Agreement, and, if applicable, (d) a party to a Performance Guarantee Agreement and in each case each of their respective successors and permitted assigns.

          “Initial Shipper Tariff” has the meaning assigned to it in Section 3.1 of the Tariff Regulations.

          “Initial Shippers” means Empresa Colombiana de Petróleos-Ecopetrol, BP Exploration Company (Colombia) Limited, TOTAL Exploratie en Produktie Maatschappij B.V., Triton Colombia, Inc. and each of their respective successors and permitted assigns.

          “Insurance Proceeds” means proceeds from insurance for casualties on property or assets of Carrier.

          “Interconnection Point” means the most upstream point of interconnection between the Oleoducto Central and the ODC Pipeline.

          “Internationally Recognized Statistical Rating Agency” means Standard & Poor’s Ratings Group, Moody’s Investors Service, Duff & Phelps and Fitch’s Investor Services, and each of the respective successors and assigns to substantially all of their respective businesses whose business is primarily the rating of debt and other securities of corporate and other issuers.

          “JOA” means the Joint Operating Agreement for the Santiago de las Atalayas-1, Tauramena and Rio Chitamena Association Contract Areas by and among BP Exploration Company (Colombia) Limited, TOTAL Exploratie en Produktie Maatschappij B.V. and Triton Colombia, Inc., dated as of March 29, 1994, as the same may be amended from time to time in accordance with the terms thereof.

          “Liquidity Facilities” has the meaning assigned to it in the Common Security Trust Agreement.

          “LIBOR” means the annual interest rate determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 having a specified index maturity of one month, commencing on the second Business Day in London immediately following the date on which any interest calculated at the Applicable Rate is to begin to accrue, which appears on the

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display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 A.M., London time on such date.

          “Long-term Haul” means the commitment of Initial Shipper, made pursuant to the nominations procedures and rules of Sections 3.4 and 3.5 of the General Terms and Conditions, to use a specified portion of its Allocated Capacity for one or more Segments for two or more consecutive Schedule Months.

          “Minimum Tariff” has the meaning assigned to it in Section 3.4 of the Tariff Regulations.

          “MME” means the Colombian Ministry of Mines and Energy and any successor ministry thereto.

          “Monthly Payment Date” means the first Business Day of each month.

          “Monthly Posting” has the meaning assigned to it in Section 22 of the Tariff Regulations.

          “Net Deliveries” in any Schedule Month in any Segment with respect to an Initial Shipper means NDi, where

          NDi = CP - CRi - NCRi + DNi, provided that NDi, can never be less than zero,

where CP represents such Initial Shipper’s share of Cusiana Petroleum, CRi represents Receipts of Cusiana Petroleum from such Initial Shipper into such Segment, NCRi represents Receipts of non-Cusiana Petroleum from such Initial Shipper into such Segment (whether or not such non-Cusiana Petroleum was previously transported through any Segment), and DNi represents the aggregate Downstream Volumes included in Downstream Nominations by such Shipper with respect to any Segment downstream of the Segment for which Net Deliveries is being calculated when the Segment for which Net Deliveries is being calculated is an Upstream Underutilized Segment, in each case in such Schedule Month and measured in Standard Barrels;

provided, that in making such determination of Net Deliveries with respect to any Segment, it shall be assumed that any Delivery out of a Segment shall consist first of Cusiana Petroleum and then, to the extent that all Cusiana Petroleum has been delivered, non-Cusiana Petroleum.

          “Net Proceeds” from any sale or other asset disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all national, regional, foreign and local taxes required to be accrued as a liability as a consequence

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of such sale or asset disposition and (ii) all payments made by such Person on any debt which is secured by such assets in accordance with the terms of any lien upon or with respect to such assets or which must by the terms of such lien, or in order to obtain a necessary consent to such sale or asset disposition or by applicable law, be repaid out of the proceeds from such sale or asset disposition.

          The terms “nominate”, and other verb tenses thereof, nomination, and nominator have the meanings assigned to them in Section 3.4(f) of the General Terms and Conditions.

          “Nominated Capacity” means, for each Initial Shipper, that amount of its Allocated Capacity that an Initial Shipper notifies Carrier in the relevant Nomination Month, pursuant to the procedures of Section 3.4(b) of the General Terms and Conditions, will be used by Initial Shipper in the relevant Schedule Months, stated separately by Short-term Haul and Long-term Haul.

          “Nomination Month” means, for Short-term Hauls and Long-term Hauls, the calendar month immediately preceding the Schedule Month in which the relevant transportation service begins.

          “Non-Cash Items” means the sum of the following:

          (i)   accounting and tax depreciation of Carrier’s fixed assets using the straight line method and a useful life of fifteen years (for both tax and accounting purposes);

          (ii)   amortization of other items required under generally accepted accounting principles;

          (iii)   amounts necessary to establish and maintain any legal reserve required by Colombian law;

          (iv)   inflation adjustments on non-monetary items; and

          (v)   foreign currency translation gains (losses).

          “ODC Agreement” means the Operation and Transport Regulations of the ODC Pipeline, dated 16th December, 1991, as amended from time to time, pursuant to which Petroleum delivered by Carrier at the interconnection of the Oleoducto Central and the ODC Pipeline will be further transported, stored and loaded into tankers (including the use of loading facilities owned by the Cravo Norte Association).

          “ODC Loop” means the Segment constructed and installed to transport Petroleum from Vasconia to the Port of Coveñas.

          “ODC Pipeline” means the oil pipeline of Oleoducto de Colombia S.A., described in the ODC Agreement, with which the Oleoducto Central will interconnect.

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          “Oleoducto Central” means the pipeline transportation, storage and loading facilities owned and/or operated by Carrier, more specifically described in Schedule B hereto, including all additions and modifications to such facilities other than any Sole Risk Facilities.

          “Oleoducto Central Agreement” means the Amended and Restated Oleoducto Central Agreement, dated as of March 31, 1995, among Carrier, Empresa Colombiana de Petroleos - Ecopetrol, BP Colombia Pipelines Limited, TOTAL Pipeline Colombie S.A., Triton Pipeline Colombia, Inc., IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., as the same may be amended and restated from time to time in accordance with the terms thereof.

          “Operating and Maintenance Costs” means all expenses of Carrier that would ordinarily appear or be reflected as expenses in Carrier’s financial statements in accordance with generally accepted accounting principles, together with (x) any Colombian Taxes to the extent that Carrier makes payments in respect thereof pursuant to Project Agreements and such payments do not appear or are not reflected as such expenses, (y) payments of trustee fees, expenses and any amounts due in respect of indemnity obligations of Carrier thereto, and (z) any amounts paid to underwriters, placement agents, agent banks or other financial intermediaries in respect of Carrier’s Senior Debt, including, without limitation, legal expenses, relating to or arising out of indemnification or contribution obligations thereto or damages claims thereby for any breach of representations or warranties by Carrier or paid in respect of claims by third parties for damages arising out of the offer, sale or incurrence by Carrier of such Senior Debt, provided that in the aggregate all such amounts in this clause (z) do not exceed $3,000,000, in each case other than any items:

          (i)   referred to in items (ii), (iii) and (iv) in the definition of “Annual Revenue Requirement”;

          (ii)   in respect of interest, penalties, premiums, indemnities and principal in respect of non-subordinated and subordinated indebtedness of Carrier (except for any such amounts incurred in respect of (A) Liquidity Facilities, (B) post-Completion unsecured credit facilities to the extent they do not represent Tariff Advances, Transportation Notes or indebtedness that represents a refinancing of such indebtedness, on the basis of the same Collateral and (C) amounts referred to in clause (y) above);

          (iii)   included in a Capital Budget;

          (iv)   arising out of or in connection with the gross negligence (culpa grave) or willful misconduct (dolo) of Carrier, and

          (v)   in respect of Sole Risk Facilities that are recoverable by the Carrier from tariffs charged by it on each barrel using such Sole Risk Facilities.

          “Operating Segment” means a Segment as to which a Commencement Date has occurred and which has not been decommissioned or removed for the purpose of the calculation of Tariffs by agreement of Carrier and all Initial Shippers.

K-B-13

          “Overuse Volumes” means (a) in respect of each Segment other than the ODC Loop, that volume of an Initial Shipper’s nomination which exceeds its Proportionate Share of Available Capacity, and (b) in respect of the ODC Loop, that portion of an Initial Shipper’s nomination, if any, which exceeds the Proportionate Volumes in such nomination.

          “Overutilizer Premium” means, for each Schedule Month in a calendar year, a U.S. dollar amount equal to the increase in the Annual Revenue Requirement necessary to achieve an increase in Carrier’s annual return to Shareholders calculated in accordance with Section 5.4(b) of the Oleoducto Central Agreement by one percentage point, using in each calculation the most current calculation of the Annual Revenue Requirement under the Tariff Regulations.

          “Overutilizer Tariff” has the meaning assigned to it in Section 3.2 of the Tariff Regulations.

          “Parties” means Initial Shipper, Carrier and each of their respective successors and permitted assigns.

          “Performance Guarantee Agreements” means the Performance Guarantee Agreements executed and delivered for the benefit of Carrier by each of BP International limited, TOTAL S.A., Triton Energy Corporation, IPL Energy Inc. and TransCanada PipeLines, in each case as the same may be amended from time to time in accordance with the terms thereof.

          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

          “Pesos” or “Ps” means the lawful currency of Colombia.

          “Petroleum” means crude oil and other liquid hydrocarbons, including liquid hydrocarbons which are recovered or extracted from natural gas.

          “Project Agreement” has the meaning assigned to it in the Oleoducto Central Agreement.

          “Projection” has the meaning assigned to it in Section 3.1 of the General Terms and Conditions.

          “Proportionate Percentage” has the meaning assigned to it in Section 7.1(b) of the Agreement.

          “Proportionate Share” means, with respect to Initial Shipper, ___%, provided that, to the extent that, by any succession or assignment permitted by Section 7.4 of the Agreement, more than one Person is an Initial Shipper hereunder, the Proportionate Share with respect to each such Person shall be determined pursuant to the agreements governing such succession or assignment, provided further that in each case the aggregate Proportionate Share of all such Persons shall always be ____%. Following any partial release by Initial Shipper under Section 7.1 of the Agreement, “Proportionate Share”, when referring to “Proportionate Share of

K-B-14

Available Capacity” and nominations by such Initial Shipper, means for this and no other purpose such higher or lower percentage resulting after addition or subtraction of the Release Percentage in connection with any partial release to it or by it as permitted under Section 7.1. In particular, for the avoidance of doubt, Proportionate Share of such Initial Shipper shall not change following any partial release under Section 7.1 with respect to determining Overuse Volumes and the allocation of Overutilizer Premiums and Established Third Party Premiums.

          “Proportionate Volumes” means (a) in respect of each Segment other than the ODC Loop, that volume of an Initial Shipper’s nomination which does not exceed its Proportionate Share of Available Capacity, and (b) in respect of the ODC Loop, that volume (whether such volume is Cusiana Petroleum or non-Cusiana Petroleum) of an Initial Shipper’s nomination which is equal to the higher of (i) the volume of Cusiana Petroleum nominated by such Initial Shipper into the first Segment, or (ii) that volume of an Initial Shipper’s nomination which does not exceed its Proportionate Share of Available Capacity in the ODC Loop, provided that in no event shall such volume exceed Initial Shipper’s nomination.

          “Quality Bank Adjustments” has the meaning assigned to it in Section 4.2(b) of the General Terms and Conditions.

          “Reasonable Efforts” means the efforts a Person of ordinary prudence would exercise in managing his own affairs and safeguarding his own property.

          “Receipt Points” means the points indicated on Schedule B where Petroleum is received by Carrier from Initial Shippers, plus any additional points for receipt made available to Initial Shippers by Carrier.

          “Receipts” means the nominated or actual volumes, as the context requires, introduced into the Oleoducto Central at the Receipt Points.

          “Recommissioning Proposal” has the meaning assigned to it in the Oleoducto Central Agreement.

          “Reconciliation Statement” has the meaning assigned to it in Section 4.4 of the Agreement.

          “Related” means

          (a)   when qualifying an Initial Shipper Group, a Senior Lender Group or a Senior Debt Tranche with respect to each other, the Initial Shipper Group identified as related to such Senior Debt Tranche in Appendix A to the Common Security Trust Agreement, such Senior Debt Tranche and the Senior Lender Group providing Senior Debt under such Senior Debt Tranche, as the case may be; and

          (b)   when qualifying Tariff Advances and/or Transportation Notes with respect to an Initial Shipper Group, Senior Lender Group or Senior Debt Tranche, the Tariff Advances and/or Transportation Notes under or pursuant to the Transportation Agreement with a Person in such Initial Shipper Group or the Senior Lender Group or the Senior Debt Tranche Related to such Initial Shipper Group, as the case may be.

K-B-15

          “Related Account” means any account or accounts into which Carrier has directed or is required to direct certain payments hereunder and payments of Tariff Advances or in respect of purchases of Transportation Notes hereunder to be made in each case by Initial Shipper for the benefit of any permitted assignee of Carrier.

          “Release Capacity” has the meaning assigned to it in Section 7.1(a) of the Agreement.

          “Release Percentage” has the meaning assigned to it in Section 7.1(a) of the Agreement

          “Release Shipper” has the meaning assigned to it in Section 7.1(a) of the Agreement.

          “Release Term” has the meaning assigned to it in Section 7.1(a) of the Agreement.

          “Royalty Oil” has the meaning assigned to it in Section 2.1(a)(i) of the General Terms and Conditions.

          “Schedule” has the meaning assigned to it in Section 33 of the General Terms and Conditions.

          “Schedule Month” means any calendar month in which the Oleoducto Central, or any Segment, is operating for the transport of Petroleum.

          “Scheduled Capacity” means, for each Initial Shipper and each Segment, that portion of Available Capacity allocated to such Initial Shipper by Carrier and, for each Third Party Shipper, that portion of Excess Capacity allocated to such Third Party Shipper by Carrier, each pursuant to the General Terms and Conditions and stated in Standard Barrels per day.

          “Segment” means any one of the four segments of the Oleoducto Central consisting of the Cusiana-El Porvenir segment, the El Porvenir-Vasconia (Central Llanas) segment, the Vasconia-Coveñas segment (the ODC Loop) and the delivery facilities at the Port of Coveñas terminal.

          “Semi-annual Payment Date” means the Monthly Payment Date in September and March.

          “Senior Debt” has the meaning assigned to it in the Common Security Trust Agreement.

          “Senior Debt Agreements” means the individual loan agreements, indentures, fiscal agency agreements and interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements entered or to be entered into between Carrier and the respective Senior Lender named therein, as the case may be, with respect to the loans, bonds, notes and other forms of limited recourse indebtedness of Carrier which are not subordinated to any other liability of Carrier (except as permitted by applicable law) to be provided from time to time to

K-B-16

Carrier by such Senior Lender and identified in Appendix A to the Common Security Trust Agreement, as such agreements and indentures may be amended and supplemented in accordance with the terms thereof or replaced from time to time.

          “Senior Debt Shortfall” means the amount of Senior Debt required to be provided and distributed to Carrier in accordance with the Financing Plan that Carrier has been unable to obtain.

          “Senior Debt Tranche” means the aggregate Senior Debt provided by a Senior Lender Group supported by Collateral consisting primarily of obligations of a Related Initial Shipper Group. Senior Debt Trenches are designated Senior Debt Tranche A, Senior Debt Tranche B, Senior Debt Tranche C or Senior Debt Tranche D, as the case may be, each as identified in Appendix A to the Common Security Trust Agreement.

          “Senior Lender Group” means the Persons providing export credit agency financing, bank financing and other financing or interest or foreign exchange swaps and any indenture trustee or fiscal agent for holders of Carrier’s debt securities identified in Appendix A to the Common Security Trust Agreement as holding collectively Senior Debt constituting a single Senior Debt Tranche.

          “Senior Lenders” means the Persons providing export credit agency financing, bank financing, other financing or interest or Initial Shipper Bridge Loans and Shareholder Bridge Loans and any indenture trustee or Fiscal agent for holders of Carrier’s Debt securities, in each case identified in Appendix A to the Common Security Trust Agreement, provided, however, that:

          (a)   solely for the purpose of determining the Senior Lender under a Senior Debt Agreement in connection with the determination and exercise of any rights or the taking of any other action under this Agreement and/or such Senior Debt Agreement (but not for purposes of calculating the principal amount of Senior Debt outstanding or the amount of Senior Debt Commitments under the Related Senior Debt Tranche), the holder of Senior Debt designated in Appendix A to the Common Security Trust Agreement, as the Senior Lender under such Senior Debt Agreement shall be deemed to be the sole holder of Senior Debt under such Senior Debt Agreement; and

          (b)   if a Senior Lender in a Senior Lender Group referred to in paragraph (a) above ceases to hold any Senior Debt under its related Senior Debt Agreement it shall (by notice to the trustee named in the Common Security Trust Agreement, the other Senior Lenders in such Senior Lender Group and Carrier attaching an amended Appendix A to the Common Security Trust Agreement, giving effect to such designation) designate the holder of such Senior Debt under such Senior Debt Agreement or, if there is more than one such holder, one of the other holders of the Senior Debt under such Senior Debt Agreement of which it is deemed hereunder to be the sole holder as its successor as the deemed sole holder thereof for purposes of this Agreement and such Senior Debt Agreement.

K-B-17

          “Share Transfer Agreement” means the Share Transfer Agreement, dated as of December 14, 1994, entered into between IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., on the one hand, and Ecopetrol, on the other, as the same may be amended from time to time in accordance with the terms thereof.

          “Shareholder” means [insert name of Shareholder — Empresa Colombiana de Petróleos-Ecopetrol, BP Colombia Pipelines Limited, TOTAL Pipeline Colombie S.A. or Triton Pipeline Colombia, Inc.], and its successors and permitted assigns.

          “Shareholder Bridge Loan” means a bridge loan to Carrier provided by one or more Shareholders or their Affiliates or one or more financial institutions on their behalf to fund (a) an amount of Senior Debt under a Senior Debt Tranche Related to another Initial Shipper Group which Carrier, despite its best efforts, has been unable to obtain in accordance with its then current Financing Plan or (b) a failure by another Shareholder to make an Equity Contribution.

          “Shareholders” means the parties to the Oleoducto Central Agreement other than Carrier.

          “Shareholding Interest” has the meaning assigned to it in the Common Security Trust Agreement.

          “Shares” means the shares of common stock, par value Ps 100,000 each, of Carrier, each with no preference among themselves with respect to dividends, voting rights or rights upon liquidation of Carrier.

          “Shippers” means, at any time, all parties (other than Carrier) to Transportation Agreements and Third Party Transportation Agreements then in effect.

          “Short-term Haul” means the commitment of an Initial Shipper, made pursuant to the nominations procedures and rules of Sections 3.4 and 3.5 of the General Terms and Conditions, to use a specified portion of its Allocated Capacity for one or more Segments for one Schedule Month.

          “Sole Risk Capacity” means any capacity attributable to or created by Sole Risk Facilities.

          “Sole Risk Facilities” means additional facilities or modifications in or to existing facilities of any Segment that expand capacity or otherwise improve service, that are approved by a vote of four of the six members of the Board of Directors but not included in the Annual Operating Budget, and that are constructed at the expense of one or more Shareholders or Initial Shippers in accordance with the terms and conditions of the Oleoducto Central Agreement or the Agreement, respectively.

          “Sole Risk Parties” means the Shareholders or Initial Shippers, as the case may be, participating in the Sole Risk Proposal.

K-B-18

          “Sole Risk Proposal” has the meaning assigned to it in the Oleoducto Central Agreement.

          “Standard Barrel” means a barrel of Petroleum having the Characteristics specified on Attachment 1 to the General Terms and Conditions provided that a Standard Barrel for the El Porvenir-Vasconia Segment and for the Vasconia-Coveñas Segment means a barrel of Petroleum with the Characteristics of Petroleum composed of production from the Existing Fields and Cusiana Petroleum combined in proportion to the nominations of each such Petroleum into the El Porvenir-Vasconia Segment from time to time.

          “Subordinated Debt” means the unsecured Debt of Carrier to a Subordinated Lender, whether presently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Senior Debt in accordance with the subordination terms attached as Appendix J to the Common Security Trust Agreement other than Transportation Repayment Obligations or Shareholder Bridge Loans pursuant to clause (b) of the definition thereof herein.

          “Subordinated Fee” has the meaning assigned to it in the Technical Services and Management Agreement.

          “Subordinated Lender” means a lender or provider of Subordinated Debt.

          “Subordinated Notes” means notes or other instruments of Carrier evidencing Subordinated Debt.

          “Subscription Agreement” means the Amended and Restated Subscription Agreements, each dated as of March 31, 1995, between Carrier and each of the Shareholders, in each case as the same may be amended and restated from time to time in accordance with the terms thereof.

          “Subsidiary” of a Person means (i) a corporation more than 50% of the outstanding Voting Shares of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          “Surcharges” means all amounts collected by Carrier in respect of (a) interest on overdue amounts under the Agreement, (b) increases in tariffs under Section 4.6 of the Agreement and, to the extent they accrue to Carrier in accordance with Section 4.3 of the Tariff Regulations, under Section 4.2 of the Tariff Regulations, and (c) penalties and interest under Section 3.5(a), Section 4.1 and Section 5.4, respectively, of the General Terms and Conditions.

          “Tariff Advances” has the meaning assigned to it in Section 5.1 of the Agreement.

          “Tariff Regulations” means the procedures for the calculation and payment of Tariffs attached as Schedule C hereto.

K-B-19

          “Tariffs” means the Initial Shipper Tariff, the Overutilizer Tariff, the Third Party Tariff, the Minimum Tariff, the Working Capital Tariff and the Underutilizer Tariff, or any of them, and any applicable charges pursuant to Article Five of the Tariff Regulations.

          “Technical Services and Management Agreement” means the Technical Services and Management Agreement, dated as of March 31, 1995, between Carrier and CIT Colombiana S.A., as the same may be amended from time to time.

          “Third Party Premium” means, for each Schedule Month in a calendar year, a dollar amount equal to the increase in the Annual Revenue Requirement necessary to achieve an increase in Carrier’s annual return to Shareholders calculated in accordance with Section 5.4(b) of the Oleoducto Central Agreement by two percentage points, using in each calculation the most current calculation of the Annual Revenue Requirement under the Tariff Regulations and the most current Schedule for such Schedule Month prepared under the General Terms and Conditions.

          “Third Party Shippers” means, at any time, all parties (other than Carrier) to Third Party Transportation Agreements then in effect.

          “Third Party Tariff” has the meaning assigned to it in Section 3.3(a) of the Tariff Regulations.

     “Third Party Transportation Agreements” means all agreements between Carrier and parties (other than Initial Shippers) for transportation service on the Oleoducto Central at the Third Party Tariff in accordance with the Tariff Regulations and the General Terms and Conditions to the extent applicable to such parties as indicated therein, as the same may be amended from time to time in accordance with the terms thereof.

          “Throughput Capacity” means the theoretical design throughput capacity of a Segment or the Oleoducto Central, as the case may be, as originally constructed and installed and subsequently modified from time to time (without regard to Sole Risk Facilities) based on Standard Barrels.

          “Throughput Share” with respect to an Initial Shipper for any Segment means the percentage equal to the number of Standard Barrels of Petroleum nominated to be transported by it through such Segment of the Oleoducto Central and its Net Deliveries in the most recent six calendar months preceding the month as to which the Throughput Share is to be calculated (excluding any period during which no Petroleum was shipped through such Segment of the Oleoducto Central) in which Net Deliveries existed or Petroleum was so nominated divided by the sum for the same six month period (subject to the same exclusion) of the aggregate Net Deliveries of all Initial Shippers and the number of Standard Barrels of Petroleum nominated to be transported by all Shippers obligated to pay Minimum Tariffs and Working Capital Tariffs under their transportation agreements in accordance with the terms thereof (including any Third Party Shippers so obligated but excluding any Third Party Shipper that has failed to pay any Minimum Tariffs or Working Capital Tariffs payable by it) through such Segment of the Oleoducto Central.

K-B-20

          “Transportation Agreements” means the Agreement and the other agreements to be entered into by Carrier and each of the other Initial Shippers for the transportation by such Initial Shippers of Petroleum through the Oleoducto Central, as the same may be amended from time to time in accordance with the terms thereof.

          “Transportation Agreement Step-Up” has the meaning assigned to it in Section 4.2 of the Tariff Regulations.

          “Transportation Note” means the Transportation Note substantially in the form attached as Schedule E hereto.

          “Transportation Repayment Obligations” means Carrier’s obligations to pay interest on and to repay Tariff Advances made under, and to repay principal of and interest on Transportation Notes issued pursuant to, the Transportation Agreements as well as any and all other amounts payable in respect thereof.

          “TRO Holder” means a Person to whom Transportation Repayment Obligations are owing.

          “Trustee” has the meaning assigned to it in the Common Security Trust Agreement.

          “Underutilizer Tariff” has the meaning assigned to it in Section 3.6 of the Tariff Regulations.

          “Upstream Delivery Point” means a Delivery Point prior to the Coveñas Delivery Point.

          “Upstream Expropriatory Action” with respect to Initial Shipper means any action or series of actions taken, authorized, ratified or acquiesced in by Colombia or a governing authority which is in de facto control of part of Colombia for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of the rights of any Initial Shipper (other than Ecopetrol) or any of its respective affiliates, as the case may be, under the contract(s) through which it has rights to lift and dispose of Cusiana Petroleum and its direct or indirect interest in the Dedicated Area or the Petroleum produced therefrom if such action or series of actions, together with similar prior actions or series of actions, if any, result in the appropriation, confiscation, expropriation or nationalization of the rights under such contract(s) or rights to lift and dispose of Petroleum produced thereunder of Initial Shipper (or any of its Affiliates, as the case may be).

          “Upstream Underutilized Segment” means a Segment where the Aggregate Scheduled Capacity of such Segment is less than the Available Capacity of such Segment.

          “Valuation Expert” means an internationally recognized independent investment banking or other advisory firm with experience in the valuation of petroleum pipeline operating

K-B-21

companies jointly selected by the member of the Initial Shipper Group affected by Expropriatory Action and Carrier.

          “Variable Charge” means the Variable Operating Costs for the transportation of one Standard Barrel for a specified Segment and throughput volume.

          “Variable Operating Costs” means, with respect to any Segment, the costs of energy, lubricants and drag reduction and other additives consumed by Carrier in its transportation operations in connection with such Segment.

          “Voting Shares” means shares which ordinarily have voting power for the election of directors (or persons performing similar functions), whether at all times or only so long as no senior class of shares has such voting power by reason of any contingency.

          “Weighted Average Throughput Share” with respect to an Initial Shipper means the quotient obtained by dividing (a) the sum of the products obtained by multiplying the Throughput Share of such Initial Shipper for each Operating Segment by the Capital Cost for such Operating Segment by (b) the Capital Cost for all Operating Segments.

          “Working Capital Tariffs” has the meaning assigned to it in Section 3.5(a) of the Tariff Regulations.

K-B-22

SCHEDULE B
to Transportation Agreement

OLEODUCTO CENTRAL DESCRIPTION

     This description of Carrier’s oil transportation and storage facilities is separated into two categories: (i) existing assets which will be transferred to Carrier as provided in the Oleoducto Central Agreement and (ii) assets that will be built during the construction phase currently estimated to begin mid-year 1995 and to be completed mid-year 1997. The existing assets are interconnected by a variety of facilities which will not become part of the Oleoducto Central, but which will be used. Once completed, Carrier will own a complete transportation system, capable of transporting Petroleum from the Fields to the export terminal in the Port of Coveñas on the Caribbean coast. At any time, the Oleoducto Central shall, for the purposes of the Agreement, be comprised of any pipeline assets that are owned by Carrier and shall, unless otherwise determined by Carrier by a decision of its Board of Directors in accordance with the By-laws of Carrier, consist of the assets described or referred to in this Schedule which are at such time owned by Carrier.

I.	Existing Facilities

The current assets which will be transferred to Carrier during 1995 consist of the following facilities (see Figure):

A.	Cusiana Pump Station

The Cusiana Pump Station is located in the central processing facilities of the Santiago de las Atalayas, Tauramena, and Rio Chitamena Association Contracts and includes the following main equipment:

	1.	Two production storage tanks, with a nominal capacity of 50,000 barrels each.

	2.	Two production storage tanks (one under construction) with a nominal capacity of 100,000 barrels.

	3.	One off-spec tank with a nominal capacity of 10,000 barrels.

	4.	BS & W analyzer.

	5.	Two metering skids.

	6.	High alarm.

	7.	Two vertical canned off-spec oil recycle pumps.

	8.	Four crude dehydrators.

	9.	Four crude oil transfer pumps.

	10.	Four crude oil booster pumps with 1,200 GPM capacity and differential pressure of 100 psi.

	11.	Four crude oil shipping pumps, with 1,200 GPM capacity and differential pressure of 1,450 psi.

B.	El Porvenir-Vasconia (Central Llanos) Pipeline Upgrade

	1.	El Porvenir Station

The following equipment is completed or under completion:

		(a)	Five main crude oil shipping pumps, of 4,000 HP and with 110 MBPD capacity (3208 GMP), 1,615 psi each.

		(b)	Five crude oil booster pumps with 350 HP and 73.3 MBPD capacity (2138) each, at a differential pressure of 150 psi.

		(c)	Fire Protection System, including a 25 MB water tank.

		(d)	Three 150,000 barrel metering runs for receiving crude oil from Cusiana.

		(e)	2 KVA, Electric Substation.

		(f)	Three 1,000 KV Generator Sets.

		(g)	Pressure relief valves at receiving and dispatching points.

		(h)	One scraper trap for receiving crude.

		(i)	Four 112.8 MBPD meter runs for shipping crude oil.

		(j)	Distributed control system.

	2.	Miraflores Station:

		(a)	Five main crude oil shipping pumps, with 4,500 HP and 73.3 MBPD, 2,315 psig capacity each.

		(b)	Distributed Control System.

		(c)	Fire Protection System, including a 5,000 barrel water tank.

		(d)	Pressure relief valves available at receiving and dispatching points.

		(e)	Scraper traps at dispatching points.

	3.	Vasconia Station:

		(a)	High pressure metering skid (260 MBPD) composed of 8 meter runs, with BS & W Analyzer.

		(b)	One low pressure flow meter, 150 MBPD.

		(c)	Upgraded DCS.

		(d)	Scraper traps installed at receiving points.

	4.	30” Pipeline (96 kilometers of 30” outside diameter pipe with 5/8” and 3/4” wall thickness).

C.	Coveñas Terminal

The Coveñas Terminal is located in the Port of Coveñas and the following equipment is contained within the existing Oleoducto de Colombia.

	1.		Four crude oil storage tanks with a nominal capacity of 350,000 barrels.

II.	Post-Construction Facilities

The completed Oleoducto Central, as envisaged under current development plans, will comprise an 800 km transportation system linking the production centers in the Fields to the terminal facilities in the Port of Coveñas (see Figure). The proposed pipeline divides naturally into four segments:

	1.	Cusiana Segment: a 35 km section of 30” pipe which connects the Cusiana Pump Station within field facilities to the El Porvenir Pump Station;

	2.	El Porvenir-Vasconia (Central Llanos) Segment: a 280 km section of 30” and 36” pipe linking El Porvenir to La Belleza, along with additional pumping capacity added to El Porvenir and Miraflores:

	3.	ODC Loop: a 480 km section of 30” pipe which leads from Vasconia to Coveñas; and

	4.	Coveñas Terminal: export terminal facilities at the Port of Coveñas.

A.	Cusiana to El Porvenir Segment

          A new 30” pipeline is proposed between Cusiana and El Porvenir to transport an annual average of 500 MBD. The existing 20” pipeline will be converted for the transportation of gas. New pumps and equipment will be installed for the new 30” pipeline. Incremental tankage will be installed as part of the field facilities to provide for a total volume equivalent to three days of production.

B.   El Porvenir to La Belleza – El Porvenir-Vasconia (Central Llanos) Segment

          A new 36” pipeline will be constructed between El Porvenir and Miraflores and a new 30” pipeline will be constructed between Miraflores and La Belleza. Additional pumps and drivers will be added to the El Porvenir and Miraflores Pump Stations, allowing this new system to transport an annual average of 556 MBD.

          The existing 20” Central Llanos Line will be leased by Carrier from 1995 until completion of the El Porvenir to La Belleza loop and then it will be removed from the crude oil transport system and converted to a gas transmission line. At La Belleza, the new line will be connected to the existing 30” line described above. At Vasconia, about 210 MBD will be off-loaded from the Oleoducto Central for transport through ODC to Coveñas. The remainder of the oil, 290 MBD, will flow directly into a new Vasconia to Coveñas pipeline for transport to Coveñas.

C.   Vasconia to Coveñas Segment (ODC Loop)

          A 30” pipeline will be constructed from Vasconia to Coveñas. This pipeline will carry an annual average of 290 MBD. The existing ODC will be used to transport oil from Vasconia that is not sent to the refinery in Barrancabermeja.

D.   Coveñas Terminal

          One Tanker Loading Unit will be added to the Coveñas terminal and the tank farm will be expanded to a total storage capacity of 2,000 to 3,000 MB.

Existing Lines
New Lines
Port of Coveñas
Maracaibo Lake
Banadia
The production values correspond to annual rates
for a case with 500 MBD from Cusiana
and Cupiagua and existing production for 1996

NYDOCS01/1179268.2
C-5

SCHEDULE C
To Transportation Agreement

TARIFF REGULATIONS

TABLE OF CONTENTS

Page

ARTICLE ONE

DEFINITIONS

Section 1.1. Definitions	1

ARTICLE TWO

TARIFF POSTINGS

Section 2.1. Annual Postings	1
Section 2.2. Monthly Postings	1
Section 2.3. Capital Costs	2
Section 2.4. Annual Revenue Requirement	2
Section 2.5. Adjustments to Annual Revenue Requirement	2
Section 2.6. Benchmark Interest Expense	3

ARTICLE THREE

CALCULATION AND PAYMENT OF TARIFFS

Section 3.1. Initial Shipper Tariff	5
Section 3.2. Overutilizer Tariff	5
Section 3.3. Third Party Tariff	5
Section 3.4. Minimum Tariffs	6
Section 3.5. Working Capital Tariffs	6
Section 3.6. Underutilizer Tariffs	7
Section 3.7. Changes to Initial Shipper Tariff and Overutilizer Tariff	7
Section 3.8. Surcharges	7
Section 3.9. Excess Credits	7
Section 3.10. Reduction of Initial Shipper Tariff and Overutilizer Tariff	8

ARTICLE FOUR

RELATED SHAREHOLDER DEFAULTS

Section 4.1. Oleoducto Central Agreement Defaults	8
Section 4.2. Transportation Agreement Step-Up	9

K-C-ii

TARIFF REGULATIONS

ARTICLE ONE

DEFINITIONS

     Section 1.1. Definitions. All capitalized terms used and not defined herein have the meanings assigned to them in the Agreement.

ARTICLE TWO

TARIFF POSTINGS

     Section 2.1. Annual Postings. As much in advance of the commencement of operations of each Segment as practicable, and on or before the fifteenth of each subsequent month of November, Carrier shall provide to Initial Shipper a tariff posting (the “Annual Posting”) with Carrier’s estimates of the following information for the next Fiscal Year:

(i)	the Annual Revenue Requirement included in the Annual Operating Budget;

(ii)	the allocation of the Annual Revenue Requirement among all Operating Segments;

(iii)	the Variable Operating Costs, based on the most current Projection; and

(iv)	the Tariffs for each Segment, each calculated in accordance with Article Three below.

     Section 2.2. Monthly Postings. (a) On or before the fifth day of each Nomination Month, Carrier shall deliver to Initial Shipper a tariff posting (the “Monthly Posting”) with Carrier’s estimates of the following information for the following Schedule Month:

(i)	any adjustments to the Annual Revenue Requirement required by Section 2.5 of these Tariff Regulations;

(ii)	any revisions to Variable Operating Costs based on the most current Projection; and

(iii)	the Tariffs for each Segment, calculated in accordance with Article Three below.

     (b)      In the Nomination Months of March, June, September and December of each year, Carrier shall reflect in the Monthly Posting actual costs and volumes of Petroleum transported for each Operating Segment on a year-to-date basis, with a revised Schedule for the remainder of the year.

     Section 2.3. Capital Costs. (a) Prior to the determination of the Actual Project Cost and its allocation to each Segment in accordance with Section 2.3(b) below, the Capital Cost of each Segment shall be the Capital Cost incurred by Carrier in connection with the acquisition and/or construction of such Segment.

     (b)    For purposes of allocating the Annual Revenue Requirement among the Segments, the Capital Cost of each Segment shall be determined by unanimous agreement of Carrier and all Initial Shippers at the time the Shareholders and Carrier determine the Actual Project Cost in accordance with the Oleoducto Central Agreement.

     (c)    After the commencement of operations at each Segment, the Capital Cost for such Segment shall be determined from time to time by Carrier by adjusting the Capital Cost thereof in accordance with the Capital Cost entries in Carrier’s accounting books and records.

     (d)    Before and after the commencement of operations at each Segment, all Capital Costs incurred by Carrier not directly in connection with a particular Segment shall be allocated by Carrier to each Segment in the proportion that the Capital Cost thereof represents to the total Capital Cost of all Segments as of the date of the most recent financial statements of Carrier.

     Section 2.4. Annual Revenue Requirement. The Annual Revenue Requirement and Variable Operating Costs shall be fully recovered from Tariffs paid on all barrels of Cusiana Petroleum and all barrels of other Petroleum nominated to be transported through the Oleoducto Central, provided that (i) Tariffs shall be allocated only to Operating Segments and (ii) if no Petroleum is being transported through a Segment no Tariff shall be applicable thereto (except for any Minimum Tariffs applicable thereto in accordance with Section 3.4 below and any Underutilizer Tariffs applicable thereto in accordance with Section 3.6 below, in each case subject to the Agreement). If no Petroleum is transported through any Segment and there are no Net Deliveries with respect to any Segment in any month, the Annual Revenue Requirement for such month (less any Minimum Tariffs and/or Advance Tariff Payments provided in respect of Operating and Maintenance Costs) shall, unless otherwise agreed by Carrier and each Initial Shipper, be added to the Annual Revenue Requirement for the next succeeding six months. If no Petroleum is transported through a Segment and there are Net Deliveries with respect to such Segment, the portion of the Annual Revenue Requirement allocated to such Segment shall be recovered from Tariffs paid on such Net Deliveries. The Annual Revenue Requirement shall be allocated to each Operating Segment in the proportion that the Capital Cost thereof represents to the total Capital Cost of all Operating Segments as of the date of the most recent financial statements of Carrier.

     Section 2.5. Adjustments to Annual Revenue Requirement. (a) The portion of the Annual Revenue Requirement related to each Operating Segment shall be adjusted monthly by Carrier to reflect (i) differences between estimates in the Monthly Posting for such Operating Segment and actual figures for the previous month in respect of cash expenses incurred by Carrier and volumes of Petroleum and Net Deliveries as to which Tariffs are payable, and (ii) changes in forecasts of such items for future periods.

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     (b)    On December 31 and June 30 of each year, Carrier shall make an adjustment to the Annual Revenue Requirement and corresponding adjustments to the Tariffs to take into account a conservative forecast of the peso/dollar exchange rate on the expected date of any Distribution to Shareholders with respect to the six months then ended. If the peso/dollar exchange rate on the actual date of payment of such Distribution is such that the Distribution is higher or lower than the annual return to Shareholders contemplated by Section 5.4(b) of the Oleoducto Central Agreement, the Annual Revenue Requirement shall be adjusted in the subsequent six month period so that the resulting adjustment in Tariffs will cause the Distribution with respect to the subsequent period to be decreased or increased such that the aggregate annual return for the period beginning on the date of the first Equity Contribution to such date of payment will equal the annual return to Shareholders contemplated by Section 5.4(b) of the Oleoducto Central Agreement.

     (c)    Prior to the end of each Fiscal year, Carrier shall make any adjustment required to the Annual Revenue Requirement, and corresponding adjustments to the Tariffs, necessary to generate to Carrier sufficient Cash-on-Hand to repay any outstanding Working Capital Tariff not repaid when required under Section 3.5 below.

     (d)    In the event Carrier gives a notice for (or invoices) an Advance Tariff Payment in respect of costs covered by Clause (i) of the definition of Base Revenue Requirement, pursuant to Section 3.1 of the Advance Tariff Agreement, Carrier agrees to increase the Tariffs payable by Initial Shipper by the amount of the expense referred to in Section 3.1(c) First of the Advance Tariff Agreement, and, to the extent such Advance Tariff Payment is made, to credit Initial Shipper’s Tariffs payable by the amount of such expense.

     (e)    Notwithstanding any provision in the Agreement to the contrary, neither the Annual Revenue Requirement nor the Tariffs shall be established or adjusted to take into account any decrease in revenues due to the failure by any Initial Shipper to pay any amounts due under its Transportation Agreement or Advance Tariff Agreement or by any Shipper to pay any amounts due under its Third Party Transportation Agreement.

     Section 2.6. Benchmark Interest Expense. (a) The interest expense used in the estimation of the Annual Revenue Requirement (the “Benchmark Interest Expense”) in any period shall be calculated by applying the Benchmark Interest Rate at the beginning of such period to the outstanding principal amount of Senior Debt (excluding for these purposes only (i) the Excess Amount with respect to any Senior Debt Tranche for the six-month period following the first incurrence of Senior Debt causing the existence or an increase of such Excess Amount under such Senior Debt Tranche, and, following such period, such Excess Amount under such Senior Debt Tranche, adjusted from time to time to give effect to the use of the proceeds thereof, and (ii) any Senior Debt outstanding under Liquidity Facilities and under any post-Completion credit facilities to the extent they do not represent Tariff Advances, Transportation Notes or indebtedness that represents a refinancing of such indebtedness on the basis of the same Collateral), Tariff Advances and Transportation Notes.

     “Excess Amount” shall mean the amount of Senior Debt outstanding under any Senior Debt Tranche that is equal to the excess of (A) the sum of the principal amount of Senior Debt outstanding under such Senior Debt Tranche over (B) the Related Initial Shipper Group’s

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Proportionate Share (as defined in the Transportation Agreement with the Person that is the Initial Shipper in such related Initial Shipper Group) of the sum of the principal amount of Senior Debt that is outstanding in the aggregate (excluding any overdue amounts) which was scheduled to be incurred (whether actually incurred or not and excluding any amounts that were incurred in excess of the amounts so scheduled to be incurred) in accordance with the “Uses of Funds” table in the Financing Plan as of the date of the incurrence of the Senior Debt listed under clause (A) above that causes the existence or increase, as the case may be, of such excess. Subject to applicable mandatory requirements of law, “Benchmark Interest Rate” means the highest of the weighted average annual interest rates (for this purpose, “interest rate” shall include any additional amounts paid in respect of withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature imposed upon or levied upon or as the result of the payment by Carrier of principal and interest on such Senior Debt by Colombia or any political subdivision or taxing authority thereof or therein as a result of any amendment to, or change in, the laws (or any regulation or rulings thereunder) of Colombia or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in any official interpretation or application of such laws or regulations but shall exclude any default or penalty interest rate to the extent such rate exceeds the otherwise applicable interest rate together with any interest accruing on any principal amount of Senior Debt due but not yet paid) on Senior Debt in each Senior Debt Tranche outstanding during such period, and, if all remaining Senior Debt matures or is repaid in such period, the Benchmark Interest Rate shall be fixed at the Benchmark Interest Rate prevailing immediately prior to such maturity or repayment provided, however, that the Benchmark Interest Rate shall never be lower than the annual yield from time to time in effect on U.S. Treasury notes with a remaining term to maturity of 10 years plus 2%, expressed as a bond equivalent. The weighted average interest rate in any period for each Initial Shipper shall be the ratio of (x) the total interest expense (and any fees payable under the Senior Debt Agreement relating to the Related Senior Debt other than fees that are incurred in connection with the obtaining of such Senor Debt and capitalized by Carrier) on the Senior Debt under the Related Senior Debt Tranche during such period and (y) the total average outstanding amount of Senior Debt under the Related Senior Debt Tranche during such period. The Benchmark Interest Rate shall be recomputed every time Carrier incurs new Senior Debt. Until any Senior Debt is incurred by Carrier, the Benchmark Interest Rate shall be the annual yield from time to time in effect on U.S. Treasury notes with a remaining term of maturity of 10 years plus 2%, expressed as a bond equivalent, fixed at the time Carrier incurs any liability which bears interest set with reference to the Benchmark Interest Rate.

     (b)    Any difference between the Benchmark Interest Expense included in Tariffs payable in the Related Account and the actual interest expense paid by Carrier on the Related Senior Debt, Related Tariff Advances and/or Related Transportation Notes provided by such Initial Shipper shall be fully credited by Carrier (i) as a discount to be applied to Tariffs paid by such Initial Shipper, (ii) as a discount to be paid in cash by Carrier to such Initial Shipper or its designee, (iii) as a guarantee fee paid to a Financial Institution designated by such Initial Shipper (iv) by any other method not adverse to Carrier, in each case as directed by such Initial Shipper.

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ARTICLE THREE

CALCULATION AND PAYMENT OF TARIFFS

     Section 3.1. Initial Shipper Tariff. (a) Each Initial Shipper shall pay, with respect to each Segment and Schedule Month, a tariff per Standard Barrel for such Segment (the “Initial Shipper Tariff”) for Proportionate Volumes applicable to such Segment. The Initial Shipper Tariff shall be the sum of (i) the amount equal to the Annual Revenue Requirement allocated to such Segment (the “Fixed Charge”) divided by the sum of the Aggregate Scheduled Capacity for such Segment and any Net Deliveries of such Initial Shipper applicable to such Segment, and (ii) the Variable Charge for such Segment, based on such Aggregate Scheduled Capacity.

     Section 3.2. Overutilizer Tariff. (a) Each Initial Shipper shall pay, with respect to each Segment and Schedule Month, a tariff per Standard Barrel for such Segment (the “Overutilizer Tariff”) for Overuse Volumes applicable to such Segment, provided that to the extent that such Overuse Volumes arise from any decrease in Throughput Capacity from that at Completion of the Oleoducto Central as the result of the Decommissioning of any Segment, no Overutilizer Tariff will be payable with respect to such volumes. The Overutilizer Tariff shall equal the Initial Shipper Tariff for such Segment plus the lesser of (i) the amount of the Overutilizer Premium allocated to such Segment divided by the sum of the Aggregate Scheduled Capacity for such Segment and any Net Deliveries of such Initial Shipper applicable to such Segment and (ii) the Established Third Party Premium for such Segment (or zero if there is no Established Third Party Premium). In determining the Overutilizer Tariff for each Segment, Carrier shall allocate the total Overutilizer Premiums in the proportion that such Segment’s Capital Cost bears to the aggregate Capital Cost of all Operating Segments as determined in accordance with Section 2.3 above.

     (b)    All Overutilizer Premiums paid with respect to a Segment in a Schedule Month shall be credited by Carrier against Tariffs paid with respect to such Segment in such Schedule Month by each Initial Shipper that nominated less than its Proportionate Share of Available Capacity in such Segment. Such credits shall be shared pro rata among each Initial Shipper in the proportion that (i) the difference between such Initial Shipper’s Nominated Capacity and its Allocated Capacity in such Schedule Month in such Segment bears to (ii) the Aggregate Unused Capacity in such Segment in such Schedule Month.

     Section 3.3. Third Party Tariff. (a) Shippers other than Initial Shippers shall pay with respect to each Segment and Schedule Month a tariff per Standard Barrel (the “Third Party Tariff”) approved by the Colombian Ministry of Mines and Energy (the “MME”). Carrier shall apply, and Initial Shipper shall support such application, for approval of a Third Party Tariff with respect to each Segment equal to the sum of the Initial Shipper Tariff plus the Third Party Premium allocated to such Segment divided by the Aggregate Scheduled Capacity for such Segment. The amount by which the third Party Tariff, as approved by the MME, exceeds the Initial Shipper Tariff, if any, is called the “Established Third Party Premium”. In determining the Established Third Party Premium for each Segment, Carrier shall allocate the total Established Third Party Premiums in the proportion that such Segment’s Capital Cost bears to

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the aggregate Capital Cost of all Operating Segments as determined in accordance with Section 2.3 above.

     (b)    Until the earlier of Completion and December 31, 1997, all Established Third Party Premiums with respect to a Segment in a Schedule Month shall be credited by Carrier against Tariffs paid with respect to such Segment in such Schedule Month by each Initial Shipper that nominated less than its Proportionate Share of Available Capacity in such Segment. Such credits shall be shared pro rata among each Initial Shipper in the proportion that (i) the actual volume of Standard Barrels nominated for transportation by such Initial Shipper in such Segment during such Schedule Month bears to (ii) the Aggregate Unused Capacity in such Segment in such Schedule Month.

     (c)    After the earlier of Completion and December 31, 1997, Established Third Party Premiums, if any, shall be shared pro rata among Initial Shippers according to their respective Proportionate Shares.

     Section 3.4. Minimum Tariffs. During any period after the termination of the Advance Tariff Agreement between Carrier and Initial Shipper in which no Petroleum is transported in any Segment and there are no Net Deliveries with respect to any Segment, such Initial Shipper shall pay to Carrier with respect to each Segment in such period a minimum tariff (the “Minimum Tariff”) in an amount equal to Initial Shipper’s Weighted Average Throughput Share with respect to such Segment (assuming for these purposes that it is an Operating Segment) multiplied by the sum of (i) the Fixed Costs with respect to such Segment and (ii) any interest expense on indebtedness of Carrier (other than any increase in such interest expense following any payment default by Carrier in respect of such indebtedness), provided that Carrier shall not charge Initial Shipper any Minimum Tariff to the extent that it results from the failure by any other Initial Shipper to pay any amounts due under its Transportation Agreement or Advance Tariff Agreement or by any Shipper to pay any amounts due under its Third Party Transportation Agreement. Such interest expense shall be allocated to such Segment in the proportion that such Segment’s Capital Cost bears to the aggregate Capital Cost of all Operating Segments as determined in accordance with Section 2.3 above.

     Section 3.5. Working Capital Tariffs. (a) Subject to paragraph (d) below, Initial Shipper shall, within 15 days after the approval of each Annual Operating Budget and upon notice from Carrier, pay to Carrier in cash working capital advances (the “Working Capital Tariffs”), less the amount of any outstanding Working Capital Tariffs previously paid by Initial Shipper to Carrier. The aggregate Working Capital Tariffs provided by Initial Shipper outstanding in any one fiscal year shall not exceed Initial Shippers’ Weighted Average Throughput Share of one-twelfth of the Operating and Maintenance Costs included in the Annual Revenue Requirement established in such approved Annual Operating Budget, provided that the Working Capital Tariffs related to the first Annual Operating Budget shall not exceed Initial Shipper’s Proportionate Share (and not Weighted Average Throughout Share) of one-twelfth of the Operating and Maintenance Costs included in the Annual Revenue Requirement included therein, provided that Carrier shall not charge Initial Shipper any Working Capital Tariffs to the extent that it results from the failure by any other Initial Shipper to pay any amounts due under its Transportation Agreement or Advance Tariff Agreement or by any Shipper to pay any amounts due under its Third Party Transportation Agreement. Subject always to the limitation

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provided in the preceding sentence, Carrier may request Initial Shipper to provide additional Working Capital Tariffs in any month during its fiscal year to reflect additional working capital needs identified in the Annual Operating Budget as amended during the year.

     (b)    Working Capital Tariffs shall constitute advance payments of Tariffs. Subject to Section 3.5(c) below, Working Capital Tariffs shall be credited by Carrier against the payment of Tariffs by Initial Shipper or repaid to Initial Shipper or its designee in cash in each case to the extent that the aggregate amount of any outstanding Working Capital Tariffs exceeds the amount of Working Capital Tariffs required to be provided by Initial Shipper in accordance with the Annual Revenue Requirement established in the Annual Operating Budget for the next succeeding fiscal year. Such credit or repayment shall be without interest and shall be credited or repaid by Carrier once annually at the end of the fiscal year in which such Working Capital Tariffs were made.

     (c)    If on any date for repayment specified in Section 3.5(b) above Carrier has insufficient Cash-on-Hand to repay the Working Capital Tariff, the Initial Shipper Tariff shall be adjusted as provided for in Section 2.5(c) above, and such payment shall be made as soon thereafter as Carrier has sufficient Cash-on-Hand.

     (d)    The obligation to pay Working Capital Tariffs hereunder shall terminate on the later of (i) the date on which all Tariff Advances provided hereunder and Transportation Notes purchased hereunder have been repaid or (ii) the date of final maturity of the Related Senior Debt.

     Section 3.6. Underutilizer Tariffs. Each Initial Shipper shall pay, with respect to each Segment and Schedule Month, a Tariff (the “Underutilizer Tariff”) equal to the quotient of (i) the product of the Fixed Charge and the Net Deliveries of such Initial Shipper applicable to such Segment divided by (ii) the sum of the Aggregate Scheduled Capacity applicable to such Segment and the Net Deliveries of such Initial Shipper applicable to such Segment.

     Section 3.7. Changes to Initial Shipper Tariff and Overutilizer Tariff. If in any month the Third Party Tariff in any Segment is less than the Initial Shipper Tariff for such Segment, the Fixed Charge included in the Initial Shipper Tariff shall be increased by an amount equal to the product of (i) the number of barrels of Petroleum nominated by third parties and (ii) the difference between the Initial Shipper Tariff and the Third Party Tariff.

     Section 3.8. Surcharges. All Surcharges collected by Carrier with respect to any Segment in any Schedule Month shall be credited to the payment of Tariffs by Initial Shippers with respect to such Segment who did not incur such Surcharges in proportion to their respective Throughput Shares with respect to such Segment in such Schedule Month.

     Section 3.9. Excess Credits. To the extent that credits to Initial Shipper attributable to Overutilizer Premiums, Established Third Party Premiums or Surcharges are to be credited to the payment of Tariffs by Initial Shipper but in any period exceed the Tariffs to be paid by Initial Shipper in such period, such excess shall be applied by Carrier to Tariffs to be paid by Initial Shipper in the following period or periods, or, at the election of Initial Shipper, paid in cash by Carrier to Initial Shipper or its degree.

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     Section 3.10. Reduction of Initial Shipper Tariff and Overutilizer Tariff. If (i) Expropriatory Action occurs with respect to the Shareholder in the Initial Shipper Group of the Initial Shipper, (ii) such Shareholder has not received the Fair Market Value, as determined by a Valuation Expert, for the property expropriated, and (iii) the expropriating party has not become a party to the Dividend Trust Agreement, the Initial Shipper Tariff and the Overutilizer Tariff otherwise payable by such Initial Shipper shall automatically be reduced by the Corresponding Percentage of the amount included in each such Tariff in order to generate the annual return to be paid to Shareholders (including any interest paid on Subordinated Notes) by Carrier in accordance with Section 5.4(b) of the Oleoducto Central Agreement for so long as such Expropriatory Action remains in effect, provided that no such reduction in Tariffs shall be applicable prior to Completion. Carrier shall use its Reasonable Efforts to make the expropriating party a party to the Dividend Trust Agreement.

ARTICLE FOUR

RELATED SHAREHOLDER DEFAULTS

     Section 4.1. Oleoducto Central Agreement Defaults. (a) If with respect to the shareholder that is a Person in the same Initial Shipper Group as Initial Shipper either one or both of the provisions of (i) subsections 5.2(e)(i) or (ii), or (ii) subsections 5.3(b)(i) or (ii), of the Oleoducto Central Agreement apply, then (b) or (c) below shall apply:

     (b)    if (i) the total amount of Senior Debt supported by such Initial Shipper Group’s collateral that has been disbursed to Carrier as of such date is less than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group’s Collateral in the then current Financing Plan or (ii) the sum of such Senior Debt disbursed to Carrier plus Equity Contributions made by such Initial Shipper Group as of such date is less than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group’s Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, Carrier shall apply the Transportation Agreement Step-Up (as defined below) to the Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 250%; or

     (c)    if (i) the total amount of Senior Debt supported by such Initial Shipper Group’s Collateral that has been disbursed to Carrier as of such date is greater than 85% of the aggregate Senior Debt Tranche to be supported by such Initial Shipper Group’s Collateral in the then current Financing Plan and (ii) the sum of such Senior Debt is supported by such Initial Shipper Group’s Collateral disbursed to Carrier plus the Equity Contributions made by such Initial Shipper Group as of such date is greater than 85% of the aggregate Senior Debt to be supported by such Initial Shipper Group’s Collateral plus Equity Contributions to be made by such Initial Shipper Group in such Financing Plan, then Carrier shall apply the Transportation Agreement Step-Up to Initial Shipper in such Initial Shipper Group and the applicable percentage shall be 150%, provided that the 150% tariff increase shall apply only to such Initial Shipper’s pro rata share of all Petroleum in excess of 185,000 barrels per day shipped by such Initial Shipper or on its behalf.

     (d)    If the Shareholder that is a Person in the same Initial Shipper Group as Initial Shipper breaches any of its obligations to Carrier and the other Shareholders with respect

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to the transfer, pledge, encumbrance or hypothecation of Shares of Carrier under Article Ten of the Oleoducto Central Agreement, Carrier shall apply the Transportation Agreement Step-Up to such Initial Shipper and the applicable percentage shall be 250% in which case the period set forth in Section 4.2(a) shall be one year after the effectiveness of such transfer, pledge, encumbrance or hypothecation and the percentage amount set forth in Section 4.2(b) shall be the quotient of its Shareholding Interest so transferred, pledged, encumbered or hypothecated divided by its Shareholding Interest immediately prior to such transfer, pledge, encumbrance or hypothecation expressed as a percentage.

     Section 4.2. Transportation Agreement Step-Up. The “Transportation Agreement Step-Up” means the right which is hereby granted by Initial Shipper to Carrier:

     (a)    to increase the Tariffs applicable to Petroleum shipped by such Initial Shipper or on its behalf by a specified percentage of the tariff originally applicable under the Agreement for the transportation of Petroleum (or to exercise any alternative right provided in the Agreement or which may otherwise be available to it and which will achieve substantially the same economic result), for a period beginning, in the case of Senior Debt, on the date specified in the notice of Senior Debt Shortfall provided to the Shareholder, and in the case of an Equity Contribution shortfall, on the date specified in the call for the Equity Contribution provided to the Shareholder, and ending one year after the date of the Senior Debt Shortfall actually was remedied (whether by Initial Shipper Bridge Loan or by obtaining Senior Debt from a third party which may be an existing provider of Senior Debt), in each case solely supported by Collateral other than any other Initial Shipper Group’s Collateral or any assets of Carrier, or the Equity Contribution is made, and

     (b)    for the remaining term of the Agreement, to apply the highest of the Initial Shipper Tariff, the Overutilizer Tariff and the Third Party Tariff to Initial Shipper’s Proportionate Share of Available Capacity for each Segment represented by the percentage amount that, in the case of a Senior Debt Shortfall, is equal to the amount of the Senor Debt Shortfall divided by the sum of the aggregate amount of Senior Debt in the Senior Debt Tranche for the Shareholder, and the maximum amount of Equity Contributions set forth in the Subscription Agreement of the Shareholder, in each case as shown in the then current Financing Plan, and, in the case of a failure to make an Equity Contribution, is the amount of such Equity Contribution divided by the same denominator.

     Section 4.3. Accruals. (a) The incremental tariffs payable to Carrier by such Initial Shipper included in the sum of (a) plus (b) in Section 4.2 above which exceed those Tariffs otherwise payable to Carrier by such Initial Shipper (i) shall accrue, after Colombian Taxes, and be directly paid by Carrier to the party that provided funding for such Senior Debt Shortfall or Equity Contribution shortfall or (ii) if an Initial Shipper or its Affiliate provided funding for such Senior Debt Shortfall or Equity Contribution shortfall such incremental tariffs shall be credited by Carrier against Tariffs otherwise payable by such Initial Shipper or the Initial Shipper that is an Affiliate of the party that provided such funding, and (iii) otherwise shall accrue to Carrier.

     (b)    Any incremental Tariffs payable to Carrier by Initial Shipper under Section 4.1(d) above which exceed those Tariffs otherwise payable to Carrier by such Initial

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Shipper (i) shall accrue, after Colombian taxes, and be repaid by Carrier to, the other Initial Shippers pro rata in accordance with their Proportionate Shares or (ii) shall be credited by Carrier against Tariffs otherwise payable by such Initial Shippers, and (iii) otherwise shall accrue to Carrier.

     Section 4.4. Acknowledgements. In recognition of the serious consequences of any Shareholder default and the difficulty of ascertaining the damages that would result from such consequences, Initial Shipper recognizes and acknowledges that the rights of Carrier under this Article Four are reasonable.

ARTICLE FIVE

OTHER CHARGES

     Section 5.1. Charges in respect of Excess Amounts. (a) Subject to paragraph (b) below, in the event there exists under any Senior Debt Tranche and Excess Amount of Senior Debt outstanding (in its entirety or as adjusted pursuant to clause (i) of Section 2.6(a)), then:

 (i)   if and to the extent that each Shareholder that is a member of an Initial Shipper Group has consented to an agreement that has been reached among the Shareholder in Initial Shipper’s Initial Shipper Group and one or more other Shareholders pursuant to Section 5.2(c)(vi) of the Oleoducto Central Agreement with respect to sharing the additional interest expense associated with respect to all or part of such Excess Amount of Senior Debt (in its entirety or as adjusted, as the case may be), Tariffs payable by Initial Shipper in any period shall be increased by a portion of the additional interest expense accrued during such period on any such amount of Senior Debt determined in accordance with such agreement as certified to Carrier and Initial Shipper by the Shareholders that are parties thereto;

(ii)   if and to the extent clause (i) is not applicable with respect to any Excess Amount of Senior Debt, then for each month in the six-month period following the first date on which such Senior Debt is incurred by Carrier that gives rise to such Excess Amount or an increase thereof, Tariffs payable by Initial Shipper shall be increased by one-sixth of its Proportionate Share of the additional interest expense on that portion of such Excess Amount of Senior Debt which is scheduled to be drawn to meet the requirement for spending identified in the “Use of Funds” table in the Financing Plan as of the incurrence of such Excess Amount of Senior Debt during that six-month period; and

(iii)  if and only if and to the extent that such Excess Amount of Senior Debt is outstanding under Initial Shipper’s Related Senior Debt Tranche, Tariffs payable by Initial Shipper for each month in each six-month period following the first date on which such Senior Debt is incurred by Carrier shall be increased by the total additional interest expense on such Excess

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Amount of Senior Debt (as adjusted pursuant to clause (i) of Section 2.6(a)) for such six-month period to the extent clauses (i) and (ii) above are not applicable with respect thereto.

     (b)    In the event that there exists an Excess Amount of Senior Debt outstanding under Initial Shipper’s Related Senior Debt Tranche (in its entirety or as adjusted pursuant to clause (i) of Section 2.6 above), not as the immediate result of the original incurrence of any Senior Debt but rather as the immediate result of the failure to pay or prepay such Senior Debt as provided by the terms thereof, then Tariffs payable by Initial Shipper shall be increased by the total additional interest expense on the portion of such Excess Amount, as so adjusted, attributable to such failure to so pay or prepay Senior Debt.

     (c)    In the event that, following Completion, the sum of the principal amount of Senior Debt under any Senior Debt Tranche and Related Tariff Advances and Transportation Notes is in excess of the Related Initial Shipper Group’s Proportionate Share (as defined in the Transportation Agreement with the Initial Shipper in such Initial Shipper Group) of the sum of the aggregate principal amount of Senior Debt, Tariff Advances and Transportation Notes outstanding and, as a result, the Benchmark Interest Expense payable (directly or indirectly) as part of Tariffs into Initial Shipper’s Related Account would be insufficient to meet the additional interest expense (calculated on the basis of the applicable interest rate, within the meaning of the term in Section 2.6 above) on Senior Debt outstanding under Initial Shipper’s Related Senior Debt Tranche and on Related Tariff Advances and Transportation Notes, Carrier shall impose on Initial Shipper as part of Tariffs a charge equal to the amount of such deficit of additional interest expense.

     (d)    For purposes of this Section, “additional interest expense” in any period means, if a positive amount, the interest expense on an amount of Senior Debt outstanding calculated based on the applicable interest rate (within the meaning of “interest rate” specified in Section 2.6 above) less any interest income (net of taxes) received by Carrier on the unspent proceeds thereof and on Cash-on-Hand with respect to the related Initial Shipper.

     (e)    In the event that Initial Shipper (or an Affiliate thereof or other Person acceptable to each other Initial Shipper and Carrier, as the case may be) fails to pay any amount due by it to Carrier under its Letter Agreement or Agreements with Carrier with respect to certain indemnification and contribution obligations of Initial Shipper to Carrier that, if paid by Carrier, would be considered to be Operating and Maintenance Costs but for the dollar limitation thereon set forth in the definition thereof, Carrier shall increase the Tariffs otherwise payable by such Initial Shipper by an amount equal to such amount.

     Section 5.2. Rebates. Initial Shipper may, at its option, require that, to the extent Carrier has Available Cash (and up to Initial Shipper’s Proportionate Share thereof after giving effect to any investment directions received from Shareholders pursuant to Section 5.6(b) of the Oleoducto Central Agreement), Carrier apply as a cash rebate on its Tariffs Initial Shipper’s Proportionate Share of Cash-Trap Interest (after giving effect to any investment directions received from the Shareholder that is a Person in such Initial Shipper’s Initial Shipper Group pursuant to Section 5.6(b) of the Oleoducto Central Agreement), and any other interest on Cash-on-Hand with respect to Initial Shipper.

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     Section 5.3. Charges in Respect of Increased Costs and Withholding Taxes. In the event that Carrier incurs any costs in respect of Senior Debt, outstanding under Initial Shipper’s Related Senior Debt Tranche in respect of withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature imposed upon or levied upon or as the result of the payment by Carrier of principal and interest on such Senior Debt by any jurisdiction or any political subdivision or taxing authority or in such jurisdiction as a result of any amendment to, or change in, the laws (or any regulation or rulings thereunder) of such jurisdiction or any political subdivision, taxing, governmental, fiscal, monetary or other authority thereof or therein affecting taxation or the manner in which any provider of such Senior Debt allocates capital in respect of its assets or liabilities or deposits with it or for its account or advances or commitments made by it or otherwise affecting such provider’s costs in connection with such Senior Debt or any amendment to or change in any official interpretation or application of such laws or regulations, then Initial Shipper’s Tariffs shall be increased by the amount of such costs that is in excess of any such costs included in “interest rate” (within the meaning of Section 2.6 above) on such Senior Debt.

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SCHEDULE D
To Transportation Agreement

TOC To Come

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INITIAL SHIPPERS
GENERAL TERMS AND CONDITIONS

ARTICLE ONE

DEFINITIONS

     Section 1.1. Definitions. The defined terms used herein have the meanings assigned to them in Schedule A to the Agreement to which these General Terms and Conditions are attached.

ARTICLE TWO

ALLOCATION RULES

     Section 2.1. Available Capacity. (a) The Available Capacity (including Excess Capacity) of each Segment shall be made available to Initial Shippers, pursuant to the nomination procedures of Article Three, before any Available Capacity is allocated to other Shippers (except that such priority shall be subject to Section 3.3 of the Agreement prior to the earlier of the Completion Date and December 31, 1997), observing the priority that, unless a nominator makes a Downstream Nomination, nominations for Deliveries commencing at a Delivery Point which is upstream of a second Delivery Point (whether on the same Segment or two or more contiguous Segments) shall be allocated Available Capacity before and in preference to nominations for Deliveries at such second Delivery Point. As between Initial Shippers and Third Party Shippers, Carrier shall make available to each Initial Shipper its Allocated Capacity for each Segment, observing the following priorities, in each case giving priority to Long-term Hauls over Short-term Hauls:

     (i) first, to all nominations for Petroleum accorded a transportation priority pursuant to applicable law (“Royalty Oil”), provided that any such Royalty Oil shall always be deemed to be transported through the Proportionate Share of Available Capacity of Ecopetrol;

     (ii) second, to all nominations for transportation of Cusiana Petroleum, in proportion to each Initial Shipper’s Proportionate Share, when Available Capacity is in excess of an average of 556,000 Standard Barrels per day during any one year period (654,000 peak);

     (iii) third, proration equally among all nominations for transportation of Cusiana Petroleum (in proportion to each Initial Shipper’s Proportionate Share) and all nominations for transportation of Central Llanos Petroleum (not to exceed an average of 56,000 Standard Barrels per day during any one year period (65,900 peak)), when Available Capacity is in excess of an average of 450,000 Standard Barrels per day during any one year period (530,000 peak) but less than an average 556,000 Standard Barrels per day during any one year period (654,000 peak);

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     (iv) fourth, when Available Capacity is less than an average of 450,000 Standard Barrels per day during any one year period (530,000 peak), to all nominations for transportation of Cusiana Petroleum, in proportion to each Initial Shipper’s Proportionate Share;

     (v) fifth, to all nominations for transportation of Petroleum produced by each Initial Shipper from a Dedicated Area by virtue of its interest under a contract, concession or other grant to produce such Petroleum in situ, in proportion to each Initial Shipper’s Proportionate Share;

     (vi) sixth, to all nominations for transportation of other Petroleum produced by each Initial Shipper or any of its Affiliates by virtue of its interest under a contract, concession or other grant to produce such Petroleum in situ, in proportion to each Initial Shipper’s Proportionate Share; and

     (vii) seventh, to all nominations for transportation of Petroleum by third parties, pro rata to requests from such third parties.

In the event of a reduction in Available Capacity within a Schedule Month, Carrier shall apply curtailments using the priorities set forth in this Section 2.1 in reverse order on a category by category basis and, within categories, in proportion to the nominations made within each category.

     (b)    Each Initial Shipper shall use the Oleoducto Central for the purpose of transporting Petroleum in priority to all alternatives to transport Petroleum on any route joining any of the Receipt Points and Delivery Points, provided that there is Available Capacity and that such use does not adversely affect such Initial Shipper.

     Section 2.2. Excess Capacity. If aggregate Initial Shipper nominations for a Segment in a Schedule Month are less than the Available Capacity of such Segment, then Carrier shall make the resulting Excess Capacity available to other Shippers in proportion to the nominations of such other Shippers.

     Section 2.3. Sole Risk Capacity. If (i) the Aggregate Scheduled Capacity equals the Available Capacity for a Segment in a Schedule Month and (ii) an Initial Shipper is a Full Nominator for such Segment, then such Initial Shipper may nominate all or any portion of its share of Sole Risk Capacity for such Segment. Sole Risk Capacity may be made available pursuant to rules adopted by the Sole Risk Parties in connection with such Sole Risk Facilities, provided that such rules shall not deviate in any respect from the rules established in the first sentence of this Section 2.3 and provided further that no Initial Shipper (other than an Initial Shipper that is a Sole Risk Party with respect to such Sole Risk Capacity) shall be entitled to use Sole Risk Capacity unless the Sole Risk Parties otherwise agree.

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ARTICLE THREE

NOMINATION PROCEDURES

     Section 3.1. Projections. Carrier shall give each Initial Shipper as much advance notice of the expected Commencement Date as practicable. As much in advance of the Commencement Date as practicable, and on or before the first day of each subsequent September, each Initial Shipper shall provide Carrier a document (a “Projection”) with the following information (in a format and with such contents as are reasonably requested by Carrier) with respect to each Segment for (a) the immediately ensuing Fiscal Year, on a month-by-month basis, and (b) total volumes for each of the two Fiscal Years next succeeding the first Fiscal Year:

     (i) Shipper’s best estimate of the volume to be transported in actual barrels per day, assuming uniform rates of flow, separately stated for each Batch;

     (ii) the Characteristics for each Batch;

     (iii) Receipt Points, separately stated for each Batch, with the schedule of Receipts for each; and

     (iv) Delivery Points, separately stated for each Batch, with the schedule of Deliveries for each.

     Section 3.2. Updated Projections. Within 10 days before the end of each calendar quarter each Shipper shall provide Carrier with an update of its then current Projection, noting all material changes to the information contained therein.

     Section 3.3. Schedules. Based on the Projections received and the Available Capacity from time to time, Carrier shall prepare a schedule (a “Schedule”) of projected Deliveries and Receipts for the Oleoducto Central and each Segment, corresponding to the first Fiscal Year and Batch subdivisions set out in the Projections. Carrier shall deliver to each Shipper a Schedule and an updated Schedule within 30 days after its receipt of the corresponding Projections and updated Projections, respectively.

     Section 3.4. Nominations. (a) On or before the third day of each Nomination Month, Carrier shall deliver to each Initial Shipper an updated Schedule showing the Available Capacity for each Segment for the following Schedule Month and each of the three next succeeding calendar months.

     (b)    On or before the sixth day of each Nomination Month, each Initial Shipper shall notify Carrier, in any written form or format reasonably required by Carrier, of its Nominated Capacity by Segment for the following Schedule Month, for Short-term Hauls, and the two or more following Schedule Months, for Long-term Hauls, included in such notice shall be the Initial Shipper’s schedule of Deliveries for each Delivery Point.

     (c)    On or before the ninth day of each Nomination Month, Carrier shall notify each Initial Shipper of the Scheduled Capacity by Segment for all Shippers, based on the

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Nominated Capacity figures received, and the volume of Excess Capacity, if any, by Segment for the following Schedule Month.

     (d)    On or before the twelfth day of each Nomination Month, each Full Nominator shall notify Carrier, in any written form or format reasonably required by Carrier, of its request to be allocated all or any portion of the Excess Capacity and any Sole Risk Capacity of any Segment. Included in such notice shall be the Initial Shipper’s schedule of Deliveries for each Delivery Point.

     (e)    On or before the fifteenth day of each Nomination Month, Carrier shall notify each Initial Shipper of the Scheduled Capacity by Segment for all Shippers (including Third Party Shippers) for the following Schedule Months for which Short-term Haul and Long-term Haul nominations have been made, including the allocations Excess Capacity and Sole Risk Capacity, if any.

     (f)    The notices delivered by Initial Shippers in accordance with subparagraphs (b) and (d) immediately preceding are herein called “nominations”; the verb “nominate” and the noun “nominator” shall have commensurate meanings.

     (g)    Carrier may provide to the Initial Shippers a written form for nominations to be made in a single submission from which Carrier shall be authorized to assign Scheduled Capacity in accordance with the allocation rules of Article Two above and the nomination rules of this Article Three. Use of such form shall not be mandatory. The Initial Shipper may submit nominations through one or more designees (such as a field operator).

     Section 3.5. Nomination Rules. (a) If Initial Shipper fails to timely nominate in accordance with the procedures of the preceding provisions of this Article Three, then the Tariff applicable to the volumes contained in first such non-conforming nomination shall be equal to 102 % of the otherwise applicable Tariff rates (excluding the Minimum Tariff), and the Tariff applicable to the volumes contained in the second and all subsequent non-conforming nomination shall be equal to 105 % of the otherwise applicable Tariff rates (excluding the Minimum Tariff).

     (b)    In allocating Scheduled Capacity amounts, Carrier shall observe the allocation and priority rules of Article Two above.

     (c)    Any Scheduled Capacity for a Schedule Month allocated by Carrier in a good faith interpretation of the terms of the Transportation Agreements and these General Terms and Conditions, and based on the information available and nominations received by Carrier on or before the twelfth day of the immediately preceding calendar month, shall be binding on the Initial Shippers for such Schedule Month. Any disagreement concerning the allocation of Scheduled Capacity not covered by the immediately preceding sentence shall be resolved pursuant to the arbitration rules of Article Eleven below. Pending the conclusion of any such arbitration proceedings, Carrier may rely on its good faith interpretations of the Transportation Agreements, and the results of any arbitration proceeding shall have prospective effect only.

     (d)    An Initial Shipper shall give Carrier notice as soon as possible after it becomes aware that (i) its Deliveries in any Month at a Delivery Point will be less than 95% of

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the Scheduled Capacity for the Segment to which such Delivery Point is directly connected, or (ii) its Receipts in any Month at a Receipt Point will be less than 95% of the Scheduled Capacity for the Segment to which such Receipt Point is directly connected.

     (e)    An Initial Shipper may not nominate a capacity amount for a Segment in any Schedule Month in excess of 105% of the amount assigned to such Initial Shipper for such month in the Projection, or updated Projection, last delivered to Carrier by such Initial Shipper unless in the relevant Schedule Month there is at all times unused capacity in such Segment.

     Section 3.6. Interim Revisions. (a) Carrier shall promptly notify all Initial Shippers of any reduction in Available Capacity (not reflected in the then current Schedule) for a Schedule Month which occurs after the seventeenth day of the prior calendar month. With such notice Carrier shall also notify the Initial Shippers of the revised Scheduled Capacity allocations resulting from such reduction using the allocation and priority rules of Article Two above.

     (b)    Carrier shall promptly notify all Initial Shippers of the amount of any increase in Available Capacity (not reflected in the then current Schedule) for a Schedule Month which occurs after the seventeenth day of the prior calendar month and before the seventeenth day of such Schedule Month. Within two days after receipt of such notice, each Full Nominator shall notify Carrier, in any form or format reasonably required by Carrier, of its request to be allocated all or any portion of the increased capacity of such Segment. Within two days after receipt of such nominations, Carrier shall notify the Initial Shippers of the revised Scheduled Capacity allocations resulting from such increase and nominations, using the allocation and priority rules of Article Two above.

ARTICLE FOUR

RECEIPTS AND DELIVERIES

     Section 4.1. Penalties. (a) Each nomination by an Initial Shipper for a Segment shall constitute its commitment to deliver Receipts and accept Deliveries in amounts, and at as near uniform rates of flow for the nominated Schedule of Receipts and Deliveries as can be practicably achieved, as necessary effect Receipts equal to (i) not less than 95% of its Scheduled Capacity, and (ii) not more than 105% of its Scheduled Capacity.

     (b)    If an Initial Shipper fails, for reasons other than an Excusable Event, to deliver Receipts at least equal to 90% of its Scheduled Capacity, then such Shipper shall be liable for the full amount of Tariffs on any amount of nominated Receipts not delivered which are in excess of 10% of Scheduled Capacity, and the penalties specified below. Except in the case where an Initial Shipper delivers volumes in excess of 105% of its Scheduled Capacity and there was at all times in such Schedule Month unused transportation capacity in such Segment, if an Initial Shipper delivers, for reasons other than an Excusable Event, more than 105% of its Scheduled Capacity, then such Initial Shipper shall be liable for 105% of the applicable Tariff for each Standard Barrel of such overdelivery, and any additional penalties specified in paragraph (c) below.

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     (c)    In the events described in paragraph (b) above, an Initial Shipper overdelivering or underdelivering shall be liable for the following penalties:

     (i) with respect to the second failure to so deliver such Receipts or accept such Deliveries within the same twelve-month period, a Tariff equal to 105% of the otherwise applicable Tariff amount for each Standard Barrel of such over or underdelivery; and

     (ii) with respect to the third and all subsequent failures to so deliver such Receipts or accept such Deliveries within the same twelve-month period, a Tariff equal to 110% of the otherwise applicable Tariff amount for each Standard Barrel of such over or underdelivery;

provided that such penalties shall not apply to any nominations for transportation of Cusiana Petroleum.

     Section 4.2. Routine Adjustments. Carrier shall redeliver to each Initial Shipper, measured at the Delivery Points nominated by such Initial Shipper, a volume of Petroleum equal to the volume delivered by such Shipper and measured at the Receipt Points, adjusted as follows:

     (a) deductions for accounted-for and unaccounted-for line loss in each Segment, apportioned among the Initial Shippers in proportion to their measured Receipts into such Segment;

     (b) deductions for fuel and lubrication volumes of Petroleum used by Carrier, if separately measured at the point of withdrawal from a Segment, and if the Tariff of each Initial Shipper in respect of such Segment for the month of such use is credited with an amount equal to such Shipper’s share (in proportion to the measured Receipts into such Segment of all Shippers) of the product of (i) the number of measured barrels so used, times (ii) a U.S. dollar per barrel price equal to the value assigned to such Petroleum in the quality bank adjustments set forth in Article Eight (the “Quality Bank Adjustments”) (or in the absence of such assigned value, an equivalent market value of such Petroleum, F.O.B. Port of Coveñas, reasonably selected by Carrier); and

     (c) increases or decreases as required to equate the quality and volume of Petroleum sampled and measured at the Receipt Points to an equivalent volume of the different quality of Petroleum sampled and measured at the delivery Points, using the conversation procedures of the Quality Bank Adjustments.

     Section 4.3. Accounted For Losses. The volume of all losses of Petroleum that due to loss of system integrity (such as spills, rupture, explosion, sabotage, acts of terrorism, and other events, whether Excusable Events or not) shall be estimated by Carrier using its best engineering judgment and, if requested by any Initial Shipper, the assistance of qualified consultants.

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ARTICLE FIVE

AUDIT

     Section 5.1. Audit. Each Initial Shipper shall have the right, at its expense, to inspect, examine and audit, at all reasonable times, but not more than twice each year, the books of account and records of Carrier which relate to the operations of the Oleoducto Central to the extent necessary to verify the accuracy of all amounts used in the calculation of Tariffs and all statements delivered hereunder. Initial Shippers will make Reasonable Efforts to conduct such audit jointly or simultaneously with other Initial Shippers so as to minimize any undue burden on Carrier.

     Section 5.2. Audit Claims. Any Initial Shipper performing an audit shall submit to Carrier any claims of discrepancies within 60 days of completion of an audit (“Audit Claims”). Carrier shall respond in writing to such claims within 60 days of receipt of such claims. Upon expiration of 180 days following the submission by Initial Shipper of an Audit Claim, Carrier shall pay Initial Shipper the full amount of any such claims as to which Carrier has failed to respond with reasonable documentary support showing the inaccuracy of such Audit Claim. Claims remaining unresolved after a period of 180 days following the submission of any Audit Claim by any Initial Shipper shall be submitted to arbitration under Article Eleven of this Agreement, unless Carrier and Initial Shipper agree to a time extension.

     Section 5.3. Duration of Audit Rights. Initial Shipper’s right to audit set forth in Section 5.1 above shall expire twenty-four months from the end of the Fiscal Year to which the particular amounts were attributed.

     Section 5.4. Corrections. Items established to be inaccurate as a result of any audit shall be rectified as soon as possible after completion of such audit. Carrier shall immediately refund Initial Shipper the amount of any overpayment and its reasonable audit costs associated therewith with interest calculated at the Applicable Rate from the date 10 days after completion of such audit until such overpayment is refunded. Initial Shipper shall immediately pay Carrier the amount of any underpayment with interest calculated at the Applicable Rate from the date 10 days after completion of such audit until such payment is made.

ARTICLE SIX

DETERMINATION OF QUANTITIES AND QUALITY

     Section 6.1. Measurements. The quantity measurements and the quality sampling of Receipts and Deliveries (including calibration of instruments) shall be the responsibility of Carrier, in accordance with the prevailing standards and practices for pipelines accepted by the American Petroleum Institute. The type and amount of the equipment installed to carry out measurements and samplings shall be determined by Carrier.

     Section 6.2. Calibration of Equipment. (a) Carrier shall ensure that adequate measurements and calibration procedures for the metering systems are established within an approximation of 0.02% repeatability through testers at appropriate places in each Segment, at

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the Receipt Points and the Delivery Points. The calibration of the metering systems shall be made when the operational circumstances so require in the judgment of Carrier, but no less often then once every two weeks. The calibration factor of the meters shall be effective only as from the date of the last calibration, except for manifest error.

     (b) Prior to the routine calibration of the meters, Carrier shall notify the Shippers reasonably in advance regarding the dates on which said calibration will be carried out in order that their authorized representatives may, if they consider it necessary, witness such calibration.

     (c) Before commencing any Receipt or Delivery and at intervals no more frequently than twice each month, Initial Shipper may appoint, at its own expense, an independent petroleum inspector, reasonably acceptable to Carrier, in order that he may independently inspect at any Delivery Point or Receipt Point the accuracy of the results of the measurements and samplings for the determination of the quantity and quality of Petroleum.

     Section 6.3. Taking of Samples. Carrier is responsible for taking four Petroleum samples, of two litres each, for each Receipt and Delivery. The frequency of such sampling shall be determined from time to time by Carrier based on, among other factors, the quality and consistency of the Petroleum. The samples shall be distributed as follows:

(a) One sample shall be used for the determination of quality.

(b) Carrier shall retain one sample for each Receipt or Delivery in which the Petroleum is of abnormal character and arrange for it to be stored safely for a period of 90 days. In the event of a conflict regarding a specified Receipt or Delivery, Carrier shall retain the sample which shall be sealed for a period of 90 days.

(c) When Petroleum is delivered into a tanker, two samples shall be delivered: one to the representative of the tanker captain, and the other as the Initial Shipper shall direct.

     Section 6.4. Determination of Volumes. The volumes of Petroleum which Carrier accepts to be transported shall be determined in appropriate measurements, using the meters which shall be installed for such purpose by Carrier at the Receipt Point and the Delivery Points; or, in the absence of such meters, through the direct measurement of the level of the respective tanks, in accordance with API MPMS Chapter 3.1A, as amended from time to time, or as approved by the MME. Any measurement in the tanks will be carried out one hour before commencing Receipts and one hour after the Deliveries have ended.

     Section 6.5. Recording of Data. Upon the Receipt of a given quantity of Petroleum for transport and Delivery at the Delivery Point, the official Carrier forms shall be filled out for each measurement mode in which the following data, among others, will be noted: the date, the registers of the meters or the measurements of the storage tank or tanks before commencing and after ending Receipts and Deliveries, gravities, densities, temperatures, pressures, percentages of sediment and water and any other fact necessary for their identification. The samplings, measurement, and temperature readings may be witnessed by representatives of Initial Shipper and Carrier. The forms referred to above constitute the documents on which

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Tariff and Quality Bank Adjustment calculations will be made, and they shall serve as probative documents for any other purpose.

     Section 6.6. Metering Systems. The quantity and quality measurements and the samples of Petroleum delivered or withdrawn shall be taken by Carrier through the metering systems installed at Receipt Point and Delivery Point locations mutually agreed between Carrier and Initial Shippers. Each metering system shall include:

     (a) A proving loop installed and calibrated according to the water-draw method, as specified in API MPMS-4 “Petroleum Measurement Standards” Manual, Chapter 4-Proving Systems, latest edition, as amended from time to time.

     (b) Turbine or positive displacement meters installed according to the API MPMS-6 “Petroleum Measurement Standards” Manual, Chapter 6-Metering Assemblies Standards, latest edition, as amended from time to time. The meter factors shall be derived by calibration, using the same standards, with temperature and pressure correction.

     (c) An installed continuous sampler and sample taking, as specified in API MPMS-8 “Petroleum Measurement Standards” Manual, Chapter 8-Sampling, latest edition, as amended from time to time. The Petroleum samples shall be analyzed in accordance with the latest methods published, as amended from time to time, namely:

Water (by distillation)	ASTM D 1744
Salt content	ASTM D 3230
Sediments (by extraction)	ASTM D 473
Density	ASTM D 4052
Sulphur	ASTM D 4294

BS & W measuring equipment by the centrifuge method may also be available, using test method ASTM D 4007, as amended from time to time. (The density determination of the samples shall be carried out in the event of damage to the densitometer, and for densitometer validation and calibration.)

(d) A densitometer for the continuous measurement of density.

(e) An electronic flow measurement system meeting the requirements of API MPMS Chapter 21.2, latest edition, as amended from time to time.

(f) The volumetric correction factor to be applied to the measurements shall be that which appears in the latest publication of ASTM tables 23 and 24 (ASTM 1250).

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     Section 6.7. Manual Measurements. If measurements and samplings by manual methods are required, they shall be taken in accordance with the latest methods published, as amended from time to time, including:

Temperature Sampling Tank Volume	API MPMS Chapter 7 API MPMS Chapter 8 API MPMS Chapter 3.1A

     Section 6.8. Corrections. In relation to the corrections for temperature that will be used to determine volumes in barrels at 60°F, the tables entitled Petroleum Measurement Tables Volume Correction Factor, Chapter 11.1 (latest edition), Tables 5A and 6A for crude oils and Tables 5B and 6B for fuel oils will be used. For the correction of crude Petroleum pressure, MPMS Chapter 11.2.1 shall be used. MPMS Chapter 11.2.2 shall be used for natural gas liquids.

     Section 6.9. Conversions. For the purpose of calculating Tariffs, Carrier shall convert the number of actual barrels of Petroleum received to an equivalent number of Standard Barrels in accordance with a hydraulic model of the Oleoducto Central, developed and maintained by Carrier, that identifies, to the reasonable satisfaction of the Initial Shippers, (i) the differences in the throughput capacity and Variable Operating Costs associated with differences in the Characteristics of Petroleum, and (ii) a corresponding, technically sound basis for converting actual barrels of Petroleum to an equivalent number of Standard Barrels based on such differences.

ARTICLE SEVEN

QUALITY REQUIREMENTS

     Section 7.1. Minimum Quality. Initial Shipper shall not deliver to Carrier and Carrier shall not be obligated to accept for transportation Petroleum that, as determined by Carrier, fails to meet the minimum quality specifications set out in Attachment 2 hereto, using the most current versions of the testing methods specified in Attachment 2.

     Section 7.2. Certification as to Quality. Initial Shipper shall, as reasonably required by Carrier, provide to Carrier a certificate verifying the Characteristics and quality specifications of Cusiana Petroleum and Petroleum from other fields to be delivered to Carrier by Initial Shipper during the ensuing twelve months. Initial Shipper shall promptly provide to Carrier a revised certificate at any time that the Characteristics or quality specifications of Petroleum to be delivered materially change.

     Section 7.3. Removal of Petroleum. If Carrier determines that an Initial Shipper has delivered Petroleum that differs substantially from the minimum quality specifications specified herein, then Carrier may remove such Petroleum from the Oleoducto Central at the sole cost, risk, and expense of Initial Shipper. Carrier shall have the further right to sell, as Initial Shipper’s agent, such removed Petroleum in any commercially reasonable manner. Carrier shall pay from the proceeds of such sale all Handling Costs incurred by Carrier and any resulting damages to the Petroleum of other Shippers. The remainder of such proceeds, if any, shall be

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promptly paid by Carrier to Initial Shipper. The rights given to Carrier in this Section 7.3 are in addition to and not in substitution for any other rights available to Carrier.

ARTICLE EIGHT

QUALITY BANKS; SCHEDULING AND USE

     Section 8.1. Inlet Quality Bank Adjustment. At each point of the Oleoducto Central where two streams of Petroleum are commingled for the purpose of transportation, a Quality Bank Adjustment will be established at the request of any Initial Shipper affected by such commingling of Petroleum. Any such Quality Bank Adjustment is to be administered by Carrier, and all associated costs will be borne by Carrier. The purpose of any such Quality Bank Adjustment is to keep each affected Initial Shipper in a materially equivalent economic position to that which would have existed without the commingling of Petroleum based on the market price received for Petroleum transported through the Oleoducto Central.

     Section 8.2. Inlet Quality Bank Adjustment Procedures. Carrier shall establish detailed Quality Bank Adjustment procedures, and such Quality Bank Adjustment procedures shall constitute an integral part of these General Terms and Conditions. Unless otherwise agreed, the principles followed by such Quality Bank Adjustment procedures will be as follows:

(a) The procedures will implement the requirements of Section 8.1 above;

(b) The procedures will rely upon appropriate modification of the cut distillation methodology, an industry standard crude valuation procedure;

(c) The procedures will take into account contaminants such as metals, sulfur and any other contaminants that would raise or lower the value of a non-commingled crude oil; and

(d) The procedures will reference active markets near or downstream from the actual disposition points of the commingled crude oil for the market prices of such “cuts” as are present in the Petroleum, and such active markets shall have publicly documented price records, as available in Platt’s or its equivalent.

     Section 8.3. Scheduling and Use of Terminal. Carrier and Initial Shippers agree that they will establish procedures with respect to scheduling of lifting and vessels and that such procedures shall constitute an integral part of these General Terms and Conditions.

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ARTICLE NINE

INDEMNIFICATION

     Section 9.1. Shipper’s Indemnity. Each Initial Shipper shall severally (and not jointly):

(a) be liable to Carrier for any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which Carrier may suffer, sustain, pay or incur; and

(b) indemnify Carrier from and against any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which may be brought against or suffered by Carrier or which it may suffer, sustain, pay or incur;

including loss or damage to the Oleoducto Central, arising out of such Initial Shipper’s gross negligence (culpa grave), willful misconduct (dolo) or breach of the Agreement, the Tariff Regulations or these General Terms and Conditions; provided that in no event, whether as a result of alleged gross negligence (culpa grave) or willful misconduct (dolo) of such Initial Shipper or otherwise, shall such Initial Shipper be liable to Carrier for its loss of profits or revenue, cost of capital, cancellation of permits, termination of contracts or for any other consequential damage or claim whatsoever, except and to the extent that such Initial Shipper may recover any such losses, costs, damages or claims under any policy of insurance maintained by such Initial Shipper in its sole discretion.

     Section 9.2. Carrier’s Indemnity. Carrier shall:

     (a) be liable to each Initial Shipper for any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which Initial Shipper may suffer, sustain, pay or incur; and

     (b) indemnify each Initial Shipper from and against any and all claims, demands, suits, actions, damages, costs, losses and expenses of whatsoever nature which may be brought against or suffered by Initial Shipper or which it may suffer, sustain, pay or incur;

including loss or damage to the facilities of Initial Shipper, arising out of Carrier’s gross negligence (culpa grave), willful misconduct (dolo) or breach of the Agreement, the Tariff Regulations or these General Terms and Conditions; provided that any liability or indemnity for claims arising out of Carrier’s gross negligence (culpa grave) or willful misconduct (dolo) shall not exceed Initial Shipper’s Proportionate Share of $20 million; and provided further that in no event, whether as a result of alleged gross negligence (culpa grave) or willful misconduct (dolo) of Carrier or otherwise, shall Carrier be liable to any Initial Shipper for its loss of profits or revenue, cost of capital, cancellation of permits, termination of contracts or for any other consequential damage or claim whatsoever, except and to the extent that Carrier may recover any such losses, costs, damages or claims under any policy of insurance maintained by Carrier in its sole discretion.

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ARTICLE TEN

CONFIDENTIAL INFORMATION

     Section 10.1. Scope. (a) Each Party shall use its best efforts to ensure that all information exchanged pursuant to Article Three above or otherwise disclosed to it in connection with the Agreement and identified by the disclosing Party as being confidential (collectively, “Confidential Information”), shall be kept confidential.

     (b) Unless (x) otherwise required by law or official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self-regulatory authority (including any stock exchange or similar regulatory authority), or (y) required by the reasonable good faith judgment of the disclosing Party as a response to any environmental or other emergency that may have a significant adverse effect upon the Parties, Confidential Information shall not be revealed without the consent of the disclosing Party other than to:

(i) the directors, officers, and employees of the Parties;

(ii) a financial advisor, prospective managers of an underwriting syndicate, legal counsel, consultant, contractor or subcontractor that has a legitimate business need to be informed and has signed an agreement to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Section 10.1;

(iii) any third party to whom the disclosing Party contemplates an assignment of all or any part of its rights hereunder in accordance with the terms hereof, and has signed a confidentiality agreement satisfactory to the disclosing Party; or

(iv) a governmental agency or to the public which the disclosing Party believes in good faith is required by applicable laws or regulations or the rules of any stock exchange or similar regulatory authority.

     Section 10.2. Notice. The disclosing Party shall give notice to the other Party as soon as practicable after the making of any disclosure made as a response to any environmental or other emergency or as permitted by Section 10.1(b) above. If Carrier is the disclosing Party, it shall give such notice to all Initial Shippers. As to any disclosure pursuant to Section 10.1(b)(i) or (ii) above, only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and, in the case of disclosure to a third party permitted by Section 10.1(b)(iii) above, the Party disclosing such information shall cause such party to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under Section 10.1 above and, in the case of disclosure to a third party permitted by Section 10.1(b)(ii) or (iii) above, the Party disclosing such information shall cause such third party to first agree in writing to so protect the Confidential Information.

     Section 10.3. Return of Confidential Information. Upon request in writing by the disclosing Party to the other Party, such other Party shall, and shall cause its representatives to,

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(i) return all documents containing Confidential Information that have been provided by the Party demanding the return of Confidential Information (or on its behalf); and

(ii) destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information;

except, in each case, for any submissions to or filings with judicial, administrative, legislative or regulatory authorities, or items exchanged under Article Three above and reasonably retained for audit purposes. Such return or destruction shall take place as soon as practicable after the receipt of such notice.

ARTICLE ELEVEN

DISPUTE RESOLUTION

     Section 11.1. Controversies. If (i) any controversy, claim, or dispute arises between Carrier and an Initial Shipper that relates to the Agreement, including the termination or invalidity hereof (hereinafter referred to as a “Controversy”) and (ii) the Parties have not resolved such Controversy within fifteen (15) days (or such other period of time as the Parties may at the time agree upon) after either Party gives notice of such Controversy to the other, then the Controversy in question shall, at the request of any Party, be resolved by arbitration in accordance with the succeeding provisions of this Section 11.1, which shall be the sole and exclusive remedy for resolution of such Controversy. Any claimed default based upon such Controversy shall be deemed suspended until the Controversy is settled, provided that the Party claimed to be in default is proceeding diligently with the arbitration. For greater clarity and certainty, arbitration shall not be available to anyone who is not a Party, and the aforesaid requirement to arbitrate shall not preclude a Party from seeking contribution, indemnification, or damages from the other Party in proceedings instituted by third parties in courts of competent jurisdiction. Judgment on an arbitration decision may be entered by any court having jurisdiction.

     Section 11.2. Procedures. Any Controversy shall be settled by a Court of Arbitration designated by the board of directors of the Chamber of Commerce of Santafé de Bogotá by drawing lots among the arbitrators appearing in the list of arbitrators with a specialization which relates to the matter under dispute kept by the Center of Mercantile Arbitration and Conciliation of said Chamber. The Court thus designated shall abide by the provisions of the Code of Civil Procedure and the Commercial Code in accordance with the following rules: (A) the Court shall consist of three arbitrators; (B) the internal organization of the Court shall be subject to the rules established to such end by the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of Santafé de Bogotá; (C) the decision of the Court shall be in law; and (D) the Court shall meet in Santafé de Bogotá, at the Center of Mercantile Arbitration and Conciliation of the Chamber of Commerce of such city.

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ARTICLE TWELVE

OPERATIONS

     Section 12.1. Substances Limited. Nothing in this Agreement shall be construed as requiring Carrier to transport any substance that is not Petroleum or any Petroleum not meeting the minimum quality requirements set out herein.

     Section 12.2. Carrier Notices. Carrier shall give each Shipper prompt notice of (i) ruptures and other breaches of Oleoducto Central physical integrity, including the location, cause, and estimates of losses resulting, (ii) changes in Attachment 1 hereto, and (iii) any significant change in Available Capacity not reflected in a current Schedule.

     Section 12.3. Capacity Reductions. Carrier shall take all reasonable steps to minimize reductions in Available Capacity arising from matters under Carrier’s control, and shall not reduce or interrupt in any material respect the transportation of Petroleum in the Oleoducto Central or any Segment.

     Section 12.4. Planned Maintenance. Carrier shall use all Reasonable Efforts to expedite maintenance, repairs, or alterations to the Oleoducto Central in order to minimize the duration of any reduction in throughput capacity.

     Section 12.5. Unplanned Reductions. If any unplanned or unexpected reduction in Available Capacity in excess of 5% occurs or is foreseeable, then Carrier shall advise the Shipper as soon as reasonably practicable, giving particulars as to the time the reduction started or is expected to start, the location, the extent of the reduction, and the date and time that the reduction is expected to be remedied.

     Section 12.6. Use of Petroleum. Carrier may use any reasonable amount of the Petroleum delivered by any Initial Shipper to the Oleoducto Central as fuel or lubrication for equipment or any other similar Oleoducto Central operations purpose, provided that Carrier gives the Initial Shipper advance written notice of any anticipated use of its Petroleum and makes payment for such use as contemplated in Section 4.2(b) above.

     Section 12.7. Line Fill. Each of the Initial Shippers shall, in proportion to each Initial Shipper’s Proportionate Share, deliver to Carrier line fill for each Segment of the Oleoducto Central within 90 days or such shorter or longer period as may be agreed by the Parties of the receipt by each of a request from Carrier for their share of line fill for such Segment Carrier, at its option, may elect to purchase such line fill from each Initial Shipper at a price to be agreed between Carrier and such Initial Shipper provided that Carrier shall not purchase any line fill from any Initial Shipper unless it purchases a ratable amount of line fill from each other Initial Shipper at the same price per barrel. Any decision to purchase such line fill, and the financing of such purchase, shall be made by Carrier’s Board of Directors in accordance with Carrier’s By-laws. Initial Shippers shall thereafter continue to supply line fill in accordance with the reasonable directions of Carrier and Carrier, at its option, may elect to purchase such additional line fill from Initial Shippers. Within 30 days following the completion of line fill procedures for a Segment, Carrier will notify each Initial Shipper of the total volume

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of line fill and of the portion supplied by each Initial Shipper. Within 15 days following such notification, Carrier will notify each Initial Shipper of the volume of the line fill supplied by it and, if it has elected to purchase such line fill, pay to each Initial Shipper the purchase price therefor. If such line fill is not purchased by Carrier, the rights of each of the Initial Shippers with respect to such line fill shall survive the date on which such Initial Shipper’s rights and benefits under the Association Contracts terminate. To the extent that an Initial Shipper’s Proportionate Share is reduced, or its Weighted Average Throughput Share for any year is less than its Proportionate Share at the end of such year, Carrier shall pay such Initial Shipper an amount equal to the value of the portion of such Initial Shipper’s line fill that corresponds to the reduction in such Initial Shipper’s Proportionate Share or the difference between such Weighted Average Throughput Share and such Proportionate Share, as the case may be. To the extent that an Initial Shipper’s Proportionate Share is increased or its Weighted Average Throughput Share in any year is greater than its Proportionate Share at the end of such year, such Initial Shipper shall be obligated to supply additional line fill to Carrier in a volume that corresponds to the increase in such Initial Shipper’s Proportionate Share or the difference between such Weighted Average Throughput Share and such Proportionate Share, as the case may be, and Carrier, at its option, may elect to purchase such additional line fill from such Initial Shipper.

ARTICLE THIRTEEN

BANKRUPTCY

     Section 13.1. Waiver of Rights in Bankruptcy. Initial Shipper expressly waives, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provision, any and all personal actions or rights it may have under Colombian law and any other applicable law as provided by Article 2488 of the Colombian Civil Code or any successor provision to demand payment and performance of obligations under the Agreement owing to such Initial Shipper from the real estate and any other tangible or intangible assets of Carrier and any right to commence, initiate or cause to be initiated any related proceeding, judicial or otherwise, against Carrier under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or to take any other action that may result in the Bankruptcy of Carrier.

ARTICLE FOURTEEN

GENERAL

     Section 14.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by certified or registered mail, or by electronic means of communication addressed to the recipient at the address and telephone number specified in the Agreement, or to such other address, individual or facsimile telephone number as may be designated by notice given by any Party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by certified or registered mail, on the fifth business day following the deposit thereof in the mail and, if given by

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electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day. The Party giving any demand, notice or other communication by electronic communication shall send the original thereof by personal delivery or by first class mail.

     Section 14.2. Amendments. These General Terms and Conditions may be amended or modified by Carrier, provided that such amendment or modification (i) does not materially diminish the rights or materially increase the burdens of any Initial Shipper, and (ii) applies equally to all Initial Shippers.

     Section 14.3. No Third Party Beneficiaries. Except as herein otherwise expressly provided to the contrary, these General Terms and Conditions shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, and no other Person shall have any right hereunder.

     Section 14.4. Severability. If, for any reason, any provision of these General Terms and Conditions is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect. Any provision of these General Terms and Conditions that is unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 14.5. Further Assurances. The Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be necessary to fulfil the respective obligations under these General Terms and Condition as and when required.

     Section 14.6. Headings. Headings contained herein are for convenience of reference only and do not constitute a part of these General Terms and Conditions.

     Section 14.7. Remedies. Each Party acknowledges and agrees that Carrier’s recourse for non-payment of Tariffs or other charges hereunder are of a commercial nature and have been negotiated at arms-length and in good faith. To the extent that Carrier shall be entitled to exercise any of the remedies available to it under the Agreement, Initial Shipper acknowledges and agrees that the exercise of any or all such remedies constitutes a reasonable recourse by Carrier in the event of a failure on the part of Initial Shipper to make timely payments of any amounts required to be paid by it hereunder.

     Section 14.8. Waiver. Initial Shipper irrevocably agrees not to claim and waives any objection which it may have now or hereafter to the exercise by Carrier of any or all of the remedies available to it under Article Four hereof to the fullest extent permitted by law, including without limitation, a defense on the grounds of forfeiture, unjust enrichment or other equitable defense.

     Section 14.9. Acknowledgement. Nothing in these General Terms and Conditions is intended to create or shall be construed as creating a partnership, joint venture, association or trust among the Parties.

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ATTACHMENT 2
to General Terms and Conditions

MINIMUM QUALITY SPECIFICATIONS AND TESTING SPECIFICATIONS

TEST		TESTING
PARAMETER	PETROLEUM	STANDARD
Sediment and water or particulates	not to exceed 0.5 % by volume.	Sediment – ASTM D473
Water - Karl Fisher

Density @ 15C	not to exceed 927 kg/m3	D4377

Viscosity @ lower of	not to exceed 250 cs.	ASTM D445 or D446
-receipt temperature
-reference temperature

Vapour pressure	not to exceed 103kPa.	ASTM D323
Reid Vapour Pressure
Receipt temperature	not to exceed 38.0 C.

Organic chlorides	none

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SCHEDULE E
To Transportation Agreement

FORM OF TRANSPORTATION NOTE

THIS TRANSPORTATION NOTE IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE TRANSPORTATION AGREEMENT DATED AS OF MARCH _____, 1995 BETWEEN OLEODUCTO CENTRAL S.A. AND [NAME OF INITIAL SHIPPER] WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OR AGENCY OF OLEODUCTO CENTRAL S.A. MAINTAINED FOR PURPOSES OF PAYMENTS WITH RESPECT TO THIS TRANSPORTATION NOTE IN NEW YORK, NEW YORK.

THIS TRANSPORTATION NOTE IS SUBORDINATED IN RIGHT OF PAYMENT AND IN LIQUIDATION TO THE RELATED SENIOR DEBT OBLIGATIONS TO THE EXTENT SET FORTH HEREIN AND IN THE COMMON SECURITY TRUST AGREEMENT REFERRED TO HEREIN.

OLEODUCTO CENTRAL S.A.

TRANSPORTATION NOTE

No. ___________	$ ___________

     1. Oleoducto Central S.A., a sociedad anónima duly organized and existing under the laws of Colombia (herein called the “Ocensa”, which term includes any successor Person thereto), for value received, hereby promises to pay to or registered assigns, the principal sum of

United States Dollars on [Semi-annual Payment Date], 2012, and to pay interest thereon semi-annually on the first Business Day in March and the first Business Day in September in each year (each, a “Semi-annual Payment Date”), commencing __________, and, after repayment in full of all Related Senior Debt at the election of the Holder, monthly on the first Business Day in each month (each, a “Monthly Payment Date”) from the date hereof or from the most recent Semi-annual Payment Date or Monthly Payment Date, as the case may be, to which interest has been paid or duly provided for, at the rate of [insert Benchmark Interest Rate and specify formula], until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Semi-annual Payment Date or Monthly Payment Date, as the case may be, will be paid to the Person in whose name this Transportation Note is registered at the close of business on the next preceding Semi-annual Payment Date or Monthly Payment Date, as the case may be, (“Record Date”). Payment of the principal of and interest on this Transportation Note will be made at the office or agency of Ocensa maintained for that purpose in [New York, New York] [offshore jurisdiction], in such coin or currency of the United States of America as at the time of payment is legal tender for

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payment of public and private debts or by wire transfer in immediately available funds to the account designated by the Holder to Ocensa not later than 10 days prior to such payment.

     2. This Transportation Note is one of a duly authorized issue of the Transportation Notes of Ocensa designated as its Transportation Notes (herein called the “Transportation Notes”), issued and to be issued under the Transportation Agreement, dated as of March 31, 1995 (herein called the “Agreement”) between Ocensa and _______________ (herein called the “Initial Shipper”) and entitled to certain benefits under the Common Security Trust Agreement, dated as of _____ ___, 1995 (herein called the “Common Security Trust Agreement”), between Ocensa and _______________ as Trustee (herein called the “Trustee”) to which Agreement and Common Security Trust Agreement and all agreements supplemental thereto reference is hereby made for a statement of the terms upon which the Transportation Notes are, and are to be, executed and delivered and of the respective rights, limitations of rights, duties and immunities thereunder of Ocensa, the Trustee, the holders of Senior Debt (the “Related Senior Lenders”) under Senior Debt Tranche [A][B][C][D] (“Related Senior Debt Tranche”) and the Holders of the Transportation Notes and the holders of repayment obligations in respect of Tariff Advances under the Agreement. As used herein, the term “Holder” means the person in whose name such Transportation Note is registered.

     3. The Transportation Notes are issuable as registered Transportation Notes, without coupons, in denominations of U.S.$1,000 and integral multiples thereof. Subject to certain limitations set forth in Paragraph 4, Transportation Notes are exchangeable for a like aggregate principal amount of Transportation Notes of any authorized denomination as requested by the Holder surrendering the same.

     4. (a) Ocensa will maintain in the Borough of Manhattan, The City of New York, New York [offshore jurisdiction], an office or agency where Transportation Notes may be surrendered for transfer or exchange.

     (b) This Transportation Note may be transferred by a written instrument of transfer in form satisfactory to Ocensa duly executed by the Holder thereof or his attorney duly authorized in writing.

     (c) In the event of a redemption or repurchase in part, Ocensa shall not be required (i) to register the transfer of or exchange any Transportation Note during a period beginning at the opening of business 15 days before the date notice is given identifying the Transportation Notes to be redeemed, or (ii) to register the transfer of or to exchange any Transportation Note, or portion thereof, called for redemption or as to which a notice to purchase has been given under Section 7(e) hereof.

     (d) Ocensa and any paying agency of Ocensa may deem and treat the person in whose name a Transportation Note is registered as the owner hereof for all purposes, whether or not this Transportation Note is overdue, and neither Ocensa nor any such agent shall be affected by notice to the contrary.

     5. (a) Ocensa shall pay to the Holder in The City of New York [offshore jurisdiction], on or prior to each Semi-annual Payment Date or Monthly Payment Date, as the

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case may be, any redemption date and the maturity date of the Transportation Notes, in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts, amounts sufficient to pay the interest on, the redemption price of and accrued interest (if the redemption date is not a Semi-annual Payment Date or Monthly Payment Date, as the case may be) on, and the principal of, the Transportation Notes due and payable on such Semi-annual Payment Date or Monthly Payment Date, redemption date or maturity date, as the case may be. Ocensa shall have the right, in its sole discretion, to set off against sums due by it under this Transportation Note the unpaid amount of any equity contribution with respect to which a shareholder affiliated with the Initial Shipper is in default under its subscription agreement with Ocensa.

     (b) In any case where the date for the payment of the principal of or interest on any Transportation Note or the date fixed for redemption of any Transportation Note shall be at any place of payment a day on which banking institutions are authorized or obligated by law to close, then payment of principal or interest need not be made on such date at such place but may be made on the next succeeding day at such place of payment which is not a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date for the payment of the principal or interest or the date fixed for redemption, and no interest shall accrue for the period after such date.

     6. Ocensa shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein on or in respect of the Holder.

     7. (a) The Transportation Notes are subject to redemption at any time, as a whole or in part, at the election of Ocensa, at a redemption price equal to 100% of the principal amount, together with accrued interest (except if the redemption date is a Semi-annual Payment Date or Monthly Payment Date, as the case may be) to the redemption date, but interest installments on Transportation Notes that are due on or prior to such redemption date will be payable to the Holders of such Transportation Notes of record at the close of business on the relevant Record Dates referred to above.

     (b) In the case of any partial redemption of Transportation Notes, the Transportation Notes to be redeemed shall be selected by Ocensa not more than 60 days prior to the redemption date, from the Outstanding Transportation Notes not previously called for redemption, by such method as Ocensa shall deem fair and appropriate and which may provide for the selection for redemption of portions (not less than U.S.$25,000) of the principal amount of Transportation Notes.

     (c) Notices to redeem Transportation Notes shall be given to Holders of Transportation Notes in writing mailed, first-class postage prepaid, to each Holder of Transportation Notes, or portions thereof, so to be redeemed, at his address as it appears on the books of Ocensa. Such notice will be given once not more than 30 days nor less than 15 days prior to the date fixed for redemption. Notices to redeem Transportation Notes shall specify the date fixed for redemption, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of the Transportation Notes to be redeemed (or portion thereof in the case of a partial redemption), that interest accrued to the date fixed for

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redemption (unless the redemption date is a Semi-annual Payment Date or Monthly Payment Date, as the case may be) will be paid as specified in said notice, and that on and after said date interest thereon will cease to accrue. In the case of a partial redemption, the redemption notice shall specify the last date prior to the second notice on which exchanges or registration of transfers of Transportation Notes may be made and shall also specify the Transportation Notes called for redemption and the aggregate principal amount of the Transportation Notes to remain outstanding after the redemption.

     (d) If notice of redemption has been given in the manner set forth in Paragraph 7(c) hereof, the Transportation Notes so to be redeemed shall become due and payable on the redemption date specified in such notice and upon presentation and surrender of the Transportation Notes at the place or places specified in such notice, the Transportation Notes shall be paid and redeemed by Ocensa at the places and in the manner and currency herein specified and at the redemption price together with accrued interest (unless the redemption date is a Semi-annual Payment Date) to the redemption date. If monies for the redemption of the Transportation Notes are not made available for payment until after the redemption date, the Transportation Notes called for redemption shall not cease to bear interest until such monies have been so made available.

     (e) The Holder of this Transportation Note may on at least 15 days, but not more than 30 days, prior written notice require Ocensa to purchase all or part of this Transportation Note on the next applicable Payment Date at a purchase price equal to 100% of the principal amount thereof, together with accrued interest to the date purchased, provided, however, that the total purchase price for this Transportation Note (or a portion thereof) taken together with the aggregate purchase price for all other Transportation Notes to be repurchased and all other Transportation Repayment Obligations to be refunded on such Payment Date shall not exceed the accumulated Non-Cash Items credited to the Related Account (as defined in the Agreement) of the Initial Shipper as of such Payment Date less any application of Non-Cash Items from such Related Account on such Payment Date to any other transactions that have priority over purchase of this Transportation Note. In the event that Ocensa cannot purchase the full amount of this Transportation Note to be purchased because of the preceding proviso, the principal and interest on this Transportation Note to be so purchased shall be pro rated in proportion to all other Transportation Notes to be purchased and all other repayment obligations in respect of Tariff Advances to be refunded on such Payment Date. Ocensa shall have no obligation to purchase any portion of this Transportation Note if the purchase price for such portion would be less than $25,000.

     (f) Any Transportation Note which is to be redeemed only in part shall be surrendered with, if Ocensa so requires, due endorsement by, or a written instrument of transfer in form satisfactory to Ocensa duly executed by, the Holder thereof or his attorney duly authorized in writing, and Ocensa shall execute and deliver to the Holder of such Transportation Note without service charge a new Transportation Note or Transportation Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Transportation Note so surrendered.

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     (g) Transportation Notes redeemed or otherwise acquired by Ocensa will forthwith be delivered to Ocensa for cancellation and may not be reissued or resold, except that Transportation Notes delivered to Ocensa in replacement of mutilated, lost, stolen or destroyed Transportation Notes pursuant to Paragraph 12 hereof.

     8. (a) The indebtedness evidenced by this Transportation Note is subordinate and subject in right of payment to the prior payment in full of all Senior Debt Obligations under the Related Senior Debt Tranche (“Related Senior Debt Obligations”). The Holder agrees that it will not ask, demand, sue for, take or receive from Ocensa, by set-off or in any other manner, or retain, payment (in whole or in part) of interest on or principal of the Transportation Notes, or any security therefor, other than payments made at the times, in the amounts and to the extent permitted under the Common Security Trust Agreement, such payments being herein called “Permitted Payments”, unless and until all Related Senior Debt Obligations have been paid in full. The Holder directs Ocensa to make, and Ocensa agrees to make, such prior payment of the Related Senior Debt Obligations.

     (b) In the event of (i) Bankruptcy of Ocensa or (ii) any liquidation, dissolution or other winding up of Ocensa, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Ocensa, then and in any such event the Related Senior Lenders shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Related Senior Debt Obligations before the Holder shall be entitled to receive any payment on account of the Transportation Notes (whether in respect of principal, interest, fees, indemnities, commissions, or otherwise), and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Transportation Notes in any such Bankruptcy, proceeding, dissolution, liquidation or other winding up or event shall instead be paid or delivered directly to the Related Senior Lenders for application to Related Senior Debt Obligations, whether or not due, until Related Senior Debt Obligations shall have first been fully paid and satisfied in cash.

     (c) A transaction permitted under Section 6.1(b) of the Common Security Trust Agreement shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of Ocensa for the purposes of paragraph (b) above.

     (d) In the event and during the continuation of any default in the payment when due of any principal of or interest on or any other amount payable in respect of any Related Senior Debt, unless and until such payment shall have been made, then no payment (including no Permitted Payment) shall be made by Ocensa on or in respect of the Transportation Notes. The provisions of this paragraph shall not apply to any payment with respect to which the two preceding paragraphs would be applicable.

     (e) In the event that, notwithstanding the terms hereof, the Holder receives on account or in respect of the Transportation Notes any distribution of assets by Ocensa or payment by or on behalf of Ocensa of any kind or character, whether in cash, securities or other property, other than a Permitted Payment, the Holder shall hold in trust (as property of the

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Related Senior Lenders to which such Related Senior Debt Obligations are owed) for the benefit of, and shall, immediately upon receipt thereof, pay over or deliver to, such Related Senior Lenders, such distribution or payment in precisely the form received (except for the endorsement or assignment by the Holder where necessary) for application in accordance with the Senior Debt Agreements with such Senior Lenders. In the event of failure of the Holder to make any such endorsement or assignment, the Related Senior Lenders are irrevocably authorized to make the same.

     (f) The Holder (i) irrevocably authorizes and empowers (without imposing any obligation on) the Trustee on behalf of the Related Senior Lenders to demand, sue for, collect, receive and receipt for all payments and distributions on or in respect of the Transportation Notes which are required to be paid or delivered to the Related Senior Lenders, as provided herein, and to file and prove all claims therefor and take all such other action, in the name of the Holder or otherwise, as the Trustee on behalf of the Related Senior Lenders may determine to be necessary or appropriate for the enforcement of these subordination provisions, all in such manner as the Majority Senior Lenders (as defined in the Common Security Trust Agreement) to which the dated Senior Debt Obligations are owed shall instruct, (ii) irrevocably authorize and empower (without imposing any obligation on) the Trustee to vote the Transportation Notes (including, without limitation, voting the Transportation Notes in favor of or in opposition to any matter which may come before any meeting of creditors of Ocensa generally or in connection with, or in anticipation of, any Bankruptcy of Ocensa but only to the extent consistent with the agreements in Section 2.2(b) of the Common Security Trust Agreement and Paragraph 11(a)) in such manner as the Majority Senior Lenders (as defined in the Common Security Trust Agreement) to which such Related Senior Debt Obligations are owed shall instruct and (iii) agree to execute and deliver to the Trustee all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by the Trustee on behalf of the Related Senior Lenders in order to enable the Trustee on behalf of the Related Senior Lenders to enforce all claims upon or in respect of the Transportation Notes.

     (g) The Holder agrees, for the benefit of each Related Senior Lender, that it will give the Trustee prompt notice of any default by Ocensa in respect of the Transportation Notes.

     (h) No failure on the part of the Related Senior Lenders or the Trustee acting on their behalf, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by Related Senior Lenders or the Trustee, nor shall any single or partial exercise by the Related Senior Lenders or the Trustee of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Related Senior Lenders or the Trustee or allowed to the Related Senior Lenders or the Trustee by law or other agreement shall be cumulative and not exclusive the one of any other, and may be exercised by the Related Senior Lenders or the Trustee from time to time.

     (i) Without in any way limiting the generality of the foregoing paragraph, the Related Senior Lenders may, at any time and from time to time, without the consent of or notice

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to the Holder, without incurring responsibility to the Holder, and without impairing or releasing the subordination provided herein or the obligations hereunder of the Holder, do any one or more of the following: (i) change the manner, place or terms of payment of or extend the time of payment of, or renew or alter, Related Senior Debt Obligations, or otherwise amend or supplement in any manner Related Senior Debt Obligations or any instrument evidencing the same or any agreement under which Related Senior Debt Obligations are outstanding or the Common Security Trust Agreement; (ii) release any person liable in any manner for the Related Senior Debt Obligations; and (iii) exercise or refrain from exercising any rights against Ocensa and any other person. The Holder unconditionally waives notice of the incurring of Related Senior Debt Obligations or any part thereof.

     (j) Subject to the payment in full of all Related Senior Debt Obligations, the Holder shall be subrogated to the rights of the Related Senior Lenders to receive distribution of assets of Ocensa, or payments by or on behalf of Ocensa, if any, made on the Related Senior Debt Obligations, until the Transportation Notes shall be paid in full. For purposes of such subrogation, no payments over, including no payments or distributions to the Related Senior Lenders of any cash, property or securities to which the Holder would be entitled except for the provisions hereof, pursuant to the provisions hereof, to the Related Senior Lenders by the Holder shall, as among Ocensa, its creditors other than the Related Senior Lenders and the Holder, be deemed to be a payment or distribution by Ocensa on account of the Related Senior Debt Obligations.

     (k) These subordination provisions are intended solely to define the relative rights of the Holder and its successors and assigns on the one hand and the Related Senior Lenders and the Related Senior Lenders’ respective successors and assigns on the other hand. Nothing contained herein shall (i) impair, as among Ocensa, its creditors other than Related Senior Lenders and the Holder, the obligation of Ocensa is absolute and unconditional (and which, subject to the rights hereunder of the Related Senior Lenders, is intended to rank equally with all other unsubordinated obligations of Ocensa in respect of money borrowed), to pay the principal of and interest on the Transportation Notes as and when the same shall become due and payable in accordance with the terms thereof or (ii) affect the relative rights against Ocensa of the Holder and creditors of Ocensa other than Related Senior Lenders.

     (l) The Holder of this Transportation Note, by accepting the same, (i) agrees to and shall be bound by such subordination provisions, (ii) authorizes and directs Ocensa and the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (iii) appoints each of Ocensa and the Trustee his attorneys-in-fact for any and all such purposes.

     9. (a) In the event all the Senior Debt of the Related Senior Debt Tranche becomes due and payable prior to its maturity, then all the principal of this Transportation Note and the interest accrued hereon shall, thereupon become due and payable immediately without further notice.

     (b) In the event of the Bankruptcy of Ocensa, the Holder of this Transportation Note may declare all the principal and interest accrued hereon due and payable immediately by notice in writing to Ocensa.

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     10. (a) The Common Security Trust Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of Ocensa and the rights of the Holders of the Transportation Notes under the Common Security Trust Agreement at any time by the Trustee without the consent of the Holders.

     (b) No reference herein to the Agreement and the Common Security Trust Agreement and no provision of this Transportation Note or of the Agreement or of the Common Security Trust Agreement shall alter or impair the obligation of Ocensa, which is absolute and unconditional, to pay the principal of and interest on this Transportation Note at the times, place and rate, and in the coin or currency, herein prescribed.

     11. (a) So long as any Related Senior Debt is outstanding, regardless of anything contained in this Transportation Note, the Agreement or the Common Security Trust Agreement to the contrary, (i) the recourse of the Trustee or any Holder for payment and performance obligations of Ocensa under this Transportation Note shall be limited solely to the right to receive payment under Section 4.4 of the Common Security Trust Agreement, and none of (A) Ocensa, (B) any Person’s obligations to Ocensa which form part of the Collateral, (C) any Person owning, directly or indirectly, any legal or beneficial interest in Ocensa or in any such Person, or (D) any partner, principal, officer, controlling person, beneficiary, trustee, shareholder, employee, agent, affiliate or director of any Person described in clauses (A) through (C) above shall be personally liable for the payment or performance of any such obligations and (II) each Holder expressly waives, as authorized by Article 15 of the Colombian Civil Code and Article 822 of the Colombian Code of Commerce or any successor provisions, any and all personal actions or rights they may have under Colombian law as provided by Article 2488 of the Colombian Civil Code or any successor provisions to demand payment and performance of such obligations owing to such Holder from the real estate and any other tangible or intangible assets of any Person described in clauses (A) through (D) and any right hereunder to commence any proceeding, judicial or otherwise, against Ocensa under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors or take any other action that may result in Bankruptcy of Ocensa; provided, however, that in each of cases (i) and (ii), the foregoing shall not impair the validity of the Collateral created by or pursuant to the Common Security Trust Agreement or the right of the Trustee to foreclose and/or enforce any rights or remedies in and to the Collateral upon the occurrence of a default as provided in the Common Security Trust Agreement; provided further, however, that in the event of Bankruptcy of Ocensa, as to Ocensa but not as to any person listed in clauses (B) through (D) above, such recourse shall not be so limited and such waiver shall not so apply subsequent to such Bankruptcy, except that such recourse shall continue to be so limited and such waiver shall continue to apply with respect to Holders of Transportation Notes, or the Trustee acting on behalf or for the benefit of such Holders, if such Bankruptcy of Ocensa was commenced, initiated, caused to be initiated or otherwise resulted from any action of any such Holder, of any holder of Transportation Repayment Obligations under the Agreement or of the Trustee on behalf or for the benefit of any such Holder or holder.

     (b) No remedy conferred upon the Holder or the Trustee herein or pursuant to the Common Security Trust Agreement is intended to be exclusive of any other remedy so

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conferred and each and every such remedy shall be cumulative. The remedies conferred herein or pursuant hereto shall be exclusive to every other remedy now or hereafter existing contractually, at law or in equity or by statute or otherwise.

     (c) The amounts payable by Ocensa at any time under this Transportation Note shall be a separate and independent debt and the Holder, except as otherwise specifically provided in this Transportation Note and the Common Security Trust Agreement, shall be entitled to protect and enforce its rights arising out of this Transportation Note and the Common Security Trust Agreement, and, except as aforesaid, it shall not be necessary for any other Holder or the Trustee to consent to or be joined as an additional party in, any proceedings for such purposes.

     (d) No failure on the part of the Trustee or any Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Transportation Note and the Common Security Trust Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document nor preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No Holder shall be responsible for the failure of any other Holder or the Trustee to perform its obligations hereunder or under the Common Security Trust Agreement.

     (e) So long as any Related Senior Debt is outstanding, no Holder shall have the right to commence any proceeding, judicial or otherwise, to enforce any judgment obtained by it in respect of the obligations hereunder or otherwise under the Common Security Trust Agreement, against Ocensa, it being understood and intended that no Holder shall have any rights in any manner whatever to affect, disturb or prejudice the rights created by or pursuant to the Common Security Trust Agreement of any of the other Holders, or to obtain or seek to obtain priority or preference over any other Holder or to enforce any rights under this Transportation Note or the Common Security Trust Agreement except in the manner herein and therein provided.

     12. (a) If any mutilated Transportation Note is surrendered to Ocensa, Ocensa shall execute and deliver in exchange therefor a new Transportation Note of like tenor and principal amount, bearing a number not contemporaneously outstanding, appertaining to the surrendered Transportation Note.

     (b) If there be delivered to Ocensa (i) evidence to its satisfaction of the destruction, loss or theft of any Transportation Note, and (ii) such security or indemnity as may be required by it to save it and any agent of it harmless, then, in the absence of notice to Ocensa that such Transportation Note has been acquired by a bona fide purchaser, Ocensa shall execute and deliver in lieu of any such destroyed, lost or stolen Transportation Note a new Transportation Note of like tenor and principal amount and bearing a number not contemporaneously outstanding, appertaining to such destroyed, lost or stolen Transportation Note.

     (c) Upon the issuance of any new Transportation Note under this Section, Ocensa may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and the expenses of any agent) connected therewith.

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     (d) Every new Transportation Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Transportation Note, shall constitute an original additional contractual obligation of Ocensa, whether or not the destroyed, lost or stolen Transportation Note shall be at any time enforceable by anyone.

     (e) Any new Transportation Note delivered pursuant to this Section shall be so dated that neither gain nor loss in interest shall result from such exchange.

     (f) The provisions of this Section 12 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Transportation Notes.

     13. Ocensa hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of the Transportation Notes, and to constitute the same the valid obligations of Ocensa, have been done and performed and have happened in due compliance with all applicable laws.

     14. THIS TRANSPORTATION NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     15. All terms used in this Transportation Note which are defined in the Agreement shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, Ocensa has caused this instrument to be duly executed and delivered.

Dated:

OLEODUCTO CENTRAL S.A.

By ______________________________________

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SCHEDULE F
to Transportation Agreement

FORM OF DESIGNATION NOTICE

[Date]

TO:	Oleoducto Central S.A. (“Carrier”)

FROM:	[Initial Shipper]

RE:	Notice of Designation pursuant to Section 4.3(d) of the
Transportation Agreement dated as of March 31, 1995,
as amended from time to time in accordance with the
terms thereof (“Transportation Agreement”)

     [Initial Shipper] hereby instructs Carrier to disburse to [name of bank, transit and account numbers] all proceeds due to [Initial Shipper] under Section 4.3(d) of the Transportation Agreement.

     All defined terms used herein and not defined herein have the meanings assigned to them in the Transportation Agreement.

[INITIAL SHIPPER]

By:	_____________________________________
Name:
Title:

K-F-1

 SCHEDULE G
to Transportation Agreement

FORM OF DISPUTED INVOICE NOTICE

[Date]

TO:	Oleoducto Central S.A. (“Carrier”)
FROM:	[Initial Shipper]
RE:	Notice of Disputed Invoice Pursuant to Section 4.5 of the
Transportation Agreement dated as of March 31, 1995, as
amended from time to time in accordance with the terms
thereof (“Transportation Agreement”)

     [Initial Shipper] hereby notifies Carrier that it disputes the amount of $___ set forth on the interim statement, dated ________________, 19__ for the reasons set forth in detail below:

[Insert details]

     All defined terms used herein and not defined herein have the meanings assigned to them in the Transportation Agreement.

[INITIAL SHIPPER]

By:	_____________________________________
Name:
Title:

K-G-1

SCHEDULE H
to Transportation Agreement

CENTRAL LLANOS CONTRACTS

1.	Contrato de Asociación Casanare among Kelt Colombia S.A., L.L. & E., Homcol and Hocol S.A.

2.	Contrato de Asociación Estero among Kelt Colombia S.A., Hocol S.A. and Homcol.

3.	Contrato de Asociación Garcero among Kelt Colombia S.A., Hocol S.A. and Homcol.

4.	Contrato de Asociación Upia (Lasmo Oil (Colombia) Limited).

5.	Contrato de Asociación Rio Meta between Petrobras Internacional S.A.-Braspetro and Hocol S.A.

6.	Contrato de Asociación Cubarral (Chevron Petroleum Company).

7.	Contrato de Asociación Caño La Hermosa (Nomeco Colombia Oil Co.).

8.	Contrato de Asociación Corocera with Kelt Colombia S.A.

9.	Contrato de Asociación Orocue with Kelt Colombia S.A.

10.	Contrato de Concesión Trinidad-Yalea between Kelt Colombia S.A and the Colombian government.

11.	All fields owned by Ecopetrol in the Llanos area which on the date of the Agreement are in production.

K-H-1